Exhibit 99.1

Forward-looking statements

This offering memorandum contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “target,” “estimate,” “project,” “intend” and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement our strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding our services, the expansion of our services, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

•	changes in government reimbursement for our services and/or new payment policies may result in a reduction in net operating revenues, an increase in costs, and a reduction in profitability;

•	the failure of our Medicare-certified long term care hospitals (“LTCHs”) or inpatient rehabilitation facilities (“IRFs”) to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•	the failure of our Medicare-certified LTCHs and IRFs operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources, or expose us to unforeseen liabilities;

•	our plans and expectations related to our acquisitions, including the acquisition of U.S. HealthWorks by Concentra in early 2018, and our ability to realize anticipated synergies;

•	private third-party payors for our services may adopt payment policies that could limit our future net operating revenues and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•	shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•	competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•	a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•	other factors discussed under the heading “Risk Factors” herein or incorporated by reference from our annual report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 21, 2019, our quarterly reports on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 2, 2019, and for the quarter ended June 30, 2019, filed with the SEC on August 1, 2019, and Holdings’ quarterly report on Form 10-Q for the quarter ended September 30, 2019, filed with the SEC on October 31, 2019.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Unless otherwise indicated, the terms “Holdings” refers only to Select Medical Holdings Corporation, our parent holding company, and “Select,” “our company,” “us,” “we” and “our” refer to Select Medical Corporation together with its subsidiaries. As used herein the term “Adjusted EBITDA” shall have the meaning provided in “—Summary historical consolidated financial and other data” below.

Our Business

Overview

We began operations in 1997 and, based on the number of facilities, are one of the largest operators of critical illness recovery hospitals (previously referred to as long term acute care hospitals), rehabilitation hospitals (previously referred to as inpatient rehabilitation facilities), outpatient rehabilitation clinics, and occupational health centers in the United States. As of September 30, 2019, we had operations in 47 states and the District of Columbia. As of September 30, 2019, we operated 100 critical illness recovery hospitals in 28 states, 29 rehabilitation hospitals in 12 states, and 1,707 outpatient rehabilitation clinics in 37 states and the District of Columbia. As of September 30, 2019, Concentra, a joint venture subsidiary, operated 523 occupational health centers in 41 states. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics (“CBOCs”).

We manage our company through four business segments: our critical illness recovery hospital segment, our rehabilitation hospital segment, our outpatient rehabilitation segment, and our Concentra segment. We had net operating revenues of $5,344.0 million for the twelve months ended September 30, 2019. Of this total, we earned approximately 34% of our net operating revenues from our critical illness recovery hospital segment, approximately 12% from our rehabilitation hospital segment, approximately 19% from our outpatient rehabilitation segment, and approximately 30% from our Concentra segment. Our critical illness recovery hospital segment consists of hospitals designed to serve the needs of patients recovering from critical illnesses, often with complex medical needs, and our rehabilitation hospital segment consists of hospitals designed to serve patients that require intensive physical rehabilitation care. Patients are typically admitted to our critical illness recovery hospitals and rehabilitation hospitals from general acute care hospitals. Our outpatient rehabilitation segment consists of clinics that provide physical, occupational, and speech rehabilitation services. Our Concentra segment consists of occupational health centers and contract services provided at employer worksites that deliver occupational medicine, physical therapy, and consumer health services. Additionally, our Concentra segment delivers veteran’s healthcare through its Department of Veterans Affairs CBOCs. During 2019, we began reporting the net operating revenues and expenses associated with employee leasing services provided to our non-consolidating subsidiaries as part of our other activities. Previously, these services were reflected in the financial results of our reportable segments. Under these employee leasing arrangements, actual labor costs are passed through to our non-consolidating subsidiaries, resulting in our recognition of net operating revenues equal to the actual labor costs incurred. Prior year results that are presented in our consolidated financial statements and the accompanying notes that are included in this offering memorandum and Holdings’ consolidated financial statements and the accompanying notes contained in Holdings’ quarterly report on Form 10-Q for the quarter ended September 30, 2019 incorporated by reference into this offering memorandum have been changed to conform to the current presentation.

Critical illness recovery hospitals

We are a leading operator of critical illness recovery hospitals in the United States, which are certified by Medicare as LTCHs. The key elements of our critical illness recovery hospital strategy are to:

Focus on specialized inpatient services. We serve highly acute patients and patients with debilitating injuries and rehabilitation needs that cannot be adequately cared for in a less medically intensive environment, such as a skilled nursing facility. Chronically critically ill patients admitted to our critical illness recovery hospitals require long stays, benefiting from a more specialized and targeted clinical approach. Our care model is distinct from what patients experience in general acute care hospitals.

Provide high-quality care and service. Our critical illness recovery hospitals serve a critical role in comprehensive healthcare delivery. Through our specialized treatment programs and staffing models, we treat patients with acute, highly complex, and specialized medical needs. Our treatment programs focus on specific patient needs and medical conditions, such as ventilator weaning protocols, comprehensive wound care assessments and treatment protocols, medication review and antibiotic stewardship, infection control and prevention, and customized mobility, speech, and swallow programs. Our staffing models ensure that patients have the appropriate clinical resources over the course of their stay. We maintain quality assurance programs to support and monitor quality of care standards and to meet regulatory requirements and maintain Medicare certifications. We believe that we are recognized for providing quality care and service, which helps develop brand loyalty in the local areas we serve.

Our treatment programs are continuously reassessed and updated based on peer-reviewed literature. This approach provides our clinicians access to the best practices and protocols that we have found to be effective in treating various conditions in this population such as respiratory failure, non-healing wounds, brain injury, renal dysfunction, and complex infectious diseases. In addition, we customize these programs to provide a treatment plan tailored to meet our patients’ unique needs. The collaborative team-based approach coupled with the intense focus on patient safety and quality affords these highly complex patients the best opportunity to recover from catastrophic illness. This comprehensive care model is ultimately measured by the functional recovery of each of our patients.

The quality of the patient care we provide is continually monitored using several measures, including clinical outcomes data and analyses and patient satisfaction surveys. Quality metrics from our critical illness recovery hospitals are used to create monthly, quarterly, and annual reporting for our leadership team. In order to benchmark ourselves against other hospitals, we collect our clinical and patient satisfaction information and compare it to national standards and the results of other healthcare organizations. We are required to report quality measures to individual states based on unique requirements and laws. We also submit required quality data elements to the Center for Medicare & Medicaid Services (“CMS”).

Control operating costs. We continually seek to improve operating efficiency and control costs at our critical illness recovery hospitals by standardizing operations and centralizing key administrative functions. These initiatives include:

•	centralizing administrative functions such as accounting, finance, treasury, payroll, legal, operational support, human resources, compliance, and billing and collection;

•	standardizing management information systems to assist in capturing the medical record, accounting, billing, collections, and data capture and analysis; and

•	centralizing sourcing and contracting to receive discounted prices for pharmaceuticals, medical supplies, and other commodities used in our operations.

Increase commercial volume. We have focused on continued expansion of our relationships with commercial insurers to increase our volume of patients with commercial insurance in our critical illness recovery hospitals. We believe that commercial payors seek to contract with our hospitals because we offer our patients high-quality, cost-effective care at more attractive rates than general acute care hospitals. We also offer commercial enrollees customized treatment programs not typically offered in general acute care hospitals.

Pursue opportunistic acquisitions. We may grow our network of critical illness recovery hospitals through opportunistic acquisitions. When we acquire a critical illness recovery hospital or a group of related facilities, a team of our professionals is responsible for formulating and executing an integration plan. We seek to improve financial performance at such facilities by adding clinical programs that attract commercial payors, centralizing administrative functions, and implementing our standardized resource management programs.

Rehabilitation hospitals

The key elements of our rehabilitation hospital strategy are to:

Focus on specialized inpatient services. We serve patients with debilitating injuries and rehabilitation needs that cannot be adequately cared for in a less medically intensive environment, such as a skilled nursing facility. Generally, patients in our rehabilitation hospitals require longer stays and can benefit from more specialized and intensive clinical care than patients treated in general acute care hospitals and require more intensive therapy than that provided in outpatient rehabilitation clinics.

Provide high-quality care and service. Our rehabilitation hospitals serve a critical role in comprehensive healthcare delivery. Through our specialized treatment programs and staffing models, we treat patients with complex and specialized medical needs. Our specialized treatment programs focus on specific patient needs and medical conditions, such as rehabilitation programs for brain trauma and spinal cord injuries. We also focus on specific programs of care designed to restore strength, improve physical and cognitive function, and promote independence in activities of daily living for patients who have suffered complications from strokes, amputations, cancer, and neurological and orthopedic conditions. Our staffing models ensure that patients have the appropriate clinical resources over the course of their stay. We maintain quality assurance programs to support and monitor quality of care standards and to meet regulatory requirements and maintain Medicare certifications. We believe that we are recognized for providing quality care and service, which helps develop brand loyalty in the local areas we serve.

Our treatment programs, which are continuously reassessed and updated, benefit patients because they give our clinicians access to the best practices and protocols that we have found to be most effective in treating various conditions such as brain and spinal cord injuries, strokes, and neuromuscular disorders. In addition, we combine or modify these programs to provide a treatment plan tailored to meet our patients’ unique needs. We measure the outcomes and successes of our patients’ recovery in order to provide the best possible patient care and service.

The quality of the patient care we provide is continually monitored using several measures, including clinical outcomes data and analyses and patient satisfaction surveys. Quality metrics from our rehabilitation hospitals are used to create monthly, quarterly, and annual reporting for our leadership team. In order to benchmark ourselves against other hospitals, we collect our clinical and patient satisfaction information and compare it to national standards and the results of other healthcare organizations. We are required to report quality measures to individual states based on unique requirements and laws. We also submit required quality data elements to CMS.

Control operating costs. We continually seek to improve operating efficiency and control costs at our rehabilitation hospitals by standardizing operations and centralizing key administrative functions. These initiatives include:

•	centralizing administrative functions such as accounting, finance, treasury, payroll, legal, operational support, human resources, compliance, and billing and collection;

•	standardizing management information systems to assist in capturing the medical record, accounting, billing, collections, and data capture and analysis; and

•	centralizing sourcing and contracting to receive discounted prices for pharmaceuticals, medical supplies, and other commodities used in our operations.

Increase commercial volume. We have focused on continued expansion of our relationships with commercial insurers to increase our volume of patients with commercial insurance in our rehabilitation hospitals. We believe that commercial payors seek to contract with our rehabilitation hospitals because we offer our patients high-quality, cost-effective care at more attractive rates than general acute care hospitals. We also offer commercial enrollees customized and comprehensive rehabilitation treatment programs not typically offered in general acute care hospitals.

Develop rehabilitation hospitals through Pursuing Joint Ventures with Large Healthcare Systems. By leveraging the experience of our senior management and development team, we believe that we are well positioned to expand our portfolio of joint ventured operations. When we identify joint venture opportunities, our development team conducts an extensive review of the area’s referral patterns and commercial insurance rates to determine the general reimbursement trends and payor mix. Once discussions commence with a healthcare system, we refine the specific needs of a joint venture, which could include working capital, the construction of new space, or the leasing and renovation of existing space. A joint venture typically consists of us and the healthcare system contributing certain post-acute care businesses into a newly formed entity. We typically function as the manager and hold either a majority or minority ownership interest. We bring clinical expertise and clinical programs that attract commercial payors and implement our standardized resource management programs, which may improve the clinical outcome and enhance the financial performance of the joint venture.

Pursue opportunistic acquisitions. We may grow our network of rehabilitation hospitals through opportunistic acquisitions. When we acquire a rehabilitation hospital or a group of related facilities, a team of our professionals is responsible for formulating and executing an integration plan. We seek to improve financial performance at such facilities by adding clinical programs that attract commercial payors, centralizing administrative functions, and implementing our standardized resource management programs.

Outpatient rehabilitation

The key elements of our outpatient rehabilitation strategy are to:

Provide high-quality care and service. We are focused on providing a high level of service to our patients throughout their entire course of treatment. To measure satisfaction with our service we have developed surveys for both patients and physicians. Our clinics utilize the feedback from these surveys to continuously refine and improve service levels. We believe that by focusing on quality care and offering a high level of customer service we develop brand loyalty which allows us to strengthen our relationships with referring physicians, employers, and health insurers to drive additional patient volume.

Increase market share. We strive to establish a leading presence within the local areas we serve. To increase our presence, we seek to open new clinics in our existing markets. This allows us to realize economies of scale, heightened brand loyalty, and workforce continuity. We also focus on increasing our workers’ compensation and commercial/managed care payor mix.

Expand rehabilitation programs and services. Through our local clinical directors of operations and clinic managers within their service areas, we assess the healthcare needs of the areas we serve. Based on these assessments, we implement additional programs and services specifically targeted to meet demand in the local community. In designing these programs we benefit from the knowledge we gain through our national network of clinics. This knowledge is used to design programs that optimize treatment methods and measure changes in health status, clinical outcomes, and patient satisfaction.

Optimize payor contract reimbursements. We review payor contracts scheduled for renewal and potential new payor contracts to assure reasonable reimbursements for the services we provide. Before we enter into a new contract with a commercial payor, we evaluate it with the aid of our contract management system. We assess the reasonableness of the reimbursements by evaluating past and projected patient volume and clinic capacity. We create a retention strategy for the top performing contracts and a renegotiation strategy for contracts that do not meet our defined criteria. We believe that our national footprint and our strong reputation enable us to negotiate favorable reimbursement rates with commercial insurers.

Maintain strong community and employee relations. We believe that the relationships between our employees and the referral sources in their communities are critical to our success. Our referral sources, such as physicians and healthcare case managers, send their patients to our clinics based on three factors: the quality of our care, the customer service we provide, and their familiarity with our therapists. We seek to retain and motivate our therapists by implementing a performance-based bonus program, a defined career path with the ability to be promoted from within, timely communication on company developments, and internal training programs. We also focus on empowering our employees by giving them a high degree of autonomy in determining local area strategy. We seek to identify therapists who are potential business leaders. This management approach reflects the unique nature of each local area in which we operate and the importance of encouraging our employees to assume responsibility for their clinic’s financial and operational performance.

Pursue opportunistic acquisitions. We may grow our network of outpatient rehabilitation facilities through opportunistic acquisitions. We believe our size and centralized infrastructure allow us to take advantage of operational efficiencies and improve financial performance at acquired facilities.

Concentra

The key elements of our Concentra strategy are to:

Provide high-quality care and service. We strive to provide a high level of service to our patients and our employer customers. We measure and monitor patient and employer satisfaction and focus on treatment programs to provide the best clinical outcomes in a consistent manner. Our programs and services have proven that aggressive treatment and management of workers’ injuries can more rapidly restore employees to better health which reduces workers’ compensation indemnity claim costs for our employer customers.

Focus on occupational medicine. Our history as an industry leader in the provision of occupational medicine services provides the platform for Concentra to grow this service offering. Complementary service offerings help drive additional growth in this business line.

Pursue direct employer relationships. We believe we provide occupational health services in a cost-effective manner to our employer customers. By establishing direct relationships with these customers, we seek to reduce overall costs of their workers’ compensation claims, while improving employee health, and getting their employees back to work faster.

Increase presence in the areas we serve. We strive to establish a strong presence within the local areas we serve. To increase our presence, we seek to expand our services and programs and to open new occupational health centers and employer onsite locations. This allows us to realize economies of scale, heightened brand loyalty, and workforce continuity.

Pursue opportunistic acquisitions. We may grow our network and expand our geographic reach through opportunistic acquisitions, such as the acquisition of U.S. HealthWorks in early 2018. We believe our size and centralized infrastructure allow us to take advantage of operational efficiencies and improve financial performance at acquired facilities.

Other

Other activities include our corporate services and certain other minority investments in other healthcare related businesses. These include investments in companies that provide specialized technology and services to healthcare entities, as well as providers of complementary services.

Our competitive strengths

We believe that the success of our business model is based on a number of competitive strengths, including our position as a leading operator in each of our business segments, our proven financial performance, our strong cash flow, our significant scale, our experience in completing and integrating acquisitions, our partnerships with large healthcare systems, our ability to capitalize on consolidation opportunities, and our experienced management team.

Leading operator in distinct but complementary lines of business. We believe that we are a leading operator in our business segments based on number of facilities in the United States. Our leadership position and reputation as a high-quality, cost-effective healthcare provider in each of our business segments allows us to attract patients and employees, aids us in our marketing efforts to referral sources, and helps us negotiate payor contracts. In our critical illness recovery hospital segment, we operated 100 critical illness recovery hospitals in 28 states as of September 30, 2019. In our rehabilitation hospital segment, we operated 29 rehabilitation hospitals in 12 states as of September 30, 2019. In our outpatient rehabilitation segment, we operated 1,707 outpatient rehabilitation clinics in 37 states and the District of Columbia as of September 30, 2019. In our Concentra segment, we operated 523 occupational health centers in 41 states as of September 30, 2019. With these leading positions in the areas we serve, we believe that we are well-positioned to benefit from the rising demand for medical services due to an aging population in the United States, which will drive growth across our business segments.

Proven financial performance and strong cash flow. We have established a track record of improving the financial performance of our facilities due to our disciplined approach to revenue growth, expense management, and focus on free cash flow generation. This includes regular review of specific financial metrics of our business to determine trends in our revenue generation, expenses, billing, and cash collection. Based on the ongoing analysis of such trends, we make adjustments to our operations to optimize our financial performance and cash flow.

Significant scale. By building significant scale in each of our business segments, we have been able to leverage our operating costs by centralizing administrative functions at our corporate office.

Experience in successfully completing and integrating acquisitions. Since our inception in 1997 through 2018, we completed ten significant acquisitions for approximately $3.32 billion, which includes $418.6 million paid to acquire Physiotherapy, $1.05 billion paid to acquire Concentra, and $753.6 million paid to acquire U.S. HealthWorks. We believe that we have improved the operating performance of these businesses over time by applying our standard operating practices and by realizing efficiencies from our centralized operations and management.

Experience in partnering with large healthcare systems. Over the past several years we have partnered with large healthcare systems to provide post-acute care services. We believe that we provide operating expertise to these ventures through our experience in operating critical illness recovery hospitals, rehabilitation hospitals, and outpatient rehabilitation facilities and have improved and expanded the level of post-acute care services provided in these communities, as well as the financial performance of these operations.

Well-positioned to capitalize on consolidation opportunities. We believe that we are well-positioned to capitalize on consolidation opportunities within each of our business segments and selectively augment our internal growth. We believe that each of our business segments is largely fragmented, with many of the nation’s critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation facilities, and occupational health centers operated by independent operators lacking national or broad regional scope. With our geographically diversified portfolio of facilities in the United States, we believe that our footprint provides us with a wide-ranging perspective on multiple potential acquisition opportunities.

Experienced and proven management team. Prior to co-founding our company with our current Executive Chairman and Co-Founder, our Vice Chairman and Co-Founder founded and operated three other healthcare companies focused on inpatient and outpatient rehabilitation services. The other members of our senior management team also have extensive experience in the healthcare industry, with an average of almost 25 years in the business. In recent years, we have reorganized our operations to expand executive talent and ensure management continuity.

Industry

In the United States, spending on healthcare was 17.9% of the gross domestic product in 2017, according to CMS. An important factor driving healthcare spending is increased consumption of services due to the aging of the population. According to the U.S. Census Bureau, between 2010 and 2016 the population aged 65 and older in the United States grew 22.2%, while the total population grew 4.7%. The United States is projected to continue to experience rapid growth in its older population. In 2060, the number of Americans aged 65 and older is projected to be 95 million, compared to 49 million in 2016. We believe that an increasing number of individuals age 65 and older will drive demand for our specialized medical services.

For individuals age 65 and older, the primary source of health insurance is the federal Medicare program. Medicare utilizes distinct payment methodologies for services provided in long term acute care hospitals, inpatient rehabilitation facilities and outpatient rehabilitation clinics. In 2017, Medicare spent $4.5 billion on care provided in LTCHs and $7.9 billion on inpatient rehabilitation services nationwide, according to the Medicare Payment Advisory Commission.

Refinancing transactions and intercompany loan

Concurrently with the closing of this offering, we intend to (i) establish a new incremental term loan under our existing senior secured credit agreement in the aggregate principal amount of $615.0 million (the “new incremental term loan”), (ii) enter into an intercompany secured loan agreement by and among us, Concentra, Inc. (“Concentra Borrower”) and each of the subsidiaries of Concentra Borrower (the “Concentra Intercompany Loan Agreement”) in the aggregate principal amount of approximately $1,240.0 million and (iii) designate Concentra and its subsidiaries as restricted subsidiaries for purposes of our existing senior secured credit agreement and the indenture governing the notes.

The terms of the new incremental term loan and Concentra Intercompany Loan Agreement are under discussion. Accordingly, their definitive terms may vary from those described above. See also, “Description of Other Indebtedness.”

We expect to use a portion of the net proceeds of this offering, together with a portion of the net proceeds from the new incremental term loan and, if required, available cash, to loan to Concentra Borrower, pursuant to the terms of the Concentra Intercompany Loan Agreement, an amount which will be used by Concentra Borrower to repay in full all currently outstanding term loan indebtedness under Concentra’s First Lien Credit Agreement, dated June 1, 2015, by and among Concentra Borrower, MJ Acquisition Corporation, Concentra Holdings, Inc., JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other lenders party thereto (as amended, the “Concentra credit agreement”). Any remaining net proceeds from the offering will be used by Select for general corporate purposes. See “Use of Proceeds.”

Concurrently with the closing of this offering, and in connection with the transactions described above, Concentra and its subsidiaries will be designated as restricted subsidiaries under the indenture. Accordingly, Concentra and its subsidiaries will be subject to certain restrictions on payments or investments under the indenture. In addition, pursuant to the terms of the Concentra Intercompany Loan Agreement, the right to receive principal and interest payments under the Concentra Intercompany Loan Agreement will be an asset on our balance sheet, and the obligations of Concentra for payment of the principal and interest will be secured by a security interest on all of Concentra’s assets in favor of Select. Concentra will not, however, serve as a guarantor of the notes issued pursuant to the indenture.

We refer to the offering of the Additional Notes hereby, our entry into the new incremental term loan and the Concentra Intercompany Loan Agreement and the repayment of the outstanding borrowings under the Concentra credit agreement as the “Refinancing Transactions.”

Summary historical consolidated financial and other data

The following tables set forth summary historical consolidated financial data for Select. You should read the summary historical consolidated financial and other data below in conjunction with our consolidated financial statements and related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included in our annual report on Form 10-K, our quarterly report on Form 10-Q for the quarter ended September 30, 2018 and in our quarterly financial report for the period ended September 30, 2019. You should also read “Selected Financial Data” in our annual report on Form 10-K. Our annual report on Form 10-K and our quarterly report on Form 10-Q is incorporated by reference in this offering memorandum and our quarterly financial report for the period ended September 30, 2019 is included in this offering memorandum.

We derived the historical financial data for the years ended December 31, 2016, 2017 and 2018, and as of December 31, 2016, 2017 and 2018 from our audited consolidated financial statements. These consolidated financial statements are included in our annual report on Form 10-K. We derived the historical interim financial data for the nine months ended September 30, 2018 and as of September 30, 2018 from our unaudited interim consolidated financial statements, which are included in our quarterly report on Form 10-Q for the quarter ended September 30, 2018. We derived the historical interim financial data for the nine months ended September 30, 2019 and as of September 30, 2019 from our unaudited interim consolidated financial statements, which are included in our quarterly financial report for the period ended September 30, 2019 included in this offering memorandum. In the opinion of management, such information contains all adjustments, which are normal and recurring in nature, necessary for a fair statement of the financial position, results of operations and cash flow for such periods.

The unaudited statement of operations data and the statement of cash flows data for the twelve-month periods ended September 30, 2019 represents the sum of the amounts set forth in the consolidated statement of operations or the statement of cash flows, respectively, for the year ended December 31, 2018 and the amounts set forth in the unaudited consolidated statement of operations or the unaudited statement of cash flows, respectively, for the nine months ended September 30, 2019 less the amounts set forth in the unaudited consolidated statement of operations data or the unaudited statement of cash flows data, respectively, for the nine months ended September 30, 2018.

	Year Ended December 31,			Nine Months Ended September 30, (unaudited)
Consolidated statement of operations data (in thousands):	2016	2017	2018	2018	2019	Twelve Months Ended September 30, 2019 (unaudited)
Net operating revenues	$4,217,460	$4,365,245	$5,081,258	$3,816,575	$4,079,338	$5,344,021
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	3,665,375	3,735,309	4,341,056	3,247,606	3,465,353	4,558,803
General and administrative	106,927	114,047	121,268	90,951	94,401	124,718
Depreciation and amortization	145,311	160,011	201,655	149,022	160,072	212,705
Total costs and expenses	3,917,613	4,009,367	4,663,979	3,487,579	3,719,826	4,896,226
Income from operations	299,847	355,878	417,279	328,996	359,512	447,795
Other income and expense:
Loss on early retirement of debt	(11,626)	(19,719)	(14,155)	(10,255)	(18,643)	(22,543)
Equity in earnings of unconsolidated subsidiaries	19,943	21,054	21,905	14,914	18,710	25,701
Gain (loss) on sale of businesses	42,651	(49)	9,016	9,016	6,532	6,532
Interest expense	(170,081)	(154,703)	(198,493)	(147,991)	(156,611)	(207,113)
Income before income taxes	180,734	202,461	235,552	194,680	209,500	250,372
Income tax expense (benefit)	55,464	(18,184)	58,610	47,460	52,140	63,290
Net income	125,270	220,645	176,942	147,220	157,360	187,082
Less: Net income attributable to non-controlling interests	9,859	43,461	39,102	34,053	40,978	46,027
Net income attributable to Select Medical Corporation	$115,411	$177,184	$137,840	$113,167	$116,382	$141,055

	Year Ended December 31,			Nine Months Ended September 30, (unaudited)
Segment data:	2016	2017	2018	2018	2019
Critical illness recovery hospital data
Number of hospitals owned – start of period	108	102	99	99	96
Number of hospitals acquired	4	1	—	—	3
Number of hospital start-ups	—	1	1	1	—
Number of hospitals closed/sold	(10)	(5)	(4)	(3)	—
Number of hospitals owned – end of period	102	99	96	97	99
Number of hospitals managed – end of period	1	1	—	—	1
Total number of hospitals (all) – end of period	103	100	96	97	100
Available licensed beds(1)	4,254	4,159	4,071	4,095	4,230
Admissions(1)	36,859	35,793	36,474	27,605	27,679
Patient days(1)	1,041,074	1,003,161	1,012,368	765,863	779,078
Average length of stay (days)(1)	28	28	28	28	28
Net revenue per patient day(1)(2)	$1,663	$1,704	$1,716	$1,716	$1,757
Occupancy rate(1)	65%	66%	67%	68%	69%
Percent patient days (Medicare)(1)	55%	54%	53%	53%	51%
Net operating revenues (,000)	$1,756,961	$1,725,022	$1,753,584	$1,327,236	$1,381,569
Adjusted EBITDA (,000)(3)	$224,609	$252,679	$243,015	$186,989	$194,383
Rehabilitation hospital data
Number of hospitals owned – start of period	10	13	16	16	17
Number of hospitals acquired	1	—	—	—	—
Number of hospital start-ups	2	3	1	1	2
Number of hospitals closed/sold	—	—	—	—	—
Number of hospitals owned – end of period	13	16	17	17	19
Number of hospitals managed – end of period	7	8	9	9	10
Total number of hospitals (all) – end of period	20	24	26	26	29
Available licensed beds(1)	983	1,133	1,189	1,189	1,309
Admissions(1)	14,670	18,841	21,813	16,219	18,253
Patient days(1)	216,994	269,905	315,468	233,537	258,795
Average length of stay (days)(1)	15	14	14	15	14
Net revenue per patient day(1)(2)	$1,441	$1,577	$1,606	$1,604	$1,665
Occupancy rate(1)	71%	72%	74%	73%	75%
Percent patient days (Medicare)(1)	53%	54%	54%	54%	51%
Net operating revenues (,000)	$498,100	$622,469	$707,514	$432,675	$488,301
Adjusted EBITDA (,000)(3)	$56,902	$90,041	$108,927	$80,314	$92,545
Outpatient rehabilitation data
Number of clinics owned – start of period	896	1,445	1,447	1,447	1,423
Number of clinics acquired	559	13	20	14	17
Number of clinic start-ups	28	28	34	26	36
Number of clinics closed/sold	(38)	(39)	(78)	(67)	(47)
Number of clinics owned – end of period	1,445	1,447	1,423	1,420	1,429
Number of clinics managed – end of period	166	169	239	229	278
Total number of clinics (all) – end of period	1611	1616	1662	1,649	1,707
Number of visits(1)	7,799,208	8,232,536	8,356,018	6,251,582	6,462,316
Net revenue per visit(1)(4)	$100	$101	$103	$103	$103
Net operating revenues (,000)	$979,363	$1,003,830	$1,062,487	$743,379	$774,126
Adjusted EBITDA (,000)(3)	$129,830	$132,533	$142,005	$107,003	$111,615
Concentra data
Number of centers owned – start of period	300	300	312	312	524
Number of centers acquired	4	11	221	220	6
Number of center start-ups	—	4	—	—	—
Number of centers closed/sold	(4)	(3)	(9)	(7)	(7)
Number of centers owned – end of period	300	312	524	525	523
Number of visits(1)	7,373,751	7,709,508	11,426,940	8,605,012	9,165,599
Net revenue per visit(1)(4)	$116	$115	$124	$124	$122
Net operating revenues (,000)	$982,495	$1,013,224	$1,557,673	$1,173,420	$1,231,672
Adjusted EBITDA (,000)(3)	$143,009	$157,561	$251,977	$199,119	$220,024
Balance sheet data (in thousands):
Cash and cash equivalents	$99,029	$122,549	$175,178	$160,413	$135,963
Working capital(5)	$191,268	$315,423	$287,338	$338,186	$180,506
Total assets	$4,920,626	$5,127,166	$5,964,265	$5,980,181	$7,154,756
Total long-term debt (including current portion)	$2,698,989	$2,699,902	$3,293,381	$3,329,708	$3,352,162
Total Select Medical Corporation stockholders’ equity	$815,725	$823,368	$803,042	$887,568	$905,743

	Year Ended December 31,			Nine Months Ended September 30, (unaudited)
Consolidated statement of operations data (in thousands):	2016	2017	2018	2018	2019	Twelve Months Ended September 30, 2019 (unaudited)
Other financial data (in thousands):
Capital expenditures	$161,633	$233,243	$167,281	$121,039	$123,956	$170,198
Adjusted EBITDA(3)	$465,807	$537,992	$645,155	$498,088	$539,015	$686,082
Statement of cash flows data (in thousands):
Net cash provided by operating activities	$346,603	$238,131	$494,194	$380,977	$266,640	$379,857
Net cash used in investing activities	$(554,320)	$(192,965)	$(697,137)	$(646,542)	$(270,710)	$(321,305)
Net cash provided by (used in) financing activities	$292,311	$(21,646)	$255,572	$303,429	$(35,145)	$(82,002)

Adjusted credit statistics:	As Adjusted Twelve Months Ended September 30, 2019(6) (unaudited)
Cash interest expense (,000)(7)	$221,437
Total debt (,000)(8)	$3,397,734
Net debt (,000)(9)	$3,251,746
Net senior secured debt (,000)(10)	$2,000,080
Ratio of Adjusted EBITDA to cash interest expense	3.1	x
Ratio of net senior secured debt to Adjusted EBITDA	2.9	x
Ratio of net debt to Adjusted EBITDA	4.7	x

(1)	Data excludes locations managed by us. For purposes of our Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(2)	Net revenue per patient day is calculated by dividing direct patient service revenues by the total number of patient days.

(3)

We define Adjusted EBITDA as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, acquisition costs associated with U.S. HealthWorks and Physiotherapy, gain (loss) on sale of businesses, and equity in earnings (losses) of unconsolidated subsidiaries. We believe that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating segments. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements included or incorporated by reference herein as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

- Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

- Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

- Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes; and

- Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.

Reconciliations of Adjusted EBITDA to income before income taxes are as follows:

	Twelve Months Ended September 30, 2019 (unaudited)
	Critical Illness Recovery Hospital	Rehabilitation Hospital	Outpatient Rehabilitation	Concentra	Other	Total
	(in thousands)
Adjusted EBITDA	$250,409	$121,158	$146,617	$272,882	$(104,984)	$686,082
Depreciation and amortization	(50,081)	(26,617)	(28,167)	(98,561)	(9,279)	(212,705)
Stock compensation expense	—	—	—	(3,069)	(22,513)	(25,582)
Income (loss) from operations	$200,328	$94,541	$118,450	$171,252	$(136,776)	$447,795
Loss on early retirement of debt						(22,543)
Equity in earnings of unconsolidated subsidiaries						25,701
Gain (loss) on sale of businesses						6,532
Interest expense						(207,113)
Income before income taxes						$250,372

	Nine Months Ended September 30, 2019 (unaudited)
	Critical Illness Recovery Hospital	Rehabilitation Hospital	Outpatient Rehabilitation	Concentra	Other	Total
	(in thousands)
Adjusted EBITDA	$194,383	$92,545	$111,615	$220,024	$(79,552)	$539,015
Depreciation and amortization	(38,430)	(20,332)	(20,910)	(73,372)	(7,028)	(160,072)
Stock compensation expense	—	—	—	(2,302)	(17,129)	(19,431)
Income (loss) from operations	$155,953	$72,213	$90,705	$144,350	$(103,709)	$359,512
Loss on early retirement of debt						(18,643)
Equity in earnings of unconsolidated subsidiaries						18,710
Gain (loss) on sale of businesses						6,532
Interest expense						(156,611)
Income before income taxes						$209,500

	Nine Months Ended September 30, 2018 (unaudited)
	Critical Illness Recovery Hospital	Rehabilitation Hospital	Outpatient Rehabilitation	Concentra	Other	Total
	(in thousands)
Adjusted EBITDA	$186,989	$80,314	$107,003	$199,119	$(75,337)	$498,088
Depreciation and amortization	(34,146)	(17,816)	(19,938)	(70,332)	(6,790)	(149,022)
Stock compensation expense	—	—	—	(2,116)	(15,059)	(17,175)
U.S. HealthWorks acquisition costs	—	—	—	(2,895)	—	(2,895)
Income (loss) from operations	$152,843	$62,498	$87,065	$123,776	$(97,186)	$328,996
Loss on early retirement of debt						(10,255)
Equity in earnings of unconsolidated subsidiaries						14,914
Gain (loss) on sale of businesses						9,016
Interest expense						(147,991)
Income before income taxes						$194,680

	Year Ended December 31, 2018
	Critical Illness Recovery Hospital	Rehabilitation Hospital	Outpatient Rehabilitation	Concentra	Other	Total
	(in thousands)
Adjusted EBITDA	$243,015	$108,927	$142,005	$251,977	$(100,769)	$645,155
Depreciation and amortization	(45,797)	(24,101)	(27,195)	(95,521)	(9,041)	(201,655)
Stock compensation expense	—	—	—	(2,883)	(20,443)	(23,326)
U.S. HealthWorks acquisition costs	—	—	—	(2,895)	—	(2,895)
Income (loss) from operations	$197,218	$84,826	$114,810	$150,678	$(130,253)	$417,279
Loss on early retirement of debt						(14,155)
Equity in earnings of unconsolidated subsidiaries						21,905
Gain (loss) on sale of businesses						9,016
Interest expense						(198,493)
Income before income taxes						$235,552

	Year Ended December 31, 2017
	Critical Illness Recovery Hospital	Rehabilitation Hospital	Outpatient Rehabilitation	Concentra	Other	Total
	(in thousands)
Adjusted EBITDA	$252,679	$90,041	$132,533	$157,561	$(94,822)	$537,992
Depreciation and amortization	(45,743)	(20,176)	(24,607)	(61,945)	(7,540)	(160,011)
Stock compensation expense	—	—	—	(993)	(18,291)	(19,284)
U.S. HealthWorks acquisition costs	—	—	—	(2,819)	—	(2,819)
Income (loss) from operations	$206,936	$69,865	$107,926	$91,804	$(120,653)	$355,878
Loss on early retirement of debt						(19,719)
Equity in earnings of unconsolidated subsidiaries						21,054
Gain (loss) on sale of businesses						(49)
Interest expense						(154,703)
Income before income taxes						$202,461

	Year Ended December 31, 2016
	Critical Illness Recovery Hospital	Rehabilitation Hospital	Outpatient Rehabilitation	Concentra	Other	Total
	(in thousands)
Adjusted EBITDA	$224,609	$56,902	$129,830	$143,009	$(88,543)	$465,807
Depreciation and amortization	(43,862)	(12,723)	(22,661)	(60,717)	(5,348)	(145,311)
Stock compensation expense	—	—	—	(770)	(16,643)	(17,413)
Physiotherapy acquisition costs	—	—	—	—	(3,236)	(3,236)
Income (loss) from operations	$180,747	$44,179	$107,169	$81,522	$(113,770)	$299,847
Loss on early retirement of debt						(11,626)
Equity in earnings of unconsolidated subsidiaries						19,943
Gain (loss) on sale of businesses						42,651
Interest expense						(170,081)
Income before income taxes						$180,734

(4)	Net revenue per visit is calculated by dividing direct patient service revenue by the total number of visits. For purposes of this computation for our Concentra segment, direct patient service revenue does not include onsite clinics and community-based outpatient clinics.

(5)	Current assets less current liabilities. The decrease in working capital during the nine months ended September 30, 2019 was principally due to the recognition of current operating lease liabilities upon the adoption of Accounting Standards Codification Topic 842, Leases, on January 1, 2019.

(6)	As of September 30, 2019, after giving effect to the Refinancing Transactions.

(7)	Calculated to give effect to the interest expense on the $615.0 million of new incremental term loans at the rates incurred by us on our senior secured term loans during the quarters ended December 31, 2018, March 31, 2019, June 30, 2019 and September 30, 2019 of 4.833%, 4.993%, 4.670% and 4.827% per annum, respectively. Calculation gives effect to the $625,000,000 of the Additional Notes offered hereby at their stated interest rate of 6.250%. An increase (decrease) of 0.125% in the assumed interest rates used in the calculation would result in an increase (decrease) of $2.7 million in cash interest expense for the twelve months ended September 30, 2019, after giving effect to the Refinancing Transactions. Cash interest expense does not include amortization of original issue discounts or debt issuance costs.

(8)	Consists of principal amounts of short-term and long-term debt, current portion long-term debt and finance lease obligations.

(9)	Consists of total debt principal less cash and cash equivalents of Select and its consolidated subsidiaries, which totaled $146.0 million as of September 30, 2019, after giving effect to the Refinancing Transactions.

(10)	Consists of total senior secured debt principal less cash and cash equivalents of Select and its consolidated subsidiaries, which totaled $146.0 million as of September 30, 2019, after giving effect to the Refinancing Transactions.

Risk factors

Investing in the Additional Notes involves a number of risks and uncertainties, many of which are beyond our control. You should carefully consider each of the risks and uncertainties we describe below and all of the other information included in or incorporated by reference in this offering memorandum before deciding to invest in the Additional Notes. The risks and uncertainties we describe below are not the only ones we face. Additional risks and uncertainties that we do not currently know about or that we currently believe to be immaterial may also adversely affect our business, operations, financial condition or financial results.

Risks related to the notes

Our substantial indebtedness may limit the amount of cash flow available to invest in the ongoing needs of our business, which could prevent us from generating the future cash flow needed to fulfill our obligations under the notes.

After giving pro forma effect to the Refinancing Transactions, we will have a substantial amount of indebtedness. As of September 30, 2019, after giving pro forma effect to Refinancing Transactions, Holdings and Select would have had approximately $3,397.7 million aggregate principal amount of indebtedness on a consolidated basis, including $54.5 million aggregate principal amount of indebtedness of our non-guarantor subsidiaries other than Concentra and its subsidiaries, and $60.4 million including Concentra and its subsidiaries, which will be non-guarantor restricted subsidiaries under our senior secured credit facilities and the indenture governing the notes following the Refinancing Transactions.

Our indebtedness could have important consequences to you. For example, it:

•	requires us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the availability of our cash flow to fund working capital, capital expenditures, development activity, acquisitions and other general corporate purposes;

•	increases our vulnerability to adverse general economic or industry conditions;

•	limits our flexibility in planning for, or reacting to, changes in our business or the industries in which we operate;

•	makes us more vulnerable to increases in interest rates, as borrowings under our senior secured credit facilities are at variable rates;

•	limits our ability to obtain additional financing in the future for working capital or other purposes, such as raising the funds necessary to repurchase all notes tendered to us upon the occurrence of specified changes of control in our ownership; and

•	places us at a competitive disadvantage compared to our competitors that have less indebtedness.

See “Capitalization” and “Description of Other Indebtedness.”

Restrictions imposed by our senior secured credit facilities and the indenture governing the notes limit our ability to engage in or enter into business, operating and financing arrangements, which could prevent us from taking advantage of potentially profitable business opportunities.

Following the Refinancing Transactions, the operating and financial restrictions and covenants in our debt instruments, including our senior secured credit facilities and the indenture governing the notes, may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. For example, our senior secured credit facilities and the indenture governing the notes restrict our and our subsidiaries’ ability to, among other things:

•	incur or guarantee additional debt and issue or sell preferred stock;

•	pay dividends on, redeem or repurchase our capital stock;

•	make certain acquisitions or investments;

•	incur or permit to exist certain liens;

•	enter into transactions with affiliates;

•	merge, consolidate or amalgamate with another company;

•	transfer or otherwise dispose of assets;

•	redeem subordinated debt;

•	incur capital expenditures;

•	incur contingent obligations;

•	incur obligations that restrict the ability of our subsidiaries to make dividends or other payments to us; and

•	create or designate unrestricted subsidiaries.

Our senior secured credit facilities also require us to comply with certain financial covenants. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under our senior secured credit facilities. In the event of any default under our senior secured credit facilities, the lenders under our senior secured credit facilities could elect to terminate borrowing commitments and declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be due and payable, to require us to apply all of our available cash to repay these borrowings or to prevent us from making debt service payments on the notes, any of which would be an event of default under the notes. See “Description of the Notes” and “Description of Other Indebtedness.”

Despite our substantial level of indebtedness, we and our subsidiaries may be able to incur additional indebtedness. This could further exacerbate the risks described above.

We and our subsidiaries may be able to incur additional indebtedness in the future. Although our senior secured credit facilities and the indenture governing the notes offered hereby contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us or our subsidiaries from incurring obligations that do not constitute indebtedness. As of September 30, 2019, after giving pro forma effect to the Refinancing Transactions, we would have $411.7 million of revolving loan availability under our senior secured credit facilities (after giving effect to $38.3 million of outstanding letters of credit). In addition to the Concentra Intercompany Loan Agreement entered into as part of the Refinancing Transactions, Concentra will continue to have access to the Concentra revolving facility, and as of September 30, 2019, after giving effect to the Refinancing Transactions, Concentra would have $87.3 million of availability under the Concentra revolving facility (after giving effect to $12.7 million of outstanding letters of credit). In addition, to the extent new debt is added to our and our subsidiaries’ current debt levels, the substantial leverage risks described above would increase.

To service our indebtedness and meet our other ongoing liquidity needs, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, including possible changes in government reimbursement rates or methods. If we cannot generate the required cash, we may not be able to make the required payments under the notes.

Our ability to make payments on our indebtedness, including the notes, and to fund our planned capital expenditures and our other ongoing liquidity needs will depend on our ability to generate cash in the future. Our future financial results will be subject to substantial fluctuations upon a significant change in government reimbursement rates or methods. We cannot assure you that our business will generate sufficient cash flow from operations to enable us to pay our indebtedness, including our indebtedness in respect of the notes, or to fund our other liquidity needs. Our inability to pay our debts would require us to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time or provide adequate funds to allow us to pay our debts as they come due and fund our other liquidity needs. Also, some alternative strategies would require the prior consent of our senior secured lenders, which we may not be able to obtain. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our annual report on Form 10-K and in our and Holdings’ quarterly reports on Form 10-Q incorporated by reference into this offering memorandum, our quarterly financial report for the period ended September 30, 2019 included in this offering memorandum, and “Description of Other Indebtedness” below.

Like the Existing Notes and the related subsidiary guarantees, the Additional Notes and the related subsidiary guarantees will be effectively subordinated to all liabilities of our non-guarantor subsidiaries, including Concentra and its subsidiaries.

The Existing Notes are, and the Additional Notes will be, structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the notes, including Concentra and its subsidiaries. In the event of a bankruptcy, liquidation or dissolution of any of our non-guarantor subsidiaries, which includes Concentra and its subsidiaries, holders of their debt, their trade creditors and holders of their preferred equity will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. Although the indenture governing the notes contains limitations on the incurrence of additional indebtedness and the issuance of preferred stock by us and our restricted subsidiaries (which upon consummation of the Refinancing Transactions will include Concentra and its subsidiaries), such limitation is subject to a number of significant exceptions. Moreover, the indenture governing the notes does not impose any limitation in the incurrence by our restricted subsidiaries of liabilities that do not constitute indebtedness under the indenture. The aggregate net operating revenues and income from operations for the twelve months ended September 30, 2019 of our subsidiaries that are not guaranteeing the notes, including Concentra and its subsidiaries, were $2,463.8 million and $274.8 million, respectively, and at September 30, 2019, after giving effect to the Refinancing Transactions, those subsidiaries had total assets and indebtedness and other liabilities (including the Concentra Intercompany Loan Agreement in the aggregate principal amount of approximately $1,240.0 million but excluding other intercompany indebtedness and liabilities) of $3,353.8 million and $2,455.2 million, respectively. Notwithstanding the fact that Concentra and its subsidiaries are not guarantors of the notes, the rights to receive amounts payable pursuant to the Concentra Intercompany Loan Agreement will be an asset of Select, and the related obligations of Concentra Borrower will be secured by Select’s security interest in all the assets of Concentra and its subsidiaries. See “Description of the Notes—Certain covenants—Incurrence of indebtedness and issuance of disqualified stock and preferred stock.” See also “Description of the Notes—Subsidiary guarantees” and the condensed consolidating financial information included in the notes to our consolidated financial statements included or incorporated by reference herein.

The notes are not secured by our assets nor those of our subsidiaries and the lenders under our senior secured credit facilities are entitled to remedies available to a secured lender, which gives them priority over the note holders to collect amounts due to them.

Following the consummation of the Refinancing Transactions, the notes and the related subsidiary guarantees will not be secured by any of our or our subsidiaries’ assets and therefore are effectively subordinated to the claims of our secured debt holders to the extent of the value of the assets securing our secured debt. Our obligations under our senior secured credit facilities are secured by, among other things, a first priority pledge of the capital stock of Holdings’ subsidiaries and by substantially all of our assets and each of our existing and subsequently acquired or organized domestic subsidiaries that is a guarantor. If we become insolvent or are liquidated, or if payment under our senior secured credit facilities or in respect of any other secured senior indebtedness is accelerated, the lenders under our senior secured credit facilities or holders of other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to our senior secured credit facilities or other secured debt). In addition, we and or the subsidiary guarantors may incur additional secured senior indebtedness, the holders of which will also be entitled to the remedies available to a secured lender. See “Description of Other Indebtedness—Select senior secured credit facilities” and “Description of the Notes.”

We may not have the funds to purchase the notes upon a change of control as required by the indenture governing the notes.

If we were to experience a change of control as described under “Description of the Notes,” we would be required to make an offer to purchase all of the notes then outstanding at 101% of their principal amount, plus accrued and unpaid interest to the date of purchase. The source of funds for any purchase of the notes would be our available cash or cash generated from other sources, including borrowings, sales of assets, sales of equity or funds provided by our existing or new stockholders. We cannot assure you that any of these sources will be available or sufficient to make the required repurchase of the notes, and restrictions in our senior secured credit facilities may not allow such repurchases. Upon the occurrence of a change of control event, we may seek to refinance the debt outstanding under our senior secured credit facilities and the notes. However, it is possible that we will not be able to complete such refinancing on commercially reasonable terms or at all. In such event, we would not have the funds necessary to finance the required change of control offer. See “Description of the Notes—Repurchase at the option of holders—Change of control.”

In addition, a change of control would be an event of default under our senior secured credit facilities. Any future credit agreement or other agreements relating to our senior debt to which we become a party may contain similar provisions. Our failure to purchase the notes upon a change of control under the indenture would constitute an event of default under the indenture. This default would, in turn, constitute an event of default under our senior secured credit facilities and may constitute an event of default under future senior debt, any of which may cause the related debt to be accelerated after any applicable notice or grace periods. If debt were to be accelerated, we might not have sufficient funds to repurchase the notes and repay the debt.

Federal and state statutes could allow courts, under specific circumstances, to void the subsidiary guarantees, subordinate claims in respect of the notes and require note holders to return payments received from subsidiary guarantors.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void a subsidiary guarantee or claims related to the notes or subordinate a subsidiary guarantee to all of our other debts or to all other debts of a subsidiary guarantor if, among other things, at the time we or a subsidiary guarantor incurred the indebtedness evidenced by its subsidiary guarantee:

•	we or the subsidiary guarantor intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness;

•	the subsidiary guarantor was insolvent or rendered insolvent by reason of such incurrence;

•	the subsidiary guarantor was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	the subsidiary guarantor intended to incur, or believed that it would incur, debts beyond the subsidiary guarantor’s ability to pay such debts as they mature.

In addition, a court could void any payment by a subsidiary guarantor pursuant to the notes or a subsidiary guarantee and require that payment to be returned to such subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we and each subsidiary guarantor, after giving pro forma effect to its subsidiary guarantee of the notes, will not be insolvent, will not have insufficient capital for the business in which we are or it is engaged and will not have incurred debts beyond our or its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or the subsidiary guarantors’ conclusions in this regard.

There is no public market for the notes, and we cannot be sure that a market for the notes will develop.

There is currently no active trading market for the notes. As a result, we cannot assure you that the initial prices at which the Additional Notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the notes will develop and continue after completion of this offering. Certain of the initial purchasers have advised us that they currently intend to make a market for the Additional Notes. However, the initial purchasers are not obligated to do so, and may discontinue any market-making activities with respect to the Additional Notes at any time without notice. In addition, market-making activities will be subject to the limits imposed by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be limited. Accordingly, we cannot assure you as to the liquidity of, or trading market for, the Additional Notes.

The issuance of the notes has not been and will not be registered under applicable federal and state securities laws and accordingly the notes are not freely transferable.

The offer and sale of the Existing Notes were not, and the offer and sale of the Additional Notes have not been, and will not be registered under the Securities Act or the securities laws of any other state or jurisdiction. The Additional Notes are being offered and sold only to persons reasonably believed to be QIBs in reliance on Rule 144A and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S of the Securities Act. See “Plan of Distribution” and “Notice to Investors.” We are also relying on exemptions from the registration and/or prospectus qualification requirements under the laws of other jurisdictions where the Additional Notes are being offered and sold and, therefore, the Additional Notes may be transferred and resold by purchasers resident in or otherwise subject to the laws of those jurisdictions only in compliance with the laws of those jurisdictions, to the extent applicable. See “Plan of Distribution.”

If a bankruptcy petition were filed by or against us, holders of notes may be allowed a lesser amount for their claim than they would be entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under U.S. bankruptcy law after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	The original issue price for the applicable notes; and

•	That portion of the applicable original issue discount, if any, that does not constitute “unmatured interest” for purposes of U.S. bankruptcy law.

Any applicable original issue discount that was not amortized as of the date of the bankruptcy filing may constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the notes, even if sufficient funds are available.

Payment of interest on, and repayment of principal of, the notes will be dependent in part on cash flow generated by our subsidiaries.

Payment of interest on, and repayment of principal of, the notes will be dependent in part upon cash flow generated by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment, or otherwise. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of the notes. After the Refinancing Transactions and entry into the Concentra Intercompany Loan Agreement, Concentra Borrower will still have restrictions on paying dividends , though pursuant to the terms of the Concentra Intercompany Loan Agreement, we expect to receive payments of principal and interest in respect of the approximately $1,240.0 million that we will loan to Concentra Borrower.

Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on the notes. In addition, any payment of interest, dividends, distributions, loans, or advances by our subsidiaries to us could be subject to restrictions on dividends or repatriation of distributions under applicable local law, monetary transfer restrictions, and foreign currency exchange regulations in the jurisdictions in which the subsidiaries operate or under arrangements with local partners. Furthermore, the ability of our subsidiaries to make such payments of interest, dividends, distributions, loans, or advances may be contested by taxing authorities in the relevant jurisdictions.

If WCAS and the other members of Concentra or Dignity Health exercise their Put Right, it may have an adverse effect on our liquidity.

Pursuant to the Amended and Restated Limited Liability Company Agreement of Concentra, Welsh, Carson, Anderson & Stowe XII, L.P. (“WCAS”) and the other members of Concentra and Dignity Health have separate put rights (each, a “Put Right”) with respect to their equity interests in Concentra. If a Put Right is exercised by WCAS or Dignity Health, Select will be obligated to purchase up to 33 1/3% of the equity interests of Concentra that WCAS or Dignity Health, respectively, owned as of February 1, 2018, at a purchase price based on a valuation of Concentra performed by an investment bank to be agreed between Select and one of WCAS or Dignity Health, which valuation will be based on certain precedent transactions using multiples of EBITDA (as defined in the Amended and Restated Limited Liability Company Agreement of Concentra) and capped at an agreed upon multiple of EBITDA. Select has the right to elect to pay the purchase price in cash or in shares of Holdings’ common stock. WCAS and Dignity Health may first exercise their respective Put Right during a sixty-day period following the second anniversary of the date of the Amended and Restated LLC Agreement in 2020, and then may exercise their respective Put Right again annually during a sixty-day period in each calendar year thereafter. If WCAS exercises its Put Right, the other members of Concentra, other than Dignity Health, may elect to sell to Select, on the same terms as WCAS, a percentage of their equity interests of Concentra that such member owned as of the date of the Amended and Restated LLC Agreement, up to but not exceeding the percentage of equity interests owned by WCAS as of the date of the Amended and Restated LLC Agreement that WCAS has determined to sell to Select in the exercise of its Put Right.

Furthermore, WCAS, Dignity Health, and the other members of Concentra have a put right with respect to their equity interest in Concentra that may only be exercised in the event Holdings or Select experiences a change of control that has not been previously approved by WCAS and Dignity Health, and which results in change in the senior management of Select (an “SEM COC Put Right”). If an SEM COC Put Right is exercised by WCAS, Select will be obligated to purchase all (but not less than all) of the equity interests of WCAS and the other members of Concentra (other than Dignity Health) offered by such members at a purchase price based on a valuation of Concentra performed by an investment bank to be agreed between Select and one of WCAS or Dignity Health, which valuation will be based on certain precedent transactions using multiples of EBITDA and capped at an agreed upon multiple of EBITDA. Similarly, if an SEM COC Put Right is exercised by Dignity Health, Select will be obligated to purchase all (but not less than all) of the equity interests of Dignity Health at a purchase price based on a valuation of Concentra performed by an investment bank to be agreed between Select and one of WCAS or Dignity Health, which valuation will be based on certain precedent transactions using multiples of EBITDA and capped at an agreed upon multiple of EBITDA.

We may not have sufficient funds, borrowing capacity, or other capital resources available to pay for the interests of Concentra in cash if WCAS, Dignity Health, and the other members of Concentra exercise the Put Right or the SEM COC Put Right, or may be prohibited from doing so under the terms of our debt agreements. Such lack of available funds upon the exercising of the Put Right or the SEM COC Put Right would force us to issue stock at a time we might not otherwise desire to do so in order to purchase the interests of Concentra. To the extent that the interests of Concentra are purchased by issuing shares of common stock of Holdings, the increase in the number of shares of Holdings’ common stock issued and outstanding may depress the price of Holdings’ common stock and Holdings’ stockholders will experience dilution in their respective percentage ownership in us. In addition, shares issued to purchase the interests in Concentra will be valued at the twenty-one trading day volume-weighted average sales price of such shares for the period beginning ten trading days immediately preceding the first public announcement of the Put Right or the SEM COC Put Right being exercised and ending ten trading days immediately following such announcement. Because the value of the common stock issued to purchase the interests in Concentra is, in part, determined by the sales price of Holdings’ common stock following the announcement that the Put Right or the SEM COC Put Right is being exercised, which may cause the sales price of Holdings’ common stock to decline, the amount of common stock Holdings may have to issue to purchase the interests in Concentra may increase, resulting in further dilution to Holdings’ existing stockholders.

We are currently in discussions with WCAS and the other members of Concentra regarding the terms of the first Put Right with respect to their equity interests in Concentra, but no definitive agreement has been reached as of the date of this offering memorandum.

Concentra Borrower’s inability to meet the conditions and payments under the Concentra revolving facility could jeopardize Select’s equity contribution to Concentra.

Select is not a party to the Concentra revolving facility and is not an obligor with respect to Concentra Borrower’s debt under the Concentra revolving facility or the Concentra Intercompany Loan Agreement; however, if Concentra Borrower fails to meet its obligations and defaults on the Concentra revolving facility or the Concentra Intercompany Loan Agreement, a portion of or all of Select’s equity investment in Concentra, the indirect parent company of Concentra Borrower, could be at risk of loss.

Concentra Borrower’s inability to meet the conditions and payments under the Concentra Intercompany Loan Agreement may limit the amount of cash flow available needed to fulfill our obligations under the notes.

Following entry into the Concentra Intercompany Loan Agreement, we will have lent approximately $1,240.0 million aggregate principal amount of indebtedness to Concentra Borrower and its subsidiaries. If Concentra Borrower were unable to repay such amounts, it could have important consequences to you. For example, it:

•	reduces a source of funds that may be used in connection with servicing our indebtedness on the notes;

•	reduces a source of funds that may be used in connection with servicing our other indebtedness;

•	requires us to dedicate a substantial portion of other cash flow from operations to payments on our indebtedness, reducing the availability of our cash flow to fund working capital, capital expenditures, development activity, acquisitions and other general corporate purposes;

•	increases our vulnerability to adverse general economic or industry conditions;

•	limits our flexibility in planning for, or reacting to, changes in our business or the industries in which we operate;

•	makes us more vulnerable to increases in interest rates, as borrowings under our senior secured credit facilities are at variable rates;

•	limits our ability to obtain additional financing in the future for working capital or other purposes, such as raising the funds necessary to repurchase all Notes tendered to us upon the occurrence of specified changes of control in our ownership; and

•	places us at a competitive disadvantage compared to our competitors that have less indebtedness.

See “Capitalization” and “Description of Other Indebtedness.”

Risks related to our business and our industry

If there are changes in the rates or methods of government reimbursements for our services, our net operating revenues and profitability could decline.

Approximately 30% of our net operating revenues for the year ended December 31, 2016, 30% of our net operating revenues for the year ended December 31, 2017, and 27% of our net operating revenues for the year ended December 31, 2018, came from the highly regulated federal Medicare program.

In recent years, through legislative and regulatory actions, the federal government has made substantial changes to various payment systems under the Medicare program. President Obama signed into law comprehensive reforms to the healthcare system, including changes to the methods for, and amounts of, Medicare reimbursement. Additional reforms or other changes to these payment systems, including modifications to the conditions on qualification for payment, bundling payments to cover both acute and post-acute care, or the imposition of enrollment limitations on new providers, may be proposed or could be adopted, either by Congress or CMS. If revised regulations are adopted, the availability, methods, and rates of Medicare reimbursements for services of the type furnished at our facilities could change. For example, the rules and regulations related to patient criteria for our critical illness recovery hospitals could become more stringent and reduce the number of patients we admit. Some of these changes and proposed changes could adversely affect our business strategy, operations, and financial results. In addition, there can be no assurance that any increases in Medicare reimbursement rates established by CMS will fully reflect increases in our operating costs.

We conduct business in a heavily regulated industry, and changes in regulations, new interpretations of existing regulations, or violations of regulations may result in increased costs or sanctions that reduce our net operating revenues and profitability.

The healthcare industry is subject to extensive federal, state, and local laws and regulations relating to: (i) facility and professional licensure, including certificates of need; (ii) conduct of operations, including financial relationships among healthcare providers, Medicare fraud and abuse, and physician self-referral; (iii) addition of facilities and services and enrollment of newly developed facilities in the Medicare program; (iv) payment for services; and (v) safeguarding protected health information. Both federal and state regulatory agencies inspect, survey, and audit our facilities to review our compliance with these laws and regulations. While our facilities intend to comply with existing licensing, Medicare certification requirements, and accreditation standards, there can be no assurance that these regulatory authorities will determine that all applicable requirements are fully met at any given time. A determination by any of these regulatory authorities that a facility is not in compliance with these requirements could lead to the imposition of requirements that the facility takes corrective action, assessment of fines and penalties, or loss of licensure, Medicare certification, or accreditation. These consequences could have an adverse effect on our company.

In addition, there have been heightened coordinated civil and criminal enforcement efforts by both federal and state government agencies relating to the healthcare industry. The ongoing investigations relate to, among other things, various referral practices, billing practices, and physician ownership. In the future, different interpretations or enforcement of these laws and regulations could subject us to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, and capital expenditure programs. These changes may increase our operating expenses and reduce our operating revenues. If we fail to comply with these extensive laws and government regulations, we could become ineligible to receive government program reimbursement, suffer civil or criminal penalties, or be required to make significant changes to our operations. In addition, we could be forced to expend considerable resources responding to any related investigation or other enforcement action.

If our critical illness recovery hospitals fail to maintain their certifications as LTCHs or if our facilities operated as hospitals within hospitals (“HIHs”) fail to qualify as hospitals separate from their host hospitals, our net operating revenues and profitability may decline.

As of September 30, 2019, we operated 100 critical illness recovery hospitals, all of which are currently certified by Medicare as LTCHs. LTCHs must meet certain conditions of participation to enroll in, and seek payment from, the Medicare program as an LTCH, including, among other things, maintaining an average length of stay for Medicare patients in excess of 25 days. An LTCH that fails to maintain this average length of stay for Medicare patients in excess of 25 days during a single cost reporting period is generally allowed an opportunity to show that it meets the length of stay criteria during a subsequent cure period. If the LTCH can show that it meets the length of stay criteria during this cure period, it will continue to be paid under the LTCH prospective payment system (“LTCH-PPS”). If the LTCH again fails to meet the average length of stay criteria during the cure period, it will be paid under the general acute care inpatient prospective payment system (“IPPS”) at rates generally lower than the rates under the LTCH-PPS.

Similarly, our HIHs must meet conditions of participation in the Medicare program, which include additional criteria establishing separateness from the hospital with which the HIH shares space. If our critical illness recovery hospitals fail to meet or maintain the standards for certification as LTCHs, they will receive payment under the general acute care hospitals IPPS which is generally lower than payment under the system applicable to LTCHs. Payments at rates applicable to general acute care hospitals would result in our hospitals receiving significantly less Medicare reimbursement than they currently receive for their patient services.

Decreases in Medicare reimbursement rates received by our outpatient rehabilitation clinics may reduce our future net operating revenues and profitability.

Our outpatient rehabilitation clinics receive payments from the Medicare program under a fee schedule. The Medicare Access and CHIP Reauthorization Act of 2015 requires that payments under the fee schedule be adjusted starting in 2019 based on performance in a Merit-Based Incentive Payment System (“MIPS”) and, beginning in 2020, incentives for participation in alternative payment models. The specifics of the MIPS and incentives for participation in alternative payment models will be subject to future notice and comment rule-making. It is unclear what impact, if any, the MIPS and incentives for participation in alternative payment models will have on our business and operating results, but any resulting decrease in payment may reduce our future net operating revenues and profitability.

The nature of the markets that Concentra serves may constrain its ability to raise prices at rates sufficient to keep pace with the inflation of its costs.

Rates of reimbursement for work-related injury or illness visits in Concentra’s occupational health services business are established through a legislative or regulatory process within each state that Concentra serves. Currently, 37 states in which Concentra has operations have fee schedules pursuant to which all healthcare providers are uniformly reimbursed. The fee schedules are determined by each state and generally prescribe the maximum amounts that may be reimbursed for a designated procedure. In the states without fee schedules, healthcare providers are generally reimbursed based on usual, customary and reasonable rates charged in the particular state in which the services are provided. Given that Concentra does not control these processes, it may be subject to financial risks if individual jurisdictions reduce rates or do not routinely raise rates of reimbursement in a manner that keeps pace with the inflation of Concentra’s costs of service.

In Concentra’s veteran’s healthcare business, reimbursement rates are generally set according to the capitated monthly rate based on the number of then enrolled patients at that CBOC. Evolving legislative and regulatory changes aimed at improving veteran’s access to care in the wake of Department of Veterans Affairs scandals (none of which involved Concentra’s CBOCs) could result in fewer patients enrolling in CBOCs. Federal legislation that permits certain veterans to receive their healthcare outside of the Department of Veterans Affairs facilities, for example, may reduce demand for services at some of Concentra’s CBOCs. Moreover, changes in the methods, manner or amounts of compensation payable for Concentra’s services, including, amounts reimbursable to the CBOCs under its agreements with the Department of Veterans Affairs, due to legislative or other changes or shifting budget priorities could result in lower reimbursement for services provided at Concentra’s CBOCs. Concentra may receive lower payments from the Veterans Health Administration if fewer eligible veterans are considered to live within the catchments of its CBOCs. These trends could have an adverse effect on our financial condition and results of operations.

If our rehabilitation hospitals fail to comply with the 60% Rule or admissions to IRFs are limited due to changes to the diagnosis codes on the presumptive compliance list, our net operating revenues and profitability may decline.

As of September 30, 2019, we operated 29 rehabilitation hospitals, 28 of which were certified as Medicare providers and operating as IRFs, and Medicare certification of one rehabilitation hospital is pending. Our rehabilitation hospitals must meet certain conditions of participation to enroll in, and seek payment from, the Medicare program as an IRF. Among other things, at least 60% of the IRF’s total inpatient population must require treatment for one or more of 13 conditions specified by regulation. This requirement is now commonly referred to as the “60% Rule.” Compliance with the 60% Rule is demonstrated through a two-step process. The first step is the “presumptive” method, in which patient diagnosis codes are compared to a “presumptive compliance” list. IRFs that fail to demonstrate compliance with the 60% Rule using this presumptive test may demonstrate compliance through a second step involving an audit of the facility’s medical records to assess compliance.

If an IRF does not demonstrate compliance with the 60% Rule by either the presumptive method or through a review of medical records, then the facility’s classification as an IRF may be terminated at the start of its next cost reporting period causing the facility to be paid as a general acute care hospital under IPPS. If our rehabilitation hospitals fail to demonstrate compliance with the 60% Rule through either method and are classified as general acute care hospitals, our net operating revenue and profitability may be adversely affected.

As a result of post-payment reviews of claims we submit to Medicare for our services, we may incur additional costs and may be required to repay amounts already paid to us.

We are subject to regular post-payment inquiries, investigations, and audits of the claims we submit to Medicare for payment for our services. These post-payment reviews include medical necessity reviews for Medicare patients admitted to LTCHs and IRFs, and audits of Medicare claims under the Recovery Audit Contractor program. These post-payment reviews may require us to incur additional costs to respond to requests for records and to pursue the reversal of payment denials, and ultimately may require us to refund amounts paid to us by Medicare that are determined to have been overpaid.

Most of our critical illness recovery hospitals are subject to short-term leases, and the loss of multiple leases close in time could materially and adversely affect our business, financial condition, and results of operations.

We lease most of our critical illness recovery hospitals under short-term leases with terms of less than ten years. These leases often do not have favorable renewal options and often cannot be renewed or extended without the written consent of the landlords thereunder. If we cannot renew or extend a significant number of our existing leases, or if the terms for lease renewal or extension offered by landlords on a significant number of leases are unacceptable to us, then the loss of multiple leases close in time could materially and adversely affect our business, financial condition, and results of operations.

Our facilities are subject to extensive federal and state laws and regulations relating to the privacy of individually identifiable information.

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) required the United States Department of Health and Human Services to adopt standards to protect the privacy and security of individually identifiable health information. The department released final regulations containing privacy standards in December 2000 and published revisions to the final regulations in August 2002. The privacy regulations extensively regulate the use and disclosure of individually identifiable health information. The regulations also provide patients with significant new rights related to understanding and controlling how their health information is used or disclosed. The security regulations require healthcare providers to implement administrative, physical and technical practices to protect the security of individually identifiable health information that is maintained or transmitted electronically. The Health Information Technology for Economic and Clinical Health Act (“HITECH”), which was signed into law in February 2009, enhanced the privacy, security, and enforcement provisions of HIPAA by, among other things, establishing security breach notification requirements, allowing enforcement of HIPAA by state attorneys general, and increasing penalties for HIPAA violations. Violations of HIPAA or HITECH could result in civil or criminal penalties. For example, HITECH permits HHS to conduct audits of HIPAA compliance and impose penalties even if we did not know or reasonably could not have known about the violation and increases civil monetary penalty amounts up to $50,000 per violation with a maximum of $1.5 million in a calendar year for violations of the same requirement.

In addition to HIPAA, there are numerous federal and state laws and regulations addressing patient and consumer privacy concerns, including unauthorized access, or theft of patient’s identifiable health information. State statutes and regulations vary from state to state. Lawsuits, including class actions and action by state attorneys general, directed at companies that have experienced a privacy or security breach also can occur.

In the conduct of our business, we process, maintain, and transmit sensitive data, including our patient’s individually identifiable health information. We have developed a comprehensive set of policies and procedures in our efforts to comply with HIPAA and other privacy laws. Our compliance officer, privacy officer, and information security officer are responsible for implementing and monitoring compliance with our privacy and security policies and procedures at our facilities. We believe that the cost of our compliance with HIPAA and other federal and state privacy laws will not have a material adverse effect on our business, financial condition, results of operations, or cash flows. However, there can be no assurance that a breach of privacy or security will not occur. If there is a breach, we may be subject to various lawsuits, penalties and damages and may be required to incur costs to mitigate the impact of the breach on affected individuals.

We may be adversely affected by a security breach of our, or our third-party vendors’, information technology systems, such as a cyber attack, which may cause a violation of HIPAA or HITECH and subject us to potential legal and reputational harm.

In the normal course of business, our information technology systems hold sensitive patient information including patient demographic data, eligibility for various medical plans including Medicare and Medicaid, and protected health information, which is subject to HIPAA and HITECH. Additionally, we utilize those same systems to perform our day-to-day activities, such as receiving referrals, assigning medical teams to patients, documenting medical information, maintaining an accurate record of all transactions, processing payments, and maintaining our employee’s personal information. We also contract with third-party vendors to maintain and store our patient’s individually identifiable health information. Numerous state and federal laws and regulations address privacy and information security concerns resulting from our access to our patient’s and employee’s personal information.

Our information technology systems and those of our vendors that process, maintain, and transmit such data are subject to computer viruses, cyber attacks, or breaches. We adhere to policies and procedures designed to ensure compliance with HIPAA and other privacy and information security laws and require our third-party vendors to do so as well. Failure to maintain the security and functionality of our information systems and related software, or to defend a cybersecurity attack or other attempt to gain unauthorized access to our or a third-party’s systems, facilities, or patient health information could expose us to a number of adverse consequences, including but not limited to disruptions in our operations, regulatory and other civil and criminal penalties, reputational harm, investigations and enforcement actions (including, but not limited to, those arising from the SEC, Federal Trade Commission, the Department of Health and Human Services or state attorneys general), fines, litigation with those affected by the data breach, loss of customers, disputes with payors, and increased operating expense, which either individually or in the aggregate could have a material adverse effect on our business, financial position, results of operations, and liquidity.

Furthermore, while our information technology systems, and those of our third-party vendors, are maintained with safeguards protecting against cyber attacks, including passive intrusion protection, firewalls, and virus detection software, these safeguards do not ensure that a significant cyber attack could not occur. A cyber attack that bypasses our information technology security systems, or those of our third-party vendors, could cause the loss of protected health information, or other data subject to privacy laws, the loss of proprietary business information, or a material disruption to our or a third-party vendor’s information technology business systems resulting in a material adverse effect on our business, financial condition, results of operations, or cash flows. In addition, our future results could be adversely affected due to the theft, destruction, loss, misappropriation, or release of protected health information, other confidential data or proprietary business information, operational or business delays resulting from the disruption of information technology systems and subsequent clean-up and mitigation activities, negative publicity resulting in reputation or brand damage with clients, members, or industry peers, or regulatory action taken as a result of such incident. We provide our employees training and regular reminders on important measures they can take to prevent breaches. We routinely identify attempts to gain unauthorized access to our systems. However, given the rapidly evolving nature and proliferation of cyber threats, there can be no assurance our training and network security measures or other controls will detect, prevent, or remediate security or data breaches in a timely manner or otherwise prevent unauthorized access to, damage to, or interruption of our systems and operations. For example, it has been widely reported that many well-organized international interests, in certain cases with the backing of sovereign governments, are targeting the theft of patient information through the use of advance persistent threats. Similarly, in recent years, several hospitals have reported being the victim of ransomware attacks in which they lost access to their systems, including clinical systems, during the course of the attacks. We are likely to face attempted attacks in the future. Accordingly, we may be vulnerable to losses associated with the improper functioning, security breach, or unavailability of our information systems as well as any systems used in acquired operations.

Our acquisitions require transitions and integration of various information technology systems, and we regularly upgrade and expand our information technology systems’ capabilities. If we experience difficulties with the transition and integration of these systems or are unable to implement, maintain, or expand our systems properly, we could suffer from, among other things, operational disruptions, regulatory problems, working capital disruptions, and increases in administrative expenses. While we make significant efforts to address any information security issues and vulnerabilities with respect to the companies we acquire, we may still inherit risks of security breaches or other compromises when we integrate these companies within our business.

Quality reporting requirements may negatively impact Medicare reimbursement.

The Improving Medicare Post-Acute Care Transformation Act of 2014 (Pub. L. 113-185) (the “IMPACT Act”) requires the submission of standardized data by certain healthcare providers. Specifically, the IMPACT Act requires, among other significant activities, the reporting of standardized patient assessment data with regard to quality measures, resource use, and other measures. Failure to report data as required will subject providers to a 2% reduction in market basket prices then in effect. Additionally, reporting activities associated with the IMPACT Act are anticipated to be quite burdensome. CMS proposes to require hospitals to have a discharge planning process that focuses on patients’ goals and preferences and on preparing them and, as appropriate, their caregivers, to be active partners in their post-discharge care. The adoption of these and additional quality reporting measures for our hospitals to track and report will require additional time and expense and could affect reimbursement in the future. In healthcare generally, the burdens associated with collecting, recording, and reporting quality data are increasing.

There can be no assurance that all of our agencies will continue to meet quality reporting requirements in the future which may result in one or more of our agencies seeing a reduction in its Medicare reimbursements. Regardless, we, like other healthcare providers, are likely to incur additional expenses in an effort to comply with additional and changing quality reporting requirements.

We may be adversely affected by negative publicity which can result in increased governmental and regulatory scrutiny and possibly adverse regulatory changes.

Negative press coverage, including about the industries in which we currently operate, can result in increased governmental and regulatory scrutiny and possibly adverse regulatory changes. Adverse publicity and increased governmental scrutiny can have a negative impact on our reputation with referral sources and patients and on the morale and performance of our employees, both of which could adversely affect our businesses and results of operations.

Current and future acquisitions may use significant resources, may be unsuccessful, and could expose us to unforeseen liabilities.

As part of our growth strategy, we may pursue acquisitions of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and other related healthcare facilities and services. These acquisitions, including the acquisition of U.S. HealthWorks by Concentra in early 2018, may involve significant cash expenditures, debt incurrence, additional operating losses and expenses, and compliance risks that could have a material adverse effect on our financial condition and results of operations.

We may not be able to successfully integrate our acquired businesses into ours, and therefore, we may not be able to realize the intended benefits from an acquisition. If we fail to successfully integrate acquisitions, including that of U.S. HealthWorks, our financial condition and results of operations may be materially adversely affected. These acquisitions could result in difficulties integrating acquired operations, technologies, and personnel into our business. Such difficulties may divert significant financial, operational, and managerial resources from our existing operations and make it more difficult to achieve our operating and strategic objectives. We may fail to retain employees or patients acquired through these acquisitions, which may negatively impact the integration efforts. These acquisitions, including the acquisition of U.S. HealthWorks by Concentra, could also have a negative impact on our results of operations if it is subsequently determined that goodwill or other acquired intangible assets are impaired, thus resulting in an impairment charge in a future period.

In addition, these acquisitions involve risks that the acquired businesses will not perform in accordance with expectations; that we may become liable for unforeseen financial or business liabilities of the acquired businesses, including liabilities for failure to comply with healthcare regulations; that the expected synergies associated with acquisitions will not be achieved; and that business judgments concerning the value, strengths, and weaknesses of businesses acquired will prove incorrect, which could have a material adverse effect on our financial condition and results of operations.

Risks associated with our potential international operations.

We are expanding our operations into other countries. International operations are subject to risks that may materially adversely affect our business, results of operations, and financial condition. The risks that our potential international operations would be subject to include, among other things: difficulties and costs relating to staffing and managing foreign operations; fluctuations in the value of foreign currencies; repatriation of cash from our foreign operations to the United States; foreign countries may impose additional withholding taxes or otherwise tax our foreign income; separate operating and financial systems; disaster recovery; and unexpected regulatory, economic, and political changes in foreign markets. In addition to the foregoing, our potential international operations will face risks associated with complying with laws governing our foreign business operations, including the United States Foreign Corrupt Practices Act and applicable regulatory requirements.

Future joint ventures may use significant resources, may be unsuccessful, and could expose us to unforeseen liabilities.

As part of our growth strategy, we have partnered and may partner with large healthcare systems to provide post-acute care services. These joint ventures have included and may involve significant cash expenditures, debt incurrence, additional operating losses and expenses, and compliance risks that could have a material adverse effect on our financial condition and results of operations.

A joint venture involves the combining of corporate cultures and mission. As a result, we may not be able to successfully operate a joint venture, and therefore, we may not be able to realize the intended benefits. If we fail to successfully execute a joint venture relationship, our financial condition and results of operations may be materially adversely affected. A new joint venture could result in difficulties in combining operations, technologies, and personnel. Such difficulties may divert significant financial, operational, and managerial resources from our existing operations and make it more difficult to achieve our operating and strategic objectives. We may fail to retain employees or patients as a result of the integration efforts.

A joint venture is operated through a board of directors that contains representatives of Select and other parties to the joint venture. We may not control the board or some actions of the board may require supermajority votes. As a result, the joint venture may elect certain actions that could have adverse effects on our financial condition and results of operations.

If we fail to compete effectively with other hospitals, clinics, occupational health centers, and healthcare providers in the local areas we serve, our net operating revenues and profitability may decline.

The healthcare business is highly competitive, and we compete with other hospitals, rehabilitation clinics, occupational health centers, and other healthcare providers for patients. If we are unable to compete effectively in the critical illness recovery, rehabilitation hospital, outpatient rehabilitation, and occupational health services businesses, our ability to retain customers and physicians, or maintain or increase our revenue growth, price flexibility, control over medical cost trends, and marketing expenses may be compromised and our net operating revenues and profitability may decline.

Many of our critical illness recovery hospitals and our rehabilitation hospitals operate in geographic areas where we compete with at least one other facility that provides similar services.

Our outpatient rehabilitation clinics face competition from a variety of local and national outpatient rehabilitation providers, including physician-owned physical therapy clinics, dedicated locally owned and managed outpatient rehabilitation clinics, and hospital or university owned or affiliated ventures, as well as national and regional providers in select areas. Other competing outpatient rehabilitation clinics in local areas we serve may have greater name recognition and longer operating histories than our clinics. The managers of these competing clinics may also have stronger relationships with physicians in their communities, which could give them a competitive advantage for patient referrals. Because the barriers to entry are not substantial and current customers have the flexibility to move easily to new healthcare service providers, we believe that new outpatient physical therapy competitors can emerge relatively quickly.

Concentra’s primary competitors, including those of U.S. HealthWorks, have typically been independent physicians, hospital emergency departments, and hospital-owned or hospital-affiliated medical facilities. Because the barriers to entry in Concentra’s geographic markets are not substantial and its current customers have the flexibility to move easily to new healthcare service providers, new competitors to Concentra can emerge relatively quickly. The markets for Concentra’s consumer health and veteran’s healthcare businesses are also fragmented and competitive. If Concentra’s competitors are better able to attract patients or expand services at their facilities than Concentra is, Concentra may experience an overall decline in revenue. Similarly, competitive pricing pressures from our competitors could cause Concentra to lose existing or future CBOC contracts with the Department of Veterans Affairs, which may also cause Concentra to experience an overall decline in revenue.

Future cost containment initiatives undertaken by private third-party payors may limit our future net operating revenues and profitability.

Initiatives undertaken by major insurers and managed care companies to contain healthcare costs affect our profitability. These payors attempt to control healthcare costs by contracting with hospitals and other healthcare providers to obtain services on a discounted basis. We believe that this trend may continue and may limit reimbursements for healthcare services. If insurers or managed care companies from whom we receive substantial payments reduce the amounts they pay for services, our profit margins may decline, or we may lose patients if we choose not to renew our contracts with these insurers at lower rates.

If we fail to maintain established relationships with the physicians in the areas we serve, our net operating revenues may decrease.

Our success is partially dependent upon the admissions and referral practices of the physicians in the communities our critical illness recovery hospitals, rehabilitation hospitals, and outpatient rehabilitation clinics serve, and our ability to maintain good relations with these physicians. Physicians referring patients to our hospitals and clinics are generally not our employees and, in many of the local areas that we serve, most physicians have admitting privileges at other hospitals and are free to refer their patients to other providers. If we are unable to successfully cultivate and maintain strong relationships with these physicians, our hospitals’ admissions and our facilities’ and clinics’ businesses may decrease, and our net operating revenues may decline.

We could experience significant increases to our operating costs due to shortages of healthcare professionals or union activity.

Our critical illness recovery hospitals and our rehabilitation hospitals are highly dependent on nurses, our outpatient rehabilitation division is highly dependent on therapists for patient care, and Concentra is highly dependent upon the ability of its affiliated professional groups to recruit and retain qualified physicians and other licensed providers. The market for qualified healthcare professionals is highly competitive. We have sometimes experienced difficulties in attracting and retaining qualified healthcare personnel. We cannot assure you we will be able to attract and retain qualified healthcare professionals in the future. Additionally, the cost of attracting and retaining qualified healthcare personnel may be higher than we anticipate, and as a result, our profitability could decline.

In addition, United States healthcare providers are continuing to see an increase in the amount of union activity. Though we cannot predict the degree to which we will be affected by future union activity, there may be continuing legislative proposals that could result in increased union activity. We could experience an increase in labor and other costs from such union activity.

Our business operations could be significantly disrupted if we lose key members of our management team.

Our success depends to a significant degree upon the continued contributions of our senior officers and other key employees, and our ability to retain and motivate these individuals. We currently have employment agreements in place with three executive officers and change in control agreements and/or non-competition agreements with several other officers. Many of these individuals also have significant equity ownership in our company. We do not maintain any key life insurance policies for any of our employees. The loss of the services of certain of these individuals could disrupt significant aspects of our business, could prevent us from successfully executing our business strategy, and could have a material adverse effect on our results of operations.

In conducting our business, we are required to comply with applicable laws regarding fee-splitting and the corporate practice of medicine.

Some states prohibit the “corporate practice of medicine” that restricts business corporations from practicing medicine through the direct employment of physicians or from exercising control over medical decisions by physicians. Some states similarly prohibit the “corporate practice of therapy.” The laws relating to corporate practice vary from state to state and are not fully developed in each state in which we have facilities. Typically, however, professional corporations owned and controlled by licensed professionals are exempt from corporate practice restrictions and may employ physicians or therapists to furnish professional services. Also, in some states, hospitals are permitted to employ physicians.

Some states also prohibit entities from engaging in certain financial arrangements, such as fee-splitting, with physicians or therapists. The laws relating to fee-splitting also vary from state to state and are not fully developed. Generally, these laws restrict business arrangements that involve a physician or therapist sharing medical fees with a referral source, but in some states, these laws have been interpreted to extend to management agreements between physicians or therapists and business entities under some circumstances.

We believe that Select’s current and planned activities do not constitute fee-splitting or the unlawful corporate practice of medicine as contemplated by these state laws. However, there can be no assurance that future interpretations of such laws will not require structural and organizational modification of our existing relationships with the practices. If a court or regulatory body determines that we have violated these laws or if new laws are introduced that would render our arrangements illegal, we could be subject to civil or criminal penalties, our contracts could be found legally invalid and unenforceable (in whole or in part), or we could be required to restructure our contractual arrangements with our affiliated physicians and other licensed providers.

If the frequency of workplace injuries and illnesses continues to decline, Concentra’s results may be negatively affected.

Approximately 58% of Concentra’s revenue in 2018 was generated from the treatment of workers’ compensation claims. In the past decade, the number of workers’ compensation claims has decreased, which Concentra primarily attributes to improvements in workplace safety, improved risk management by employers, and changes in the type and composition of jobs. During the economic downturn, the number of employees with workers’ compensation insurance substantially decreased. Although the number of covered employees has increased more in recent years as the employment rate has increased, adverse economic conditions can cause the number of covered employees to decline which can cause further declines in workers’ compensation claims. In addition, because of the greater access to health insurance and the fact that the United States economy has continued to shift from a manufacturing-based to a service-based economy along with general improvements in workplace safety, workers are generally healthier and less prone to work injuries. Increases in employer-sponsored wellness and health promotion programs, spurred in part by the Affordable Care Act, have led to fitter and healthier employees who may be less likely to injure themselves on the job. Concentra’s business model is based, in part, on its ability to expand its relative share of the market for the treatment of claims for workplace injuries and illnesses. If workplace injuries and illnesses decline at a greater rate than the increase in total employment, or if total employment declines at a greater rate than the increase in incident rates, the number of claims in the workers’ compensation market will decrease and may adversely affect Concentra’s business.

If Concentra loses several significant employer customers, its results may be adversely affected.

Concentra’s results may decline if it loses several significant employer customers. One or more of Concentra’s significant employer customers could be acquired. Additionally, Concentra could lose significant employer customers due to competitive pricing pressures or other reasons. The loss of several significant employer customers could cause a material decline in Concentra’s profitability and operating performance.

Significant legal actions could subject us to substantial uninsured liabilities.

Physicians, hospitals, and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability, or related legal theories. Many of these actions involve large claims and significant defense costs. We are also subject to lawsuits under federal and state whistleblower statutes designed to combat fraud and abuse in the healthcare industry. These whistleblower lawsuits are not covered by insurance and can involve significant monetary damages and award bounties to private plaintiffs who successfully bring the suits.

We currently maintain professional malpractice liability insurance and general liability insurance coverages through a number of different programs that are dependent upon such factors as the state where we are operating and whether the operations are wholly-owned or are operated through a joint venture. For our wholly-owned operations, we currently maintain insurance coverages under a combination of policies with a total annual aggregate limit of up to $40.0 million. Our insurance for the professional liability coverage is written on a “claims-made” basis, and our commercial general liability coverage is maintained on an “occurrence” basis. These coverages apply after a self-insured retention limit is exceeded. For our joint venture operations, we have numerous programs that are designed to respond to the risks of the specific joint venture. The annual aggregate limit under these programs ranges from $5.0 million to $20.0 million. The policies are generally written on a “claims-made” basis. Each of these programs has either a deductible or self-insured retention limit. We review our insurance program annually and may make adjustments to the amount of insurance coverage and self-insured retentions in future years. In addition, our insurance coverage does not generally cover punitive damages and may not cover all claims against us.

Concentration of ownership among our existing executives and directors may prevent new investors from influencing significant corporate decisions.

Our executives and directors, beneficially own, in the aggregate, approximately 20.38% of Holdings’ outstanding common stock as of September 30, 2019. As a result, these stockholders have significant control over our management and policies and are able to exercise influence over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation, and approval of significant corporate transactions. The directors elected by these stockholders are able to make decisions affecting our capital structure, including decisions to issue additional capital stock, implement stock repurchase programs, and incur indebtedness. This influence may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2019 on a historical basis and on an as adjusted basis to give effect to Refinancing Transactions and the use of the net proceeds therefrom as described under “Use of Proceeds” as if the offering had been completed as of September 30, 2019. You should read this table in conjunction with “Use of Proceeds” and “Summary— Summary Historical Consolidated Financial and Other Data” in this offering memorandum, as well as our consolidated financial statements, the related notes thereto and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included in our annual report on Form 10-K and in our quarterly financial report for the period ended September 30, 2019. You should also read Part II of our quarterly financial report for the period ended September 30, 2019. Our annual report on Form 10-K is incorporated by reference in this offering memorandum and our quarterly report for the period ended September 30, 2019 is included in this offering memorandum.

As-Adjusted Capitalization as of September 30, 2019
(in thousands) (unaudited)

	Select + Subsidiary Guarantors	Non-Guarantor Subsidiaries (Including Concentra)(3)	Consolidated Total
Cash and cash equivalents	$116,621	$29,367	$145,988

Concentra Intercompany Loan Agreement:
Intercompany note receivable (payable)	$1,240,000	$(1,240,000)	$-

Debt:
Senior secured term loans	2,146,068	-	2,146,068
Senior secured revolving facility(1)	-	-	-
Total senior secured principal	2,146,068	-	2,146,068

6.250% Notes due 2026	550,000	-	550,000
Additional Notes offered hereby	625,000	-	625,000
Other(2)	16,306	$60,360	76,666
Total debt principal outstanding	3,337,374	60,360	3,397,734
Unamortized premium	30,000	-	30,000
Unamortized discount	(13,990)	-	(13,990)
Unamortized debt issuance costs	(21,884)	(420)	(22,304)
Total debt	$3,331,500	$59,940	$3,391,440

Total stockholders’ equity			731,821
Total capitalization			$4,123,261

Total net debt principal outstanding	$3,220,753	$30,993	$3,251,746
Total net senior secured principal	$2,029,447	$(29,367)	$2,000,080

(1)	The revolving loan under our senior secured credit facilities provides for borrowings of up to $450.0 million of which $411.7 million was available as of September 30, 2019 for working capital and general corporate purposes (after giving effect to the Refinancing Transactions and to $38.3 million of outstanding letters of credit at September 30, 2019).

(2)	Other debt consists primarily of borrowings to finance insurance programs, indebtedness to sellers of acquired businesses and other miscellaneous borrowings.

(3)	Select and Holdings are not parties to the Concentra credit agreement and are not obligors with respect to Concentra’s debt under such agreements. While this debt is non-recourse to Select, it is included in Select’s consolidated financial statements.

Description of other indebtedness

The following summary of certain provisions of the documents governing our outstanding indebtedness does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this offering memorandum.

Select senior secured credit facilities

General

On August 1, 2019, we entered into Amendment No. 3 to our secured credit agreement (the “Select credit agreement”). As of September 30, 2019, the Select credit facilities provided for senior secured financing consisting of:

•	a revolving facility of $450.0 million maturing in March 2024, including a $75.0 million sublimit for the issuance of standby letters of credit (the “Select revolving facility”), and

•	a term loan of $1,531.1 million, maturing in March 2025 (the “Select term loan” and, together with the Select revolving facility, the “Select credit facilities”).

All borrowings under the Select credit facilities are subject to the satisfaction of required conditions, including the absence of a default at the time of and immediately after giving effect to such borrowing and the accuracy of the representations and warranties of the loan parties.

As of September 30, 2019, we had outstanding borrowings under the Select credit facilities consisting of $1,531.1 million in Select term loans (excluding unamortized discounts and debt issuance costs of $22.2 million). We did not have any borrowings under the Select revolving facility. As of September 30, 2019, we had $411.7 million of availability under the Select revolving facility after giving effect to $38.3 million of outstanding undrawn letters of credit.

Interest and fees

As of September 30, 2019, (i) the applicable interest rate for the Select term loan was, at Select’s option, the Adjusted LIBO Rate (as defined in the Select credit agreement) plus 2.50% or the Alternate Base Rate (as defined in the Select credit agreement) plus 1.50%, and (ii) the applicable interest rate for the Select revolving facility was, at Select’s option, the Adjusted LIBO Rate plus 2.50% or the Alternate Base Rate plus 1.50%, subject to adjustment based on our total net leverage, as specified in the Select credit agreement.

On the last day of each calendar quarter, we are required to pay each lender a commitment fee in respect of any unused commitments under the Select revolving facility, which is currently 0.50% per annum subject to adjustment based on our total net leverage, as specified in the Select credit agreement.

Prepayments

We will be required to prepay borrowings under the Select credit facilities with (i) 100% of the net cash proceeds received from non-ordinary course asset sales or other dispositions, or as a result of a casualty or condemnation, subject to reinvestment provisions and other customary carve-outs and, to the extent required, the payment of certain indebtedness secured by liens that are pari passu with the liens securing the debt under the Select credit facilities or subject to a first lien intercreditor agreement, (ii) 100% of the net cash proceeds received from the issuance of debt obligations other than certain permitted debt obligations, and (iii) 50% of excess cash flow (as defined in the Select credit agreement) if our total net leverage ratio, as specified in the Select credit agreement, is greater than 4.50 to 1.00 and 25% of excess cash flow if our total net leverage ratio is less than or equal to 4.50 to 1.00 and greater than 4.00 to 1.00, in each case, reduced by the aggregate amount of term loans, revolving loans and certain other debt optionally prepaid (and, in the case of revolving loans, accompanied by a reduction in the related commitment) during the applicable fiscal year. We will not be required to prepay borrowings with excess cash flow if our total net leverage ratio is less than or equal to 4.00 to 1.00.

Repayment

The balance of the Select term loan will be payable on March 6, 2025.

Collateral and guarantors

Borrowings under the Select credit facilities are guaranteed by Holdings and substantially all of our current domestic subsidiaries and will be guaranteed by substantially all of Select’s future domestic subsidiaries (subject, in each case, to permitted liens), in each case, other than Concentra and its subsidiaries and subject to covenants as specified in the Select credit agreement. Borrowings under the Select credit facilities are secured by substantially all of Select’s existing and future property and assets and by a pledge of Select’s capital stock, the capital stock of Select’s domestic subsidiaries other than Concentra and its subsidiaries, and up to 65% of the capital stock of Select’s foreign subsidiaries held directly by Select or a domestic subsidiary, other than Concentra and its subsidiaries.

Restrictive covenants and other matters

The Select revolving facility requires us to maintain a total net leverage ratio, as specified in the Select credit agreement, not to exceed 7.00 to 1.00. The total net leverage ratio is tested quarterly. Failure to comply with this covenant (subject to cure rights specified in the Select credit agreement) would result in an event of default under the Select revolving facility only and, absent a waiver or an amendment from the revolving lenders, preclude us from making further borrowings under the Select revolving facility and permit the revolving lenders to accelerate all outstanding borrowings under the Select revolving facility. The termination of the Select revolving facility commitments and the acceleration of amounts outstanding thereunder would constitute an event of default with respect to the Select term loan.

The Select credit facilities also contain a number of other affirmative and restrictive covenants, including: limitations on mergers, consolidations and dissolutions; sales of assets; investments and acquisitions; indebtedness; liens; affiliate transactions; and dividends and restricted payments. The Select credit facilities contain events of default for non-payment of principal and interest when due (subject, as to interest, to a grace period), cross-default and cross-acceleration provisions and an event of default that would be triggered by a change of control.

2026 Notes

The Additional Notes offered hereby will be issued as additional notes under the indenture dated as of August 1, 2019 pursuant to which we previously issued $550 million aggregate principal amount of the Existing Notes. The Additional Notes offered hereby will rank equally with and form a part of a single class of securities with such Existing Notes for all purposes under the indenture governing the notes. See “Description of the Notes.”

Concentra credit facilities

Concentra credit agreement

General

On June 1, 2015, Concentra entered into the Concentra credit agreement. As of September 30, 2019, the Concentra credit agreement provides for first lien financing consisting of:

•	a revolving credit facility of $100.0 million, maturing in March 2022, including a $25.0 million sublimit for the issuance of standby letters of credit (the “Concentra revolving facility”); and

•	a first lien term loan of $1,240.3 million, maturing in June 2022 (the “Concentra first lien term loan”).

On September 20, 2019, Concentra entered into Amendment No. 6 to the Concentra credit agreement. The amendment, among other things, (i) provided for an additional $100.0 million in tranche B-1 term loans under the Concentra credit agreement and (ii) extended the maturity date of the Concentra revolving facility to March 1, 2022 from June 1, 2021.

All borrowings under the Concentra credit agreement are subject to the satisfaction of required conditions, including the absence of a default at the time of and immediately after giving effect to such borrowing and the accuracy of the representations and warranties of the loan parties.

Interest

As of September 30, 2019, (i) the applicable interest rate for the Concentra first lien term loan was the Adjusted LIBO Rate (as defined in the Concentra credit agreement) plus 2.50% or the Alternate Base Rate (as defined in the Concentra credit agreement) plus 1.50%, and (ii) the applicable interest rate for the Concentra revolving facility was the Adjusted LIBO Rate plus 2.50% or the Alternate Base Rate plus 1.50%.

Repayment

The balance of the Concentra first lien term loan will be payable on June 1, 2022. The Concentra revolving facility will mature on March 1, 2022.

Restrictive covenants and other matters

The Concentra revolving facility requires Concentra to maintain a first lien net leverage ratio, as specified in the Concentra credit agreement, not to exceed 5.75 to 1.00. The first lien net leverage ratio is tested quarterly, but only if Revolving Exposure (as defined in the Concentra credit agreement) exceeds 30% of Revolving Commitments (as defined in the Concentra credit agreement) on such day. Failure to comply with this covenant (subject to cure rights specified in the Concentra credit agreement) would result in an event of default under the Concentra revolving facility only and, absent a waiver or an amendment from the revolving lenders, preclude Concentra from making further borrowings under the Concentra revolving facility and permit the revolving lenders to accelerate all outstanding borrowings under the Concentra revolving facility. Upon such acceleration, Concentra’s failure to comply with the financial covenant would result in an event of default with respect to the Concentra first lien term loan. The Concentra credit agreement contains a number of other affirmative and restrictive covenants, including: limitations on mergers, consolidations and dissolutions; sales of assets; investments and acquisitions; indebtedness; liens; affiliate transactions; and dividends and restricted payments. The Concentra credit agreement contains events of default for non-payment of principal and interest when due (subject to a grace period for interest), cross-default and cross-acceleration provisions and an event of default that would be triggered by a change of control.

Prepayments

Concentra will be required to prepay borrowings under the Concentra credit agreement with (i) 100% of the net cash proceeds received from non-ordinary course asset sales or other dispositions, or as a result of a casualty or condemnation, subject to reinvestment provisions and other customary carveouts and the payment of certain indebtedness secured by liens, (ii) 100% of the net cash proceeds received from the issuance of debt obligations (other than certain permitted debt obligations), and (iii) 50% of excess cash flow (as defined in the Concentra credit agreement) if Concentra’s secured net leverage ratio is greater than 4.25 to 1.00 and 25% of excess cash flow if Concentra’s secured net leverage ratio is less than or equal to 4.25 to 1.00 and greater than 3.75 to 1.00, in each case, reduced by the aggregate amount of term loans and certain debt secured on a pari passu basis optionally prepaid during the applicable fiscal year and the aggregate amount of revolving commitments reduced permanently during the applicable fiscal year (other than in connection with a refinancing). Concentra will not be required to prepay borrowings with excess cash flow if Concentra’s secured net leverage ratio is less than or equal to 3.75 to 1.00.

Collateral and guarantors

The borrowings under the Concentra credit agreement are guaranteed, on a first lien basis, by Concentra Holdings, Inc., Concentra, and certain domestic subsidiaries of Concentra (subject, in each case, to permitted liens). These borrowings will also be guaranteed by certain of Concentra’s future domestic subsidiaries. The borrowings under the Concentra credit agreement are secured by substantially all of Concentra’s and its domestic subsidiaries’ existing and future property and assets and by a pledge of Concentra’s capital stock, the capital stock of certain of Concentra’s domestic subsidiaries and up to 65% of the voting capital stock and 100% of the non-voting capital stock of Concentra’s foreign subsidiaries, if any.

Refinancing Transactions and Intercompany Loan

Concurrently with the closing of this offering, we intend to enter into the Concentra Intercompany Loan Agreement and consummate the other the Refinancing Transactions. The following is a summary description of certain terms of the Concentra Intercompany Loan Agreement. The terms of that credit agreement and related documentation for the Concentra Intercompany Loan Agreement are under discussion, and accordingly their definitive terms may vary from those described below.

Concentra Intercompany Loan Agreement

General

Effective upon the closing of the Refinancing Transactions, Concentra is expected to enter into the Concentra Intercompany Loan Agreement, which is expected to provide for a first lien term loan of $1,240.0 million, maturing in June 2022. All borrowings under the Concentra Intercompany Loan Agreement will be subject to the satisfaction of required conditions, including the absence of a default at the time of and immediately after giving effect to such borrowing and the accuracy of the representations and warranties of the loan parties.

Interest

Effective upon the closing of the Refinancing Transactions, the applicable interest rate for the Concentra Intercompany Loan Agreement is expected to be the Adjusted LIBO Rate (as defined in the Concentra Intercompany Loan Agreement) plus 2.50% or the Alternate Base Rate (as defined in the Concentra Intercompany Loan Agreement) plus 1.50%.

Repayment

The balance of the Concentra Intercompany Loan Agreement will be payable on June 1, 2022.

Restrictive covenants and other matters

The Concentra Intercompany Loan Agreement will contain a number of customary affirmative and restrictive covenants, which are expected to be substantially consistent with the corresponding covenants currently applicable to the Concentra first lien term loan under the Concentra credit agreement, including: limitations on mergers, consolidations and dissolutions; sales of assets; investments and acquisitions; indebtedness; liens; affiliate transactions; and dividends and restricted payments. The Concentra credit agreement will contain events of default for non-payment of principal and interest when due (subject to a grace period for interest), cross-default and cross-acceleration provisions and an event of default that would be triggered by a change of control.

Prepayments

Concentra will be required to prepay borrowings under the Concentra Intercompany Loan Agreement with (i) 100% of the net cash proceeds received from non-ordinary course asset sales or other dispositions, or as a result of a casualty or condemnation, subject to reinvestment provisions and other customary carveouts and the payment of certain indebtedness secured by liens, (ii) 100% of the net cash proceeds received from the issuance of debt obligations (other than certain permitted debt obligations), and (iii) 50% of excess cash flow (as defined in the Concentra Intercompany Loan Agreement) if Concentra’s secured net leverage ratio is greater than 4.25 to 1.00 and 25% of excess cash flow if Concentra’s secured net leverage ratio is less than or equal to 4.25 to 1.00 and greater than 3.75 to 1.00, in each case, reduced by the aggregate amount of term loans and certain debt secured on a pari passu basis optionally prepaid during the applicable fiscal year and the aggregate amount of revolving commitments reduced permanently during the applicable fiscal year (other than in connection with a refinancing). Concentra will not be required to prepay borrowings with excess cash flow if Concentra’s secured net leverage ratio is less than or equal to 3.75 to 1.00.

Collateral and guarantors

The borrowings under the Concentra Intercompany Loan Agreement will be guaranteed, on a first lien basis, by Concentra Holdings, Inc., Concentra Borrower, and certain domestic subsidiaries of Concentra (subject, in each case, to permitted liens). These borrowings will also be guaranteed by certain of Concentra’s future domestic subsidiaries. The borrowings under the Concentra Intercompany Loan Agreement will be secured by substantially all of Concentra Borrower’s and its domestic subsidiaries’ existing and future property and assets and by a pledge of Concentra Borrower’s capital stock, the capital stock of certain of Concentra Borrower’s domestic subsidiaries and up to 65% of the voting capital stock and 100% of the non-voting capital stock of Concentra Borrower’s foreign subsidiaries, if any.

Select Medical Corporation

Condensed Consolidated Financial Statements (Unaudited)

Supplemental Financial Information of Restricted and Unrestricted Subsidiaries (Unaudited)

Management’s Discussion and Analysis of Financial Condition and Results of Operations (Unaudited)

For the Quarterly Period Ended September 30, 2019

I. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Select Medical Corporation

Condensed Consolidated Balance Sheets
(unaudited)
(in thousands, except share and per share amounts)

	December 31, 2018	September 30, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$175,178	$135,963
Accounts receivable	706,676	798,805
Prepaid income taxes	20,539	18,804
Other current assets	90,131	96,721
Total Current Assets	992,524	1,050,293
Operating lease right-of-use assets	—	986,519
Property and equipment, net	979,810	997,467
Goodwill	3,320,726	3,382,656
Identifiable intangible assets, net	437,693	415,763
Other assets	233,512	322,058
Total Assets	$5,964,265	$7,154,756
LIABILITIES AND EQUITY
Current Liabilities:
Overdrafts	$25,083	$—
Current operating lease liabilities	—	204,936
Current portion of long-term debt and notes payable	43,865	15,656
Accounts payable	146,693	136,801
Accrued payroll	172,386	170,294
Accrued vacation	110,660	119,286
Accrued interest	12,137	10,112
Accrued other	190,691	209,887
Income taxes payable	3,671	2,815
Total Current Liabilities	705,186	869,787
Non-current operating lease liabilities	—	836,205
Long-term debt, net of current portion	3,249,516	3,336,506
Non-current deferred tax liability	153,895	147,567
Other non-current liabilities	158,940	105,251
Total Liabilities	4,267,537	5,295,316
Commitments and contingencies (Note 12)
Redeemable non-controlling interests	780,488	953,697
Stockholder's Equity:
Common stock, $0.01 par value, 100 shares issued and outstanding	0	0
Capital in excess of par	970,156	994,796
Accumulated deficit	(167,114)	(240,078)
Total Stockholder's Equity	803,042	754,718
Non-controlling interests	113,198	151,025
Total Equity	916,240	905,743
Total Liabilities and Equity	$5,964,265	$7,154,756

The accompanying notes are an integral part of these condensed consolidated financial statements.

Select Medical Corporation

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands)

	For the Three Months Ended September 30,
	2018	2019
Net operating revenues	$1,267,401	$1,393,343
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	1,087,062	1,183,111
General and administrative	29,975	34,385
Depreciation and amortization	50,527	52,941
Total costs and expenses	1,167,564	1,270,437
Income from operations	99,837	122,906
Other income and expense:
Loss on early retirement of debt	—	(18,643)
Equity in earnings of unconsolidated subsidiaries	5,432	6,950
Gain on sale of businesses (Note 5)	2,139	—
Interest expense	(50,669)	(54,336)
Income before income taxes	56,739	56,877
Income tax expense	14,060	12,847
Net income	42,679	44,030
Less: Net income attributable to non-controlling interests	9,762	13,298
Net income attributable to the Company	$32,917	$30,732

The accompanying notes are an integral part of these condensed consolidated financial statements.

Select Medical Corporation

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands)

	For the Nine Months Ended September 30,
	2018	2019
Net operating revenues	$3,816,575	$4,079,338
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	3,247,606	3,465,353
General and administrative	90,951	94,401
Depreciation and amortization	149,022	160,072
Total costs and expenses	3,487,579	3,719,826
Income from operations	328,996	359,512
Other income and expense:
Loss on early retirement of debt	(10,255)	(18,643)
Equity in earnings of unconsolidated subsidiaries	14,914	18,710
Gain on sale of businesses (Note 5)	9,016	6,532
Interest expense	(147,991)	(156,611)
Income before income taxes	194,680	209,500
Income tax expense	47,460	52,140
Net income	147,220	157,360
Less: Net income attributable to non-controlling interests	34,053	40,978
Net income attributable to the Company	$113,167	$116,382

The accompanying notes are an integral part of these condensed consolidated financial statements.

Select Medical Corporation Condensed Consolidated Statements of Changes in Equity and Income (unaudited) (in thousands)
	For the Nine Months Ended September 30, 2019
		Total Stockholder's Equity
	Common Stock Issued	Common Stock Par Value	Capital in Excess of Par	Accumulated Deficit	Total Stockholders’ Equity	Non- controlling Interests	Total Equity
Balance at December 31, 2018	0	$0	$970,156	$(167,114)	$803,042	$113,198	$916,240
Net income attributable to the Company				40,834	40,834		40,834
Net income attributable to non-controlling interests					—	4,810	4,810
Contribution related to restricted stock award issuances by Select Medical Holdings Corporation			5,488		5,488		5,488
Issuance of non-controlling interests					—	6,837	6,837
Distributions to and purchases of non-controlling interests			259		259	(2,739)	(2,480)
Redemption adjustment on non-controlling interests				(47,470)	(47,470)		(47,470)
Other				(122)	(122)	413	291
Balance at March 31, 2019	0	$0	$975,903	$(173,872)	$802,031	$122,519	$924,550
Net income attributable to the Company				44,816	44,816		44,816
Net income attributable to non-controlling interests					—	3,663	3,663
Additional investment by Select Medical Holdings Corporation			459		459		459
Dividends declared and paid to Select Medical Holdings Corporation				(13,620)	(13,620)		(13,620)
Contribution related to restricted stock award issuances by Select Medical Holdings Corporation			5,591		5,591		5,591
Issuance of non-controlling interests			6,366		6,366	24,761	31,127
Distributions to and purchases of non-controlling interests			14		14	(1,430)	(1,416)
Redemption adjustment on non-controlling interests				270	270		270
Other				82	82	428	510
Balance at June 30, 2019	0	$0	$988,333	$(142,324)	$846,009	$149,941	$995,950
Net income attributable to the Company				30,732	30,732		30,732
Net income attributable to non-controlling interests					—	7,202	7,202
Additional investment by Select Medical Holdings Corporation			413		413		413
Dividends declared and paid to Select Medical Holdings Corporation				(23,689)	(23,689)		(23,689)
Contribution related to restricted stock award issuances by Select Medical Holdings Corporation			6,050		6,050		6,050
Distributions to and purchases of non-controlling interests					—	(6,538)	(6,538)
Redemption adjustment on non-controlling interests				(104,553)	(104,553)		(104,553)
Other				(244)	(244)	420	176
Balance at September 30, 2019	0	$0	$994,796	$(240,078)	$754,718	$151,025	$905,743

The accompanying notes are an integral part of these condensed consolidated financial statements.

Select Medical Corporation Condensed Consolidated Statements of Changes in Equity and Income (unaudited) (in thousands)
	For the Nine Months Ended September 30, 2018
		Total Stockholder's Equity
	Common Stock Issued	Common Stock Par Value	Capital in Excess of Par	Accumulated Deficit	Total Stockholders’ Equity	Non- controlling Interests	Total Equity
Balance at December 31, 2017	0	$0	$947,370	$(124,002)	$823,368	$109,236	$932,604
Net income attributable to the Company				33,739	33,739		33,739
Net income attributable to non-controlling interests					—	4,500	4,500
Additional investment by Select Medical Holdings Corporation			738		738		738
Dividends declared and paid to Select Medical Holdings Corporation				(122)	(122)		(122)
Contribution related to restricted stock award issuances by Select Medical Holdings Corporation			4,717		4,717		4,717
Issuance and exchange of non-controlling interests				74,341	74,341		74,341
Distributions to and purchases of non-controlling interests				(83,233)	(83,233)	(1,094)	(84,327)
Redemption adjustment on non-controlling interests				(1,051)	(1,051)		(1,051)
Other				103	103	35	138
Balance at March 31, 2018	0	$0	$952,825	$(100,225)	$852,600	$112,677	$965,277
Net income attributable to the Company				46,511	46,511		46,511
Net income attributable to non-controlling interests					—	3,139	3,139
Additional investment by Select Medical Holdings Corporation			882		882		882
Dividends declared and paid to Select Medical Holdings Corporation				(767)	(767)		(767)
Contribution related to restricted stock award issuances by Select Medical Holdings Corporation			4,845		4,845		4,845
Issuance and exchange of non-controlling interests			1,553		1,553	1,921	3,474
Distributions to and purchases of non-controlling interests			(932)	(384)	(1,316)	(1,958)	(3,274)
Redemption adjustment on non-controlling interests				(8,500)	(8,500)		(8,500)
Other				(337)	(337)	677	340
Balance at June 30, 2018	0	$0	$959,173	$(63,702)	$895,471	$116,456	$1,011,927
Net income attributable to the Company				32,917	32,917		32,917
Net income attributable to non-controlling interests					—	518	518
Additional investment by Select Medical Holdings Corporation			13		13		13
Dividends declared and paid to Select Medical Holdings Corporation				(4,751)	(4,751)		(4,751)
Contribution related to restricted stock award issuances by Select Medical Holdings Corporation			5,497		5,497		5,497
Distributions to and purchases of non-controlling interests					—	(4,419)	(4,419)
Redemption adjustment on non-controlling interests				(154,514)	(154,514)		(154,514)
Other				(41)	(41)	421	380
Balance at September 30, 2018	0	$0	$964,683	$(190,091)	$774,592	$112,976	$887,568

The accompanying notes are an integral part of these condensed consolidated financial statements.

Select Medical Corporation Condensed Consolidated Statements of Cash Flows (unaudited) (in thousands)
	For the Nine Months Ended September 30
Operating activities	2018	2019
Net income	$147,220	$157,360
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	10,734	13,609
Depreciation and amortization	149,022	160,072
Provision for bad debts	(373)	2,344
Equity in earnings of unconsolidated subsidiaries	(14,914)	(18,710)
Loss on extinguishment of debt	484	10,160
Gain on sale of assets and businesses	(9,129)	(6,349)
Stock compensation expense	17,175	19,431
Amortization of debt discount, premium and issuance costs	9,845	9,469
Deferred income taxes	(2,092)	(7,247)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	23,495	(93,425)
Other current assets	(10,274)	(6,016)
Other assets	4,828	1,259
Accounts payable	(3,507)	1,369
Accrued expenses	49,391	22,396
Income taxes	9,072	918
Net cash provided by operating activities	380,977	266,640
Investing activities
Business combinations, net of cash acquired	(519,258)	(86,269)
Purchases of property and equipment	(121,039)	(123,956)
Investment in businesses	(12,936)	(60,668)
Proceeds from sale of assets and businesses	6,691	183
Net cash used in investing activities	(646,542)	(270,710)
Financing activities
Borrowings on revolving facilities	420,000	700,000
Payments on revolving facilities	(585,000)	(720,000)
Proceeds from term loans	779,904	593,683
Payments on term loans	(8,625)	(375,084)
Proceeds from 6.250% senior notes	—	539,176
Payment on 6.375% senior notes	—	(710,000)
Revolving facility debt issuance costs	(1,333)	(310)
Borrowings of other debt	30,134	19,282
Principal payments on other debt	(17,971)	(22,628)
Dividends paid to Select Medical Holdings Corporation	(5,640)	(37,309)
Equity investment by Select Medical Holdings Corporation	1,633	872
Decrease in overdrafts	(6,172)	(25,083)
Proceeds from issuance of non-controlling interests	2,926	18,288
Distributions to and purchases of non-controlling interests	(306,427)	(16,032)
Net cash provided by (used in) financing activities	303,429	(35,145)
Net increase (decrease) in cash and cash equivalents	37,864	(39,215)
Cash and cash equivalents at beginning of period	122,549	175,178
Cash and cash equivalents at end of period	$160,413	$135,963
Supplemental Information
Cash paid for interest	$134,378	$149,090
Cash paid for taxes	40,460	58,472
Non-cash equity exchange for acquisition of U.S. HealthWorks	238,000	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

A.SELECT MEDICAL CORPORATION NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Basis of Presentation

The unaudited condensed consolidated financial statements of Select Medical Corporation ("Select") and its subsidiaries (collectively, the “Company”) as of September 30, 2019, and for the three and nine month periods ended September 30, 2018 and 2019, have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Certain information and disclosures required by GAAP, which are normally included in the notes to the Company’s annual consolidated financial statements, have been condensed or omitted, although the Company believes the disclosure is adequate to make the information presented not misleading. In the opinion of management, such information contains all adjustments, which are normal and recurring in nature, necessary for a fair statement of the financial position, results of operations and cash flow for such periods. All significant intercompany transactions and balances have been eliminated.

Select is the direct operating subsidiary of Select Medical Holdings Corporation ("Holdings"). The results of operations for the three and nine months ended September 30, 2019, are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2019. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2018, contained in the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2019.

2. Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including disclosure of contingencies, at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Credit Risk Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash balances and trade receivables. The Company’s excess cash is held with large financial institutions. The Company grants unsecured credit to its patients, most of whom reside in the service area of the Company’s facilities and are insured under third-party payor agreements. The Company’s general policy is to verify insurance coverage prior to the date of admission for patients admitted to the Company’s critical illness recovery hospitals and rehabilitation hospitals. Within the Company’s outpatient rehabilitation clinics, the Company verifies insurance coverage prior to the patient’s visit. Within the Company’s Concentra centers, the Company verifies insurance coverage or receives authorization from the patient’s employer prior to the patient’s visit.

Because of the geographic diversity of the Company’s facilities and non-governmental third-party payors, Medicare represents the Company’s only significant concentration of credit risk. Approximately 16% and 15% of the Company’s accounts receivable is from Medicare at December 31, 2018, and September 30, 2019, respectively.

Leases

The Company evaluates whether a contract is or contains a lease at the inception of the contract. Upon lease commencement, the date on which a lessor makes the underlying asset available to the Company for use, the Company classifies the lease as either an operating or finance lease. Most of the Company’s facility and equipment leases are classified as operating leases.

Balance Sheet

For both operating and finance leases, the Company recognizes a right-of-use asset and lease liability at lease commencement. A right-of-use asset represents the Company’s right to use an underlying asset for the lease term while the lease liability represents an obligation to make lease payments arising from a lease which are measured on a discounted basis. The Company elected the short-term lease exemption for its equipment leases; accordingly, equipment leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets.

Lease liabilities are measured at the present value of the remaining, fixed lease payments at lease commencement. The Company primarily uses its incremental borrowing rate, based on the information available at lease commencement, in determining the present value of its remaining lease payments. The Company’s leases may also specify extension or termination clauses. These options are factored into the measurement of the lease liability when it is reasonably certain that the Company will exercise the option. Right-of-use assets are measured at an amount equal to the initial lease liability, plus any prepaid lease payments (less any incentives received, such as reimbursement for leasehold improvements) and initial direct costs, at the lease commencement date.

The Company has elected to account for lease and non-lease components, such as common area maintenance, as a single lease component for its facility leases. As a result, the fixed payments that would otherwise be allocated to the non-lease components will be accounted for as lease payments and are included in the measurement of the Company’s right-of-use asset and lease liability.

Statement of Operations

For the Company’s operating leases, rent expense, a component of cost of services and general and administrative expenses on the consolidated statements of operations, is recognized on a straight-line basis over the lease term. The straight-line rent expense is reflective of the interest expense on the lease liability using the effective interest method and the amortization of the right-of-use asset. The Company may enter into arrangements to sublease portions of its facilities and the Company typically retains the obligation to the lessor under these arrangements. The Company’s subleases are classified as operating leases; accordingly, the Company continues to account for the original leases as it did prior to commencement of the subleases. Sublease income, a component of cost of services on the consolidated statements of operations, is recognized on a straight-line basis, as a reduction to rent expense, over the term of the sublease.

For the Company’s finance leases, interest expense on the lease liability is recognized using the effective interest method. Amortization expense related to the right-of-use asset is recognized on a straight-line basis over the shorter of the estimated useful life of the asset or the lease term.

The Company elected the short-term lease exemption for its equipment leases. For these leases, the Company recognizes lease payments on a straight-line basis over the lease term and variable lease payments are expensed as incurred. These expenses are included as components of cost of services on the consolidated statements of operations.

The Company makes payments related to changes in indexes or rates after the lease commencement date. Additionally, the Company makes payments, which are not fixed at lease commencement, for property taxes, insurance, and common area maintenance related to its facility leases. These variable lease payments, which are expensed as incurred, are included as a component of cost of services and general and administrative expenses on the consolidated statements of operations.

Recent Accounting Pronouncements

Financial Instruments

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments. The current standard delays the recognition of a credit loss on a financial asset until the loss is probable of occurring. The new standard removes the requirement that a credit loss be probable of occurring for it to be recognized and requires entities to use historical experience, current conditions, and reasonable and supportable forecasts to estimate their future expected credit losses. The financial instruments subject to ASU 2016-13 are the Company’s accounts receivable and notes receivable.

The standard will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The guidance must be applied using a modified retrospective approach through a cumulative-effect adjustment to retained earnings as of the beginning of the earliest comparative period in the financial statements. Given the very high rate of collectability of the Company’s financial instruments, the impact of ASU 2016-13 will not be material to the Company’s consolidated financial statements.

The Company’s implementation efforts are focused on finalizing the accounting processes and related controls associated with accounting for its financial instruments under the new standard.

Recently Adopted Accounting Pronouncements

Leases

The Company adopted Accounting Standards Codification (“ASC”) Topic 842, Leases using a modified retrospective approach as of January 1, 2019, for leases which existed on that date. Prior comparative periods were not adjusted and continue to be reported in accordance with ASC Topic 840, Leases.

The Company elected the package of practical expedients, which permitted the Company not to reassess under ASC Topic 842 the Company’s prior conclusions about lease identification, lease classification, and initial direct costs. The Company did not elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to the Company.

The adoption of the standard resulted in the recognition of operating lease right-of-use assets of $1,015.0 million and operating lease liabilities of $1,057.0 million at January 1, 2019. The difference between the operating lease right-of-use assets and operating lease liabilities resulted from the reclassification of prepaid rent, deferred rent, unamortized lease incentives, and acquired favorable and unfavorable leasehold interests upon adoption. The Company did not recognize a cumulative-effect adjustment to retained earnings upon adoption.

3. Redeemable Non-Controlling Interests

The ownership interests held by outside parties in subsidiaries, limited liability companies, and limited partnerships controlled by the Company are classified as non-controlling interests. Some of the Company’s non-controlling ownership interests consist of outside parties that have certain redemption rights that, if exercised, require the Company to purchase the parties’ ownership interests. These interests are classified and reported as redeemable non-controlling interests and have been adjusted to their approximate redemption values.

The changes in redeemable non-controlling interests are as follows (in thousands):

	Nine Months Ended September 30,
	2018	2019
Balance as of January 1	$640,818	$780,488
Net income attributable to redeemable non-controlling interests	5,743	7,700
Issuance and exchange of redeemable non-controlling interests	163,659	—
Distributions to and purchases of redeemable non-controlling interests	(203,972)	(2,771)
Redemption adjustment on redeemable non-controlling interests	1,051	47,470
Other	175	354
Balance as of March 31	$607,474	$833,241
Net income attributable to redeemable non-controlling interests	10,909	11,507
Distributions to and purchases of redeemable non-controlling interests	(11,112)	(395)
Redemption adjustment on redeemable non-controlling interests	8,500	(270)
Other	461	339
Balance as of June 30	$616,232	$844,422
Net income attributable to redeemable non-controlling interests	9,244	6,096
Distributions to and purchases of redeemable non-controlling interests	(763)	(1,721)
Redemption adjustment on redeemable non-controlling interests	154,514	104,553
Other	347	347
Balance as of September 30	$779,574	$953,697

4. Acquisitions

U.S. HealthWorks Acquisition

On February 1, 2018, Concentra Inc. acquired all of the issued and outstanding shares of stock of U.S. HealthWorks, Inc. (“U.S. HealthWorks”), an occupational medicine and urgent care service provider, from Dignity Health Holding Corporation (“DHHC”).

U.S. HealthWorks was acquired for $753.6 million. DHHC, a subsidiary of Dignity Health, was issued a 20.0% equity interest in Concentra Group Holdings Parent, LLC (“Concentra Group Holdings Parent”) which was valued at $238.0 million. The remainder of the purchase price was paid in cash. Select retained a majority voting interest in Concentra Group Holdings Parent following the closing of the transaction.

For the U.S. HealthWorks acquisition, the Company allocated the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values in accordance with the provisions of ASC Topic 805, Business Combinations. During the year ended December 31, 2018, the Company finalized the purchase accounting related to this acquisition.

The following table reconciles the fair values of identifiable net assets and goodwill to the consideration given for the acquired business (in thousands):

Accounts receivable	$68,934
Other current assets	10,810
Property and equipment	69,712
Identifiable intangible assets	140,406
Other assets	25,435
Goodwill	540,067
Total assets	855,364
Accounts payable and other current liabilities	49,925
Deferred income taxes and other long-term liabilities	51,851
Total liabilities	101,776
Consideration given	$753,588

For the three months ended September 30, 2018, U.S. HealthWorks contributed net operating revenues of $133.3 million which is reflected in the Company’s consolidated statement of operations. For the period February 1, 2018 through September 30, 2018, U.S. HealthWorks contributed net operating revenues of $362.7 million which is reflected in the Company’s consolidated statement of operations for the nine months ended September 30, 2018. Due to the integrated nature of the Company’s operations, the Company believes that it is not practicable to separately identify earnings of U.S. HealthWorks on a stand-alone basis.

Pro Forma Results

The following pro forma unaudited results of operations have been prepared assuming the acquisition of U.S. HealthWorks occurred on January 1, 2017. These results are not necessarily indicative of the results of future operations nor of the results that would have occurred had the acquisition been consummated on the aforementioned date. For the three and nine months ended September 30, 2019, the Company’s results of operations include U.S. HealthWorks for the entire period and no pro forma adjustments were made.

	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018
	(in thousands)
Net operating revenues	$1,267,401	$3,864,155
Net income attributable to the Company	34,441	116,135

The Company’s pro forma results were adjusted to recognize U.S. HealthWorks acquisition costs as of January 1, 2017. Accordingly, for the nine months ended September 30, 2018, pro forma results were adjusted to exclude $2.9 million of U.S. HealthWorks acquisition costs.

5. Sale of Businesses

During the nine months ended September 30, 2019, the Company recognized a gain of $6.5 million which resulted from the sale of 22 wholly owned outpatient rehabilitation clinics to a non-consolidating subsidiary. During the nine months ended September 30, 2018, the Company recognized a gain of $9.0 million. The gain resulted principally from the sale of 41 wholly owned outpatient rehabilitation clinics to non-consolidating subsidiaries.

6. Variable Interest Entities

Concentra does not own many of its medical practices, as certain states prohibit the “corporate practice of medicine,” which restricts business corporations from practicing medicine through the direct employment of physicians or from exercising control over medical decisions by physicians. In these states, Concentra typically enters into long-term management agreements with professional corporations or associations that are owned by licensed physicians, which, in turn, employ or contract with physicians who provide professional medical services in its occupational health centers.

The management agreements have terms that provide for Concentra to conduct, supervise, and manage the day-to-day non-medical operations of the occupational health centers and provide all management and administrative services. Concentra receives a management fee for these services, which is based, in part, on the performance of the professional corporation or association. Additionally, the outstanding voting equity interests of the professional corporations or associations are typically owned by licensed physicians appointed at Concentra’s discretion. Concentra has the ability to direct the transfer of ownership of the professional corporation or association to a new licensed physician at any time.

The total assets of Concentra’s variable interest entities, which are comprised principally of accounts receivable, were $166.2 million and $202.3 million at December 31, 2018, and September 30, 2019, respectively. The total liabilities of Concentra’s variable interest entities, which are comprised principally of accounts payable, accrued expenses, and obligations payable for services received under the aforementioned management agreements, were $164.4 million and $200.9 million at December 31, 2018, and September 30, 2019, respectively.

7. Leases

The Company has operating and finance leases for its facilities and certain equipment. The Company leases its corporate office space from related parties.

The Company’s critical illness recovery hospitals and rehabilitation hospitals generally have lease terms of 10 years with two, five year renewal options. These renewal options vary for hospitals which operate as a hospital within a hospital, or “HIH.” The Company’s outpatient rehabilitation clinics generally have lease terms of five years with two, three to five year renewal options. The Company’s Concentra centers generally have lease terms of 10 years with two, five year renewal options.

For the three and nine months ended September 30, 2019, the Company’s total lease cost was as follows (in thousands):

	Three Months Ended September 30, 2019
	Unrelated Parties	Related Parties	Total
Operating lease cost	$68,046	$1,342	$69,388
Finance lease cost:
Amortization of right-of-use assets	73	—	73
Interest on lease liabilities	259	—	259
Short-term lease cost	592	—	592
Variable lease cost	11,789	156	11,945
Sublease income	(2,458)	—	(2,458)
Total lease cost	$78,301	$1,498	$79,799

	Nine Months Ended September 30, 2019
	Unrelated Parties	Related Parties	Total
Operating lease cost	$202,600	$4,026	$206,626
Finance lease cost:
Amortization of right-of-use assets	199	—	199
Interest on lease liabilities	555	—	555
Short-term lease cost	1,776	—	1,776
Variable lease cost	32,380	397	32,777
Sublease income	(7,388)	—	(7,388)
Total lease cost	$230,122	$4,423	$234,545

For the nine months ended September 30, 2019, supplemental cash flow information related to leases was as follows (in thousands):

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$204,909
Operating cash flows for finance leases	526
Financing cash flows for finance leases	183
Right-of-use assets obtained in exchange for lease liabilities:
Operating leases(1)	$1,202,165
Finance leases	9,102

(1)	Includes the right-of-use assets obtained in exchange for lease liabilities of $1,057.0 million which were recognized upon adoption of ASC Topic 842 at January 1, 2019.

As of September 30, 2019, supplemental balance sheet information related to leases was as follows (in thousands):

	Operating Leases
	Unrelated Parties	Related Parties	Total
Operating lease right-of-use assets	$968,181	$18,338	$986,519

Current operating lease liabilities	$200,012	$4,924	$204,936
Non-current operating lease liabilities	819,808	16,397	836,205
Total operating lease liabilities	$1,019,820	$21,321	$1,041,141

	Finance Leases
	Unrelated Parties	Related Parties	Total
Property and equipment, net	$5,027	$—	$5,027

Current portion of long-term debt and notes payable	$210	$—	$210
Long-term debt, net of current portion	13,137	—	13,137
Total finance lease liabilities	$13,347	$—	$13,347

As of September 30, 2019, the weighted average remaining lease terms and discount rates were as follows:

Weighted average remaining lease term (in years):
Operating leases	8.1
Finance leases	34.9
Weighted average discount rate:
Operating leases	5.9%
Finance leases	7.4%

As of September 30, 2019, maturities of lease liabilities were approximately as follows (in thousands):

	Operating Leases	Finance Leases	Total
2019 (remainder of year)	$67,567	$294	$67,861
2020	250,778	1,182	251,960
2021	213,486	1,193	214,679
2022	173,399	1,203	174,602
2023	131,550	1,214	132,764
Thereafter	556,103	31,630	587,733
Total undiscounted cash flows	1,392,883	36,716	1,429,599
Less: Imputed interest	351,742	23,369	375,111
Total discounted lease liabilities	$1,041,141	$13,347	$1,054,488

As disclosed in the Company’s 2018 Annual Report on Form 10-K, the Company’s undiscounted future minimum lease obligations on long-term, non-cancelable operating leases with related and unrelated parties were approximately as follows as of December 31, 2018 (in thousands):

Total
2019	$267,846
2020	231,711
2021	193,155
2022	150,155
2023	107,759
Thereafter	484,038
$1,434,664

8. Intangible Assets

Goodwill

The following table shows changes in the carrying amounts of goodwill by reporting unit for the nine months ended September 30, 2019:

	Critical Illness Recovery Hospital	Rehabilitation Hospital	Outpatient Rehabilitation	Concentra	Total
	(in thousands)
Balance as of December 31, 2018	$1,045,220	$416,646	$642,422	$1,216,438	$3,320,726
Acquired	30,028	14,254	7,996	18,299	70,577
Sold	—	—	(5,629)	—	(5,629)
Measurement period adjustment	421	—	—	(3,439)	(3,018)
Balance as of September 30, 2019	$1,075,669	$430,900	$644,789	$1,231,298	$3,382,656

Identifiable Intangible Assets

The following table provides the gross carrying amounts, accumulated amortization, and net carrying amounts for the Company’s identifiable intangible assets:

	December 31, 2018			September 30, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in thousands)
Indefinite-lived intangible assets:
Trademarks	$166,698	—	$166,698	$166,698	$—	$166,698
Certificates of need	19,174	—	19,174	17,166	—	17,166
Accreditations	1,857	—	1,857	1,874	—	1,874
Finite-lived intangible assets:
Trademarks	5,000	(4,583)	417	5,000	(5,000)	—
Customer relationships	280,710	(61,900)	218,810	287,880	(81,010)	206,870
Favorable leasehold interests(1)	13,553	(6,064)	7,489	—	—	—
Non-compete agreements	29,400	(6,152)	23,248	31,255	(8,100)	23,155
Total identifiable intangible assets	$516,392	$(78,699)	$437,693	$509,873	$(94,110)	$415,763

(1)	Favorable leasehold interests are a component of the operating lease right-of-use assets upon adoption of ASC Topic 842, Leases.

The Company’s accreditations and indefinite-lived trademarks have renewal terms and the costs to renew these intangible assets are expensed as incurred. At September 30, 2019, the accreditations and indefinite-lived trademarks have a weighted average time until next renewal of 1.5 years and 7.4 years, respectively.

The Company’s finite-lived intangible assets amortize over their estimated useful lives. Amortization expense was $7.9 million and $6.9 million for the three months ended September 30, 2018 and 2019, respectively. Amortization expense was $22.1 million and $22.9 million for the nine months ended September 30, 2018 and 2019, respectively.

9. Long-Term Debt and Notes Payable

For purposes of this indebtedness footnote, references to Select exclude Concentra Inc. because the Concentra credit facilities are non-recourse to Select.

As of September 30, 2019, the Company’s long-term debt and notes payable were as follows (in thousands):

	Principal Outstanding	Unamortized Discount	Unamortized Issuance Costs	Carrying Value	Fair Value
Select:
6.250% senior notes	$550,000	$—	$(10,582)	$539,418	$576,125
Credit facilities:
Term loan	1,531,068	(10,915)	(11,302)	1,508,851	1,532,982
Other debt, including finance leases	70,816	—	(420)	70,396	70,396
Total Select debt	2,151,884	(10,915)	(22,304)	2,118,665	2,179,503
Concentra Inc.:
Credit facilities:
Term loan	1,240,298	(2,643)	(10,008)	1,227,647	1,246,499
Other debt, including finance leases	5,850	—	—	5,850	5,850
Total Concentra Inc. debt	1,246,148	(2,643)	(10,008)	1,233,497	1,252,349
Total debt	$3,398,032	$(13,558)	$(32,312)	$3,352,162	$3,431,852

Principal maturities of the Company’s long-term debt and notes payable were approximately as follows (in thousands):

	2019	2020	2021	2022	2023	Thereafter	Total
Select:
6.250% senior notes	$—	$—	$—	$—	$—	$550,000	$550,000
Credit facilities:
Term loan	1,250	5,000	5,000	5,000	5,000	1,509,818	1,531,068
Other debt, including finance leases	3,541	5,502	1,814	18,036	38	41,885	70,816
Total Select debt	4,791	10,502	6,814	23,036	5,038	2,101,703	2,151,884
Concentra Inc.:
Credit facilities:
Term loan	250	1,000	1,000	1,238,048	—	—	1,240,298
Other debt, including finance leases	136	1,194	330	358	363	3,469	5,850
Total Concentra Inc. debt	386	2,194	1,330	1,238,406	363	3,469	1,246,148
Total debt	$5,177	$12,696	$8,144	$1,261,442	$5,401	$2,105,172	$3,398,032

As of December 31, 2018, the Company’s long-term debt and notes payable were as follows (in thousands):

Select:	Principal Outstanding	Unamortized Premium (Discount)	Unamortized Issuance Costs	Carrying Value	Fair Value
6.375% senior notes	$710,000	$550	$(4,642)	$705,908	$706,450
Credit facilities:
Revolving facility	20,000	—	—	20,000	18,400
Term loan	1,129,875	(9,690)	(9,321)	1,110,864	1,076,206
Other	56,415	—	(484)	55,931	55,931
Total Select debt	1,916,290	(9,140)	(14,447)	1,892,703	1,856,987
Concentra Inc.:
Credit facilities:
Term loans	1,414,175	(2,765)	(18,648)	1,392,762	1,357,802
Other debt, including finance leases	7,916	—	—	7,916	7,916
Total Concentra Inc. debt	1,422,091	(2,765)	(18,648)	1,400,678	1,365,718
Total debt	$3,338,381	$(11,905)	$(33,095)	$3,293,381	$3,222,705

Concentra Credit Facilities

On April 8, 2019, Concentra Inc. entered into Amendment No. 5 to the Concentra first lien credit agreement. Amendment No. 5, among other things, (i) extended the maturity date of the Concentra revolving facility from June 1, 2020 to June 1, 2021 and (ii) increased the aggregate commitments available under the Concentra revolving facility from $75.0 million to $100.0 million.

On September 20, 2019, Concentra Inc. entered into Amendment No. 6 to the Concentra first lien credit agreement. Amendment No. 6, among other things, (i) provided for an additional $100.0 million in term loans that, along with the existing Concentra first lien term loans, have a maturity date of June 1, 2022 and (ii) extended the maturity date of the revolving facility from June 1, 2021 to March 1, 2022. Concentra Inc. used the incremental borrowings under the Concentra first lien credit agreement to prepay in full all of its term loans outstanding under the Concentra second lien credit agreement on September 20, 2019.

Select Credit Facilities

On August 1, 2019, Select entered into Amendment No. 3 to the Select credit agreement dated March 6, 2017. Amendment No. 3, among other things, (i) provided for an additional $500.0 million in term loans that, along with the existing term loans, have a maturity date of March 6, 2025, (ii) extended the maturity date of Select’s revolving facility from March 6, 2022 to March 6, 2024, and (iii) increased the total net leverage ratio permitted under the Select credit agreement.

Select 6.250% Senior Notes

On August 1, 2019, Select issued and sold $550.0 million aggregate principal amount of 6.250% senior notes due August 15, 2026. Select used a portion of the net proceeds of the 6.250% senior notes, together with a portion of the proceeds from the incremental term loan borrowings under the Select credit facilities (as described above), in part to (i) redeem in full the $710.0 million aggregate principal amount of the 6.375% senior notes on August 30, 2019 at the redemption price of 100.000% of the principal amount plus accrued and unpaid interest, (ii) repay in full the outstanding borrowings under Select’s revolving facility, and (iii) pay related fees and expenses associated with the financing.

Interest on the senior notes accrues at the rate of 6.250% per annum and is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2020. The senior notes are Select’s senior unsecured obligations which are subordinated to all of Select’s existing and future secured indebtedness, including the Select credit facilities. The senior notes rank equally in right of payment with all of Select’s other existing and future senior unsecured indebtedness and senior in right of payment to all of Select’s existing and future subordinated indebtedness. The senior notes are unconditionally guaranteed on a joint and several basis by each of Select’s direct or indirect existing and future domestic restricted subsidiaries, other than certain non-guarantor subsidiaries.

Select may redeem some or all of the senior notes prior to August 15, 2022 by paying a “make-whole” premium. Select may redeem some or all of the senior notes on or after August 15, 2022 at specified redemption prices. In addition, prior to August 15, 2022, Select may redeem up to 40% of the principal amount of the senior notes with the net proceeds of certain equity offerings at a price of 106.250% plus accrued and unpaid interest, if any. Select is obligated to offer to repurchase the senior notes at a price of 101% of their principal amount plus accrued and unpaid interest, if any, as a result of certain change of control events. These restrictions and prohibitions are subject to certain qualifications and exceptions.

The terms of the senior notes contains covenants that, among other things, limit Select’s ability and the ability of certain of Select’s subsidiaries to (i) grant liens on its assets, (ii) make dividend payments, other distributions or other restricted payments, (iii) incur restrictions on the ability of Select’s restricted subsidiaries to pay dividends or make other payments, (iv) enter into sale and leaseback transactions, (v) merge, consolidate, transfer or dispose of substantially all of their assets, (vi) incur additional indebtedness, (vii) make investments, (viii) sell assets, including capital stock of subsidiaries, (ix) use the proceeds from sales of assets, including capital stock of restricted subsidiaries, and (x) enter into transactions with affiliates. These covenants are subject to a number of exceptions, limitations and qualifications.

Loss on Early Retirement of Debt

The Company incurred losses on early retirement of debt totaling $18.6 million for the nine months ended September 30, 2019.

Excess Cash Flow Payment

In February 2019, Select made a principal prepayment of approximately $98.8 million associated with its term loans in accordance with the provision in the Select credit facilities that requires mandatory prepayments of term loans as a result of annual excess cash flow, as defined in the Select credit facilities.

In February 2019, Concentra Inc. made a principal prepayment of approximately $33.9 million associated with its term loans in accordance with the provision in the Concentra credit facilities that requires mandatory prepayments of term loans as a result of annual excess cash flow, as defined in the Concentra credit facilities.

Fair Value

The Company considers the inputs in the valuation process to be Level 2 in the fair value hierarchy for Select’s 6.250% senior notes and for the Select and Concentra credit facilities. Level 2 in the fair value hierarchy is defined as inputs that are observable for the asset or liability, either directly or indirectly, which includes quoted prices for identical assets or liabilities in markets that are not active.

The fair values of the Select credit facilities and the Concentra credit facilities were based on quoted market prices for this debt in the syndicated loan market. The fair value of Select’s 6.250% senior notes was based on quoted market prices. The carrying amount of other debt, principally short-term notes payable, approximates fair value.

10. Segment Information

The Company’s reportable segments include the critical illness recovery hospital segment, rehabilitation hospital segment, outpatient rehabilitation segment, and Concentra segment. Other activities include the Company’s corporate shared services, certain investments, and employee leasing services with non-consolidating subsidiaries. Prior to 2019, these employee leasing services were reflected in the financial results of the Company’s reportable segments. Net operating revenues have been conformed to the current presentation for the three and nine months ended September 30, 2018.

The Company evaluates performance of the segments based on Adjusted EBITDA. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, acquisition costs associated with U.S. HealthWorks, gain (loss) on sale of businesses, and equity in earnings (losses) of unconsolidated subsidiaries. The Company has provided additional information regarding its reportable segments, such as total assets, which contributes to the understanding of the Company and provides useful information to the users of the consolidated financial statements.

The following tables summarize selected financial data for the Company’s reportable segments. Prior year results presented herein have been changed to conform to the current presentation.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2019	2018	2019
	(in thousands)
Net operating revenues:
Critical illness recovery hospital	$420,108	$462,892	$1,327,236	$1,381,569
Rehabilitation hospital	144,588	173,369	432,675	488,301
Outpatient rehabilitation	245,234	265,330	743,379	774,126
Concentra	404,481	421,900	1,173,420	1,231,672
Other	52,990	69,852	139,865	203,670
Total Company	$1,267,401	$1,393,343	$3,816,575	$4,079,338
Adjusted EBITDA:
Critical illness recovery hospital	$53,292	$57,247	$186,989	$194,383
Rehabilitation hospital	25,343	36,780	80,314	92,545
Outpatient rehabilitation	34,531	40,040	107,003	111,615
Concentra	68,754	77,679	199,119	220,024
Other	(25,292)	(29,081)	(75,337)	(79,552)
Total Company	$156,628	$182,665	$498,088	$539,015
Total assets:
Critical illness recovery hospital	$1,785,336	$2,116,512	$1,785,336	$2,116,512
Rehabilitation hospital	888,342	1,121,260	888,342	1,121,260
Outpatient rehabilitation	991,105	1,280,712	991,105	1,280,712
Concentra	2,201,869	2,366,227	2,201,869	2,366,227
Other	113,529	270,045	113,529	270,045
Total Company	$5,980,181	$7,154,756	$5,980,181	$7,154,756
Purchases of property and equipment:
Critical illness recovery hospital	$8,134	$12,254	$31,455	$36,902
Rehabilitation hospital	8,769	5,293	29,766	23,832
Outpatient rehabilitation	7,209	7,476	22,565	23,221
Concentra	12,539	8,240	29,281	36,178
Other	2,740	1,408	7,972	3,823
Total Company	$39,391	$34,671	$121,039	$123,956

A reconciliation of Adjusted EBITDA to income before income taxes is as follows:

	Three Months Ended September 30, 2018
	Critical Illness Recovery Hospital	Rehabilitation Hospital	Outpatient Rehabilitation	Concentra	Other	Total
	(in thousands)
Adjusted EBITDA	$53,292	$25,343	$34,531	$68,754	$(25,292)
Depreciation and amortization	(11,136)	(6,079)	(6,597)	(24,488)	(2,227)
Stock compensation expense	—	—	—	(767)	(5,497)
Income (loss) from operations	$42,156	$19,264	$27,934	$43,499	$(33,016)	$99,837
Equity in earnings of unconsolidated subsidiaries						5,432
Gain on sale of businesses						2,139
Interest expense						(50,669)
Income before income taxes						$56,739

	Three Months Ended September 30, 2019
	Critical Illness Recovery Hospital	Rehabilitation Hospital	Outpatient Rehabilitation	Concentra	Other	Total
	(in thousands)
Adjusted EBITDA	$57,247	$36,780	$40,040	$77,679	$(29,081)
Depreciation and amortization	(12,484)	(7,234)	(6,887)	(23,989)	(2,347)
Stock compensation expense	—	—	—	(768)	(6,050)
Income (loss) from operations	$44,763	$29,546	$33,153	$52,922	(37,478)	$122,906
Loss on early retirement of debt						(18,643)
Equity in earnings of unconsolidated subsidiaries						6,950
Interest expense						(54,336)
Income before income taxes						$56,877

	Nine Months Ended September 30, 2018
	Critical Illness Recovery Hospital	Rehabilitation Hospital	Outpatient Rehabilitation	Concentra	Other	Total
			(in thousands)
Adjusted EBITDA	$186,989	$80,314	$107,003	$199,119	$(75,337)
Depreciation and amortization	(34,146)	(17,816)	(19,938)	(70,332)	(6,790)
Stock compensation expense	—	—	—	(2,116)	(15,059)
U.S. HealthWorks acquisition costs	—	—	—	(2,895)	—
Income (loss) from operations	$152,843	$62,498	$87,065	$123,776	$(97,186)	$328,996
Loss on early retirement of debt						(10,255)
Equity in earnings of unconsolidated subsidiaries						14,914
Gain on sale of businesses						9,016
Interest expense						(147,991)
Income before income taxes						$194,680

	Nine Months Ended September 30, 2019
	Critical Illness Recovery Hospital	Rehabilitation Hospital	Outpatient Rehabilitation	Concentra	Other	Total
	(in thousands)
Adjusted EBITDA	$194,383	$92,545	$111,615	$220,024	$(79,552)
Depreciation and amortization	(38,430)	(20,332)	(20,910)	(73,372)	(7,028)
Stock compensation expense	—	—	—	(2,302)	(17,129)
Income (loss) from operations	$155,953	$72,213	$90,705	$144,350	$(103,709)	$359,512
Loss on early retirement of debt						(18,643)
Equity in earnings of unconsolidated subsidiaries						18,710
Gain on sale of businesses						6,532
Interest expense						(156,611)
Income before income taxes						$209,500

11. Revenue from Contracts with Customers

Net operating revenues consist primarily of revenues generated from services provided to patients and other revenues for services provided to healthcare institutions under contractual arrangements. The following tables disaggregate the Company’s net operating revenues for the three and nine months ended September 30, 2018 and 2019:

	Three Months Ended September 30, 2018
	Critical Illness Recovery Hospital	Rehabilitation Hospital	Outpatient Rehabilitation	Concentra	Other	Total
	(in thousands)
Patient service revenues:
Medicare	$210,101	$71,564	$40,563	$455	$—	$322,683
Non-Medicare	206,629	64,322	185,787	401,537	—	858,275
Total patient services revenues	416,730	135,886	226,350	401,992	—	1,180,958
Other revenues(1)	3,378	8,702	18,884	2,489	52,990	86,443
Total net operating revenues	$420,108	$144,588	$245,234	$404,481	$52,990	$1,267,401

	Three Months Ended September 30, 2019
	Critical Illness Recovery Hospital	Rehabilitation Hospital	Outpatient Rehabilitation	Concentra	Other	Total
	(in thousands)
Patient service revenues:
Medicare	$218,096	$86,495	$44,230	$451	$—	$349,272
Non-Medicare	240,603	76,957	200,093	418,380	—	936,033
Total patient services revenues	458,699	163,452	244,323	418,831	—	1,285,305
Other revenues	4,193	9,917	21,007	3,069	69,852	108,038
Total net operating revenues	$462,892	$173,369	$265,330	$421,900	$69,852	$1,393,343

	Nine Months Ended September 30, 2018
	Critical Illness Recovery Hospital	Rehabilitation Hospital	Outpatient Rehabilitation	Concentra	Other	Total
	(in thousands)
Patient service revenues:
Medicare	$676,950	$217,459	$120,228	$1,600	$—	$1,016,237
Non-Medicare	639,718	188,611	569,298	1,164,711	—	2,562,338
Total patient services revenues	1,316,668	406,070	689,526	1,166,311	—	3,578,575
Other revenues(1)	10,568	26,605	53,853	7,109	139,865	238,000
Total net operating revenues	$1,327,236	$432,675	$743,379	$1,173,420	$139,865	$3,816,575

	Nine Months Ended September 30, 2019
	Critical Illness Recovery Hospital	Rehabilitation Hospital	Outpatient Rehabilitation	Concentra	Other	Total
	(in thousands)
Patient service revenues:
Medicare	$679,953	$238,334	$128,377	$1,480	$—	$1,048,144
Non-Medicare	692,178	221,571	586,248	1,221,893	—	2,721,890
Total patient services revenues	1,372,131	459,905	714,625	1,223,373	—	3,770,034
Other revenues	9,438	28,396	59,501	8,299	203,670	309,304
Total net operating revenues	$1,381,569	$488,301	$774,126	$1,231,672	$203,670	$4,079,338

(1)	For the three and nine months ended September 30, 2018, the financial results of the Company’s reportable segments have been changed to remove the net operating revenues associated with employee leasing services provided to the Company’s non-consolidating subsidiaries. These results are now reported as part of the Company’s other activities.

12. Commitments and Contingencies

Litigation

The Company is a party to various legal actions, proceedings, and claims (some of which are not insured), and regulatory and other governmental audits and investigations in the ordinary course of its business. The Company cannot predict the ultimate outcome of pending litigation, proceedings, and regulatory and other governmental audits and investigations. These matters could potentially subject the Company to sanctions, damages, recoupments, fines, and other penalties. The Department of Justice, Centers for Medicare & Medicaid Services (“CMS”), or other federal and state enforcement and regulatory agencies may conduct additional investigations related to the Company’s businesses in the future that may, either individually or in the aggregate, have a material adverse effect on the Company’s business, financial position, results of operations, and liquidity.

To address claims arising out of the Company’s operations, the Company maintains professional malpractice liability insurance and general liability insurance coverages through a number of different programs that are dependent upon such factors as the state where the Company is operating and whether the operations are wholly owned or are operated through a joint venture. For the Company’s wholly owned operations, the Company currently maintains insurance coverages under a combination of policies with a total annual aggregate limit of up to $40.0 million. The Company’s insurance for the professional liability coverage is written on a “claims-made” basis, and its commercial general liability coverage is maintained on an “occurrence” basis. These coverages apply after a self-insured retention limit is exceeded. For the Company’s joint venture operations, the Company has numerous programs that are designed to respond to the risks of the specific joint venture. The annual aggregate limit under these programs ranges from $5.0 million to $20.0 million. The policies are generally written on a “claims-made” basis. Each of these programs has either a deductible or self-insured retention limit. The Company reviews its insurance program annually and may make adjustments to the amount of insurance coverage and self-insured retentions in future years. The Company also maintains umbrella liability insurance covering claims which, due to their nature or amount, are not covered by or not fully covered by the Company’s other insurance policies. These insurance policies also do not generally cover punitive damages and are subject to various deductibles and policy limits. Significant legal actions, as well as the cost and possible lack of available insurance, could subject the Company to substantial uninsured liabilities. In the Company’s opinion, the outcome of these actions, individually or in the aggregate, will not have a material adverse effect on its financial position, results of operations, or cash flows.

Healthcare providers are subject to lawsuits under the qui tam provisions of the federal False Claims Act. Qui tam lawsuits typically remain under seal (hence, usually unknown to the defendant) for some time while the government decides whether or not to intervene on behalf of a private qui tam plaintiff (known as a relator) and take the lead in the litigation. These lawsuits can involve significant monetary damages and penalties and award bounties to private plaintiffs who successfully bring the suits. The Company is and has been a defendant in these cases in the past, and may be named as a defendant in similar cases from time to time in the future. Evansville Litigation. On October 19, 2015, the plaintiff-relators filed a Second Amended Complaint in United States of America, ex rel. Tracy Conroy, Pamela Schenk and Lisa Wilson v. Select Medical Corporation, Select Specialty Hospital Evansville, LLC (“SSH-Evansville”), Select Employment Services, Inc., and Dr. Richard Sloan. The case is a civil action filed in the United States District Court for the Southern District of Indiana by private plaintiff-relators on behalf of the United States under the federal False Claims Act. The plaintiff-relators are the former CEO and two former case managers at SSH-Evansville, and the defendants currently include the Company, SSH Evansville, a subsidiary of the Company serving as common paymaster for its employees, and a physician who practices at SSH Evansville. The plaintiff-relators allege that SSH-Evansville discharged patients too early or held patients too long, improperly discharged patients to and readmitted them from short stay hospitals, up-coded diagnoses at admission, and admitted patients for whom long-term acute care was not medically necessary. They also allege that the defendants engaged in retaliation in violation of federal and state law. The Second Amended Complaint replaced a prior complaint that was filed under seal on September 28, 2012 and served on the Company on February 15, 2013, after a federal magistrate judge unsealed it on January 8, 2013. All deadlines in the case had been stayed after the seal was lifted in order to allow the government time to complete its investigation and to decide whether or not to intervene. On June 19, 2015, the United States Department of Justice notified the District Court of its decision not to intervene in the case.

In December 2015, the defendants filed a Motion to Dismiss the Second Amended Complaint on multiple grounds, including that the action is disallowed by the False Claims Act’s public disclosure bar, which disqualifies qui tam actions that are based on fraud already publicly disclosed through enumerated sources, unless the relator is an original source, and that the plaintiff-relators did not plead their claims with sufficient particularity, as required by the Federal Rules of Civil Procedure.

Thereafter, the United States filed a notice asserting a veto of the defendants’ use of the public disclosure bar for claims arising from conduct from and after March 23, 2010, which was based on certain statutory changes to the public disclosure bar language included in the Affordable Care Act. On September 30, 2016, the District Court partially granted and partially denied the defendants’ Motion to Dismiss. It ruled that the plaintiff-relators alleged substantially the same conduct as had been publicly disclosed and that the plaintiff-relators are not original sources, so that the public disclosure bar requires dismissal of all non-retaliation claims arising from conduct before March 23, 2010. The District Court also ruled that the statutory changes to the public disclosure bar gave the United States the power to veto its applicability to claims arising from conduct on and after March 23, 2010, and therefore did not dismiss those claims based on the public disclosure bar. However, the District Court ruled that the plaintiff-relators did not plead certain of their claims relating to interrupted stay manipulation and premature discharging of patients with the requisite particularity, and dismissed those claims. The District Court declined to dismiss the plaintiff-relators’ claims arising from conduct from and after March 23, 2010 relating to delayed discharging of patients and up-coding and the plaintiff-relators’ retaliation claims. The plaintiff-relators then proposed a case management plan seeking nationwide discovery involving all of the Company’s LTCHs for the period from March 23, 2010 through the present and allowing discovery that would facilitate the use of statistical sampling to prove liability, which the defendants opposed. In April 2018, a U.S. magistrate judge ruled that plaintiff-relators’ discovery will be limited to only SSH-Evansville for the period from March 23, 2010 through September 30, 2016, and that the plaintiff-relators will be required to prove the fraud that they allege on a claim-by-claim basis, rather than using statistical sampling. The plaintiff-relators appealed this decision to the district judge who, in March 2019, affirmed the decision of the magistrate judge regarding the geographic and temporal scope of the case, but ruled that the question of statistical sampling is not ripe for review.

In October 2019, the Company entered into a settlement agreement with the United States government and the plaintiff-relators. Under the terms of the settlement, the Company agreed to make payments to the government, the plaintiff-relators and their counsel. Such payments, in the aggregate, are immaterial to the Company’s financial statements. In the settlement agreement, the government and the plaintiff-relators released all defendants from liability for all conduct alleged in the complaint, and the Company admitted no liability or wrongdoing.

Wilmington Litigation. On January 19, 2017, the United States District Court for the District of Delaware unsealed a qui tam Complaint in United States of America and State of Delaware ex rel. Theresa Kelly v. Select Specialty HospitalWilmington, Inc. (“SSH-Wilmington”), Select Specialty Hospitals, Inc., Select Employment Services, Inc., Select Medical Corporation, and Crystal Cheek, No. 16 347 LPS. The Complaint was initially filed under seal in May 2016 by a former chief nursing officer at SSH-Wilmington and was unsealed after the United States filed a Notice of Election to Decline Intervention in January 2017. The corporate defendants were served in March 2017. In the complaint, the plaintiff-relator alleges that the Select defendants and an individual defendant, who is a former health information manager at SSH-Wilmington, violated the False Claims Act and the Delaware False Claims and Reporting Act based on allegedly falsifying medical practitioner signatures on medical records and failing to properly examine the credentials of medical practitioners at SSH-Wilmington. In response to the Select defendants’ motion to dismiss the Complaint, in May 2017 the plaintiff-relator filed an Amended Complaint asserting the same causes of action. The Select defendants filed a Motion to Dismiss the Amended Complaint based on numerous grounds, including that the Amended Complaint did not plead any alleged fraud with sufficient particularity, failed to plead that the alleged fraud was material to the government’s payment decision, failed to plead sufficient facts to establish that the Select defendants knowingly submitted false claims or records, and failed to allege any reverse false claim. In March 2018, the District Court dismissed the plaintiff-relator’s claims related to the alleged failure to properly examine medical practitioners’ credentials, her reverse false claims allegations, and her claim that defendants violated the Delaware False Claims and Reporting Act. It denied the defendants’ motion to dismiss claims that the allegedly falsified medical practitioner signatures violated the False Claims Act. Separately, the District Court dismissed the individual defendant due to plaintiff-relator’s failure to timely serve the amended complaint upon her.

In March 2017, the plaintiff-relator initiated a second action by filing a Complaint in the Superior Court of the State of Delaware in Theresa Kelly v. Select Medical Corporation, Select Employment Services, Inc., and SSH-Wilmington, C.A. No. N17C-03-293 CLS. The Delaware Complaint alleges that the defendants retaliated against her in violation of the Delaware Whistleblowers’ Protection Act for reporting the same alleged violations that are the subject of the federal Amended Complaint. The defendants filed a motion to dismiss, or alternatively to stay, the Delaware Complaint based on the pending federal Amended Complaint and the failure to allege facts to support a violation of the Delaware Whistleblowers’ Protection Act. In January 2018, the Court stayed the Delaware Complaint pending the outcome of the federal case.

The Company intends to vigorously defend these actions, but at this time the Company is unable to predict the timing and outcome of this matter.

Contract Therapy Subpoena. On May 18, 2017, the Company received a subpoena from the U.S. Attorney’s Office for the District of New Jersey seeking various documents principally relating to the Company’s contract therapy division, which contracted to furnish rehabilitation therapy services to residents of skilled nursing facilities (“SNFs”) and other providers. The Company operated its contract therapy division through a subsidiary until March 31, 2016, when the Company sold the stock of the subsidiary. The subpoena seeks documents that appear to be aimed at assessing whether therapy services were furnished and billed in compliance with Medicare SNF billing requirements, including whether therapy services were coded at inappropriate levels and whether excessive or unnecessary therapy was furnished to justify coding at higher paying levels. The Company does not know whether the subpoena has been issued in connection with a qui tam lawsuit or in connection with possible civil, criminal or administrative proceedings by the government. The Company is producing documents in response to the subpoena and intends to fully cooperate with this investigation. At this time, the Company is unable to predict the timing and outcome of this matter.

II. SUPPLEMENTAL FINANCIAL INFORMATION (UNAUDITED)

Select’s 6.250% senior notes are fully and unconditionally guaranteed on a joint and several basis by each of Select’s direct or indirect existing and future domestic restricted subsidiaries (the “Subsidiary Guarantors”) other than certain non-guarantor subsidiaries (the “Non-Guarantor Subsidiaries” and Concentra Group Holdings Parent and its subsidiaries, “Non-Guarantor Concentra”).

Presented below is condensed consolidating financial information for Select and its Subsidiary Guarantors, the Non-Guarantor Subsidiaries, and Non-Guarantor Concentra. The equity method has been used by Select and its Subsidiary Guarantors with respect to investments in Non-Guarantor Subsidiaries and Non-Guarantor Concentra.

Condensed Consolidating Balance Sheet September 30, 2019 (unaudited)
	Select and Subsidiary Guarantors	Non- Guarantor Subsidiaries	Non- Guarantor Concentra	Consolidating and Eliminating Adjustments		Consolidated Select Medical Corporation
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$106,596	$4,134	$25,233	$—		$135,963
Accounts receivable	439,813	136,374	222,618	—		798,805
Intercompany receivables	90,972	—	—	(90,972	)(a)	—
Prepaid income taxes	12,862	—	6,763	(821	)(e)	18,804
Other current assets	48,908	14,913	32,900	—		96,721
Total Current Assets	699,151	155,421	287,514	(91,793)		1,050,293
Operating lease right-of-use assets	476,081	512,534	319,318	(321,414	)(a)	986,519
Property and equipment, net	682,780	116,576	198,111	—		997,467
Investment in affiliates	398,155	—	—	(398,155	)(b)(c)	—
Goodwill	1,963,885	187,473	1,231,298	—		3,382,656
Identifiable intangible assets, net	97,683	4,626	313,454	—		415,763
Other assets	294,541	10,985	16,532	—		322,058
Total Assets	$4,612,276	$987,615	$2,366,227	$(811,362)		$7,154,756
LIABILITIES AND EQUITY
Current Liabilities:
Overdrafts	$—	$—	$—	$—		$—
Current operating lease liabilities	111,587	40,800	66,482	(13,933	)(a)	204,936
Current portion of long-term debt and notes payable	9,858	3,510	2,288	—		15,656
Accounts payable	92,249	21,892	22,660	—		136,801
Intercompany payables	—	90,972	—	(90,972	)(a)	—
Accrued payroll	106,356	6,434	57,504	—		170,294
Accrued vacation	70,073	15,291	33,922	—		119,286
Accrued interest	6,941	12	3,159	—		10,112
Accrued other	139,716	25,284	44,887	—		209,887
Income taxes payable	2,460	43	1,133	(821	)(e)	2,815
Total Current Liabilities	539,240	204,238	232,035	(105,726)		869,787
Non-current operating lease liabilities	392,889	454,512	272,120	(283,316	)(a)	836,205
Long-term debt, net of current portion	2,054,717	50,580	1,231,209	—		3,336,506
Non-current deferred tax liability	95,151	1,393	51,023	—		147,567
Other non-current liabilities	92,725	3,322	33,369	(24,165	)(a)	105,251
Total Liabilities	3,174,722	714,045	1,819,756	(413,207)		5,295,316
Redeemable non-controlling interests	682,836	—	17,268	253,593	(d)	953,697
Stockholders’ Equity:
Common stock	—	—	—	—		0
Capital in excess of par	994,796	—	—	—		994,796
Retained earnings (accumulated deficit)	(240,078)	(45,848)	61,916	(16,068) (c)(d)		(240,078)
Subsidiary investment	—	319,418	461,898	(781,316) (b)(d)		—
Total Stockholders’ Equity	754,718	273,570	523,814	(797,384)		754,718
Non-controlling interests	—	—	5,389	145,636	(d)	151,025
Total Equity	754,718	273,570	529,203	(651,748)		905,743
Total Liabilities and Equity	$4,612,276	$987,615	$2,366,227	$(811,362)		$7,154,756

(a)	Elimination of intercompany balances.

(b)	Elimination of investments in consolidated subsidiaries.

(c)	Elimination of investments in consolidated subsidiaries’ earnings.

(d)	Reclassification of equity attributable to non-controlling interests.

(e)	Reclassification to report prepaid income taxes and income taxes payable by tax jurisdiction in consolidation.

Condensed Consolidating Statement of Operations For the Three Months Ended September 30, 2019 (unaudited)
	Select and Subsidiary Guarantors	Non- Guarantor Subsidiaries	Non- Guarantor Concentra	Consolidating and Eliminating Adjustments		Consolidated Select Medical Corporation
	(in thousands)
Net operating revenues	$742,465	$228,978	$421,900	$—		$1,393,343
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	639,674	198,448	344,989	—		1,183,111
General and administrative	34,385	—	—	—		34,385
Depreciation and amortization	23,249	5,703	23,989	—		52,941
Total costs and expenses	697,308	204,151	368,978	—		1,270,437
Income from operations	45,157	24,827	52,922	—		122,906
Other income and expense:
Intercompany interest and royalty fees	2,509	(2,136)	(373)	—		—
Intercompany management fees	15,130	(15,130)	—	—		—
Loss on early retirement of debt	(10,167)	—	(8,476)	—		(18,643)
Equity in earnings of unconsolidated subsidiaries	6,931	29	(10)	—		6,950
Interest expense	(32,670)	(586)	(21,080)	—		(54,336)
Income before income taxes	26,890	7,004	22,983	—		56,877
Income tax expense	7,503	149	5,195	—		12,847
Equity in earnings of consolidated subsidiaries	11,345	—	—	(11,345	)(a)	—
Net income	30,732	6,855	17,788	(11,345)		44,030
Less: Net income attributable to non-controlling interests	—	3,634	9,664	—		13,298
Net income attributable to Select Medical Corporation	$30,732	$3,221	$8,124	$(11,345)		$30,732

(a)	Elimination of equity in earnings of consolidated subsidiaries.

Condensed Consolidating Statement of Operations For the Nine Months Ended September 30, 2019 (unaudited)
	Select and Subsidiary Guarantors	Non- Guarantor Subsidiaries	Non- Guarantor Concentra	Consolidating and Eliminating Adjustments		Consolidated Select Medical Corporation
	(in thousands)
Net operating revenues	$2,196,654	$651,012	$1,231,672	$—		$4,079,338
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	1,894,802	556,601	1,013,950	—		3,465,353
General and administrative	94,401	—	—	—		94,401
Depreciation and amortization	71,093	15,607	73,372	—		160,072
Total costs and expenses	2,060,296	572,208	1,087,322	—		3,719,826
Income from operations	136,358	78,804	144,350	—		359,512
Other income and expense:
Intercompany interest and royalty fees	8,092	(6,983)	(1,109)	—		—
Intercompany management fees	43,067	(43,067)	—	—		—
Loss on early retirement of debt	(10,167)	—	(8,476)	—		(18,643)
Equity in earnings of unconsolidated subsidiaries	18,644	76	(10)	—		18,710
Gain on sale of businesses	6,532	—	—	—		6,532
Interest expense	(89,851)	(1,026)	(65,734)	—		(156,611)
Income before income taxes	112,675	27,804	69,021	—		209,500
Income tax expense	35,946	694	15,500	—		52,140
Equity in earnings of consolidated subsidiaries	39,653	—	—	(39,653	)(a)	—
Net income	116,382	27,110	53,521	(39,653)		157,360
Less: Net income attributable to non-controlling interests	—	11,991	28,987	—		40,978
Net income attributable to Select Medical Corporation	$116,382	$15,119	$24,534	$(39,653)		$116,382

(a)	Elimination of equity in earnings of consolidated subsidiaries.

III. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this discussion together with our unaudited condensed consolidated financial statements and accompanying notes.

Forward-Looking Statements

This report may contain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “target,” “estimate,” “project,” “intend,” and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement our strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs, and sources of liquidity.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding our services, the expansion of our services, competitive conditions, and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

•	changes in government reimbursement for our services and/or new payment policies may result in a reduction in net operating revenues, an increase in costs, and a reduction in profitability;

•	the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•	the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources, or expose us to unforeseen liabilities;

•	our plans and expectations related to our acquisitions, including the acquisition of U.S. HealthWorks by Concentra, and our ability to realize anticipated synergies;

•	private third-party payors for our services may adopt payment policies that could limit our future net operating revenues and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•	shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•	competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•	a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Overview

We began operations in 1997 and, based on number of facilities, are one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States. As of September 30, 2019, we had operations in 47 states and the District of Columbia. We operated 100 critical illness recovery hospitals in 28 states, 29 rehabilitation hospitals in 12 states, and 1,707 outpatient rehabilitation clinics in 37 states and the District of Columbia. Concentra, a joint venture subsidiary, operated 523 occupational health centers in 41 states as of September 30, 2019. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics (“CBOCs”).

Our reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, the outpatient rehabilitation segment, and the Concentra segment. We had net operating revenues of $4,079.3 million for the nine months ended September 30, 2019. Of this total, we earned approximately 34% of our net operating revenues from our critical illness recovery hospital segment, approximately 12% from our rehabilitation hospital segment, approximately 19% from our outpatient rehabilitation segment, and approximately 30% from our Concentra segment. Our critical illness recovery hospital segment consists of hospitals designed to serve the needs of patients recovering from critical illnesses, often with complex medical needs, and our rehabilitation hospital segment consists of hospitals designed to serve patients that require intensive physical rehabilitation care. Patients are typically admitted to our critical illness recovery hospitals and rehabilitation hospitals from general acute care hospitals. Our outpatient rehabilitation segment consists of clinics that provide physical, occupational, and speech rehabilitation services. Our Concentra segment consists of occupational health centers that provide workers’ compensation injury care, physical therapy, and consumer health services as well as onsite clinics located at employer worksites that deliver occupational medicine services. Additionally, our Concentra segment delivers veteran’s healthcare through its Department of Veterans Affairs CBOCs. During 2019, we began reporting the net operating revenues and expenses associated with employee leasing services provided to our non-consolidating subsidiaries as part of our other activities. Previously, these services were reflected in the financial results of our reportable segments. Under these employee leasing arrangements, actual labor costs are passed through to our non-consolidating subsidiaries, resulting in our recognition of net operating revenues equal to the actual labor costs incurred. Prior year results presented herein have been changed to conform to the current presentation.

Non-GAAP Measure

We believe that the presentation of Adjusted EBITDA, as defined below, is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating segments. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

We define Adjusted EBITDA as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, acquisition costs associated with U.S. HealthWorks, gain (loss) on sale of businesses, and equity in earnings (losses) of unconsolidated subsidiaries. We will refer to Adjusted EBITDA throughout the remainder of Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The table below reconciles net income and income from operations to Adjusted EBITDA and should be referenced when we discuss Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2019	2018	2019
	(in thousands)
Net income	$42,679	$44,030	$147,220	$157,360
Income tax expense	14,060	12,847	47,460	52,140
Interest expense	50,669	54,336	147,991	156,611
Gain on sale of businesses	(2,139)	—	(9,016)	(6,532)
Equity in earnings of unconsolidated subsidiaries	(5,432)	(6,950)	(14,914)	(18,710)
Loss on early retirement of debt	—	18,643	10,255	18,643
Income from operations	99,837	122,906	328,996	359,512
Stock compensation expense:
Included in general and administrative	4,683	5,305	12,720	14,849
Included in cost of services	1,581	1,513	4,455	4,582
Depreciation and amortization	50,527	52,941	149,022	160,072
U.S. HealthWorks acquisition costs	—	—	2,895	—
Adjusted EBITDA	$156,628	$182,665	$498,088	$539,015

Summary Financial Results

Three Months Ended September 30, 2019

For the three months ended September 30, 2019, our net operating revenues increased 9.9% to $1,393.3 million, compared to $1,267.4 million for the three months ended September 30, 2018. Income from operations increased 23.1% to $122.9 million for the three months ended September 30, 2019, compared to $99.8 million for the three months ended September 30, 2018.

Net income increased 3.2% to $44.0 million for the three months ended September 30, 2019, compared to $42.7 million for the three months ended September 30, 2018. Net income included pre-tax losses on early retirement of debt of $18.6 million for the three months ended September 30, 2019. Net income included a pre-tax gain on sale of businesses of $2.1 million for the three months ended September 30, 2018.

Adjusted EBITDA increased 16.6% to $182.7 million for the three months ended September 30, 2019, compared to $156.6 million for the three months ended September 30, 2018. Our Adjusted EBITDA margin was 13.1% for the three months ended September 30, 2019, compared to 12.4% for the three months ended September 30, 2018.

The following tables reconcile our segment performance measures to our consolidated operating results:

	Three Months Ended September 30, 2019
	Critical Illness Recovery Hospital	Rehabilitation Hospital	Outpatient Rehabilitation	Concentra	Other	Total
	(in thousands)
Net operating revenues	$462,892	$173,369	$265,330	$421,900	$69,852	$1,393,343
Operating expenses	405,645	136,589	225,290	344,989	104,983	1,217,496
Depreciation and amortization	12,484	7,234	6,887	23,989	2,347	52,941
Income (loss) from operations	$44,763	$29,546	$33,153	$52,922	$(37,478)	$122,906
Depreciation and amortization	12,484	7,234	6,887	23,989	2,347	52,941
Stock compensation expense	—	—	—	768	6,050	6,818
Adjusted EBITDA	$57,247	$36,780	$40,040	$77,679	$(29,081)	$182,665
Adjusted EBITDA margin	12.4%	21.2%	15.1%	18.4%	N/M	13.1%

	Three Months Ended September 30, 2018
	Critical Illness Recovery Hospital	Rehabilitation Hospital	Outpatient Rehabilitation	Concentra	Other	Total
	(in thousands)
Net operating revenues(1)	$420,108	$144,588	$245,234	$404,481	$52,990	$1,267,401
Operating expenses(1)	366,816	119,245	210,703	336,494	83,779	1,117,037
Depreciation and amortization	11,136	6,079	6,597	24,488	2,227	50,527
Income (loss) from operations	$42,156	$19,264	$27,934	$43,499	$(33,016)	$99,837
Depreciation and amortization	11,136	6,079	6,597	24,488	2,227	50,527
Stock compensation expense	—	—	—	767	5,497	6,264
Adjusted EBITDA	$53,292	$25,343	$34,531	$68,754	$(25,292)	$156,628
Adjusted EBITDA margin	12.7%	17.5%	14.1%	17.0%	N/M	12.4%

The following table summarizes changes in segment performance measures for the three months ended September 30, 2019, compared to the three months ended September 30, 2018:

	Critical Illness Recovery Hospital	Rehabilitation Hospital	Outpatient Rehabilitation	Concentra	Other	Total
Change in net operating revenues	10.2%	19.9%	8.2%	4.3%	31.8%	9.9%
Change in income from operations	6.2%	53.4%	18.7%	21.7%	(13.5)%	23.1%
Change in Adjusted EBITDA	7.4%	45.1%	16.0%	13.0%	(15.0)%	16.6%

N/M — Not meaningful.

(1)	For the three months ended September 30, 2018, the financial results of our reportable segments have been changed to remove the net operating revenues and expenses associated with employee leasing services provided to our non-consolidating subsidiaries. These results are now reported as part of our other activities. We lease employees at cost to these non-consolidating subsidiaries.

Nine Months Ended September 30, 2019

For the nine months ended September 30, 2019, our net operating revenues increased 6.9% to $4,079.3 million, compared to $3,816.6 million for the nine months ended September 30, 2018. Income from operations increased 9.3% to $359.5 million for the nine months ended September 30, 2019, compared to $329.0 million for the nine months ended September 30, 2018.

Net income increased 6.9% to $157.4 million for the nine months ended September 30, 2019, compared to $147.2 million for the nine months ended September 30, 2018. Net income included pre-tax losses on early retirement of debt of $18.6 million and a pre-tax gain on sale of businesses of $6.5 million for the nine months ended September 30, 2019. Net income included pre-tax losses on early retirement of debt of $10.3 million, pre-tax gains on sales of businesses of $9.0 million, and pre-tax U.S. HealthWorks acquisition costs of $2.9 million for the nine months ended September 30, 2018.

Adjusted EBITDA increased 8.2% to $539.0 million for the nine months ended September 30, 2019, compared to $498.1 million for the nine months ended September 30, 2018. Our Adjusted EBITDA margin was 13.2% for the nine months ended September 30, 2019, compared to 13.1% for the nine months ended September 30, 2018.

The following tables reconcile our segment performance measures to our consolidated operating results:

	Nine Months Ended September 30, 2019
	Critical Illness Recovery Hospital	Rehabilitation Hospital	Outpatient Rehabilitation	Concentra	Other	Total
	(in thousands)
Net operating revenues	$1,381,569	$488,301	$774,126	$1,231,672	$203,670	$4,079,338
Operating expenses	1,187,186	395,756	662,511	1,013,950	300,351	3,559,754
Depreciation and amortization	38,430	20,332	20,910	73,372	7,028	160,072
Income (loss) from operations	$155,953	$72,213	$90,705	$144,350	$(103,709)	$359,512
Depreciation and amortization	38,430	20,332	20,910	73,372	7,028	160,072
Stock compensation expense	—	—	—	2,302	17,129	19,431
Adjusted EBITDA	$194,383	$92,545	$111,615	$220,024	$(79,552)	$539,015
Adjusted EBITDA margin	14.1%	19.0%	14.4%	17.9%	N/M	13.2%

	Nine Months Ended September 30, 2018
	Critical Illness Recovery Hospital	Rehabilitation Hospital	Outpatient Rehabilitation	Concentra	Other	Total
	(in thousands)
Net operating revenues(1)	$1,327,236	$432,675	$743,379	$1,173,420	$139,865	$3,816,575
Operating expenses(1)	1,140,247	352,361	636,376	979,312	230,261	3,338,557
Depreciation and amortization	34,146	17,816	19,938	70,332	6,790	149,022
Income (loss) from operations	$152,843	$62,498	$87,065	$123,776	$(97,186)	$328,996
Depreciation and amortization	34,146	17,816	19,938	70,332	6,790	149,022
Stock compensation expense	—	—	—	2,116	15,059	17,175
U.S. HealthWorks acquisition costs	—	—	—	2,895	—	2,895
Adjusted EBITDA	$186,989	$80,314	$107,003	$199,119	$(75,337)	$498,088
Adjusted EBITDA margin	14.1%	18.6%	14.4%	17.0%	N/M	13.1%

The following table summarizes changes in segment performance measures for the nine months ended September 30, 2019, compared to the nine months ended September 30, 2018:

	Critical Illness Recovery Hospital	Rehabilitation Hospital	Outpatient Rehabilitation	Concentra	Other	Total
Change in net operating revenues	4.1%	12.9%	4.1%	5.0%	45.6%	6.9%
Change in income from operations	2.0%	15.5%	4.2%	16.6%	(6.7)%	9.3%
Change in Adjusted EBITDA	4.0%	15.2%	4.3%	10.5%	(5.6)%	8.2%

N/M — Not meaningful.

(1)	For the nine months ended September 30, 2018, the financial results of our reportable segments have been changed to remove the net operating revenues and expenses associated with employee leasing services provided to our non-consolidating subsidiaries. These results are now reported as part of our other activities. We lease employees at cost to these non-consolidating subsidiaries.

Significant Events

Select 6.250% Senior Notes

On August 1, 2019, Select issued and sold $550.0 million aggregate principal amount of 6.250% senior notes due August 15, 2026. Select used a portion of the net proceeds of the 6.250% senior notes, together with a portion of the proceeds from the incremental term loan borrowings under the Select credit facilities (as described below) in part to (i) redeem in full the $710.0 million aggregate principal amount of the 6.375% senior notes on August 30, 2019 at the redemption price of 100.000% of the principal amount plus accrued and unpaid interest, (ii) repay in full the outstanding borrowings under Select’s revolving facility, and (iii) pay related fees and expenses associated with the financing.

Select Credit Facilities

On August 1, 2019, Select entered into Amendment No. 3 to the Select credit agreement dated March 6, 2017. Amendment No. 3, among other things, (i) provided for an additional $500.0 million in term loans that, along with the existing term loans, have a maturity date of March 6, 2025, (ii) extended the maturity date of Select’s revolving facility from March 6, 2022 to March 6, 2024, and (iii) increased the total net leverage ratio permitted under the Select credit agreement.

Concentra Credit Facilities

On September 20, 2019, Concentra Inc. entered into Amendment No. 6 to the Concentra first lien credit agreement. Amendment No. 6, among other things, (i) provided for an additional $100.0 million in term loans that, along with the existing Concentra first lien term loans, have a maturity date of June 1, 2022 and (ii) extended the maturity date of the revolving facility from June 1, 2021 to March 1, 2022. Concentra Inc. used the incremental borrowings under the Concentra first lien credit agreement to prepay in full all of its term loans outstanding under the Concentra second lien credit agreement on September 20, 2019.

Regulatory Changes

Our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 21, 2019, contains a detailed discussion of the regulations that affect our business in Part I — Business — Government Regulations. The following is a discussion of some of the more significant healthcare regulatory changes that have affected our financial performance in the periods covered by this report or are likely to affect our financial performance and financial condition in the future. The information below should be read in conjunction with the more detailed discussion of regulations contained in our Form 10-K.

Medicare Reimbursement

The Medicare program reimburses healthcare providers for services furnished to Medicare beneficiaries, which are generally persons age 65 and older, those who are chronically disabled, and those suffering from end stage renal disease. The program is governed by the Social Security Act of 1965 and is administered primarily by the Department of Health and Human Services and CMS. Net operating revenues generated directly from the Medicare program represented approximately 26% of our net operating revenues for the nine months ended September 30, 2019, and 27% of our net operating revenues for the year ended December 31, 2018.

Medicare Reimbursement of LTCH Services

The following is a summary of significant regulatory changes affecting our critical illness recovery hospitals, which are certified by Medicare as long term care hospitals (“LTCHs”), as well as the policies and payment rates that may affect our future results of operations. Medicare payments to our critical illness recovery hospitals are made in accordance with the long term care hospital prospective payment system (“LTCH-PPS”).

The following is a summary of significant changes to LTCH-PPS which have affected our results of operations, as well as the policies and payment rates that may affect our future results of operations.

Fiscal Year 2018. On August 14, 2017, CMS published the final rule updating policies and payment rates for the LTCH-PPS for fiscal year 2018 (affecting discharges and cost reporting periods beginning on or after October 1, 2017 through September 30, 2018). Certain errors in the final rule published on August 14, 2017 were corrected in a final rule published October 4, 2017. The standard federal rate was set at $41,415, a decrease from the standard federal rate applicable during fiscal year 2017 of $42,476. The update to the standard federal rate for fiscal year 2018 included a market basket increase of 2.7%, less a productivity adjustment of 0.6%, and less a reduction of 0.75% mandated by the Affordable Care Act (“ACA”). The update to the standard federal rate for fiscal year 2018 was further impacted by the Medicare Access and CHIP Reauthorization Act of 2015, which limits the update for fiscal year 2018 to 1.0%. The fixed-loss amount for high cost outlier cases paid under LTCH-PPS was set at $27,381, an increase from the fixed-loss amount in the 2017 fiscal year of $21,943. The fixed-loss amount for high cost outlier cases paid under the site-neutral payment rate was set at $26,537, an increase from the fixed-loss amount in the 2017 fiscal year of $23,573.

Fiscal Year 2019. On August 17, 2018, CMS published the final rule updating policies and payment rates for the LTCH-PPS for fiscal year 2019 (affecting discharges and cost reporting periods beginning on or after October 1, 2018 through September 30, 2019). Certain errors in the final rule were corrected in a final rule published October 3, 2018. The standard federal rate was set at $41,559, an increase from the standard federal rate applicable during fiscal year 2018 of $41,415. The update to the standard federal rate for fiscal year 2019 included a market basket increase of 2.9%, less a productivity adjustment of 0.8%, and less a reduction of 0.75% mandated by the ACA. The standard federal rate also included an area wage budget neutrality factor of 0.999215 and a temporary, one-time budget neutrality adjustment of 0.990878 in connection with the elimination of the 25 Percent Rule (discussed herein). The fixed-loss amount for high cost outlier cases paid under LTCH-PPS was set at $27,121, a decrease from the fixed-loss amount in the 2018 fiscal year of $27,381. The fixed-loss amount for high cost outlier cases paid under the siteneutral payment rate was set at $25,743, a decrease from the fixed-loss amount in the 2018 fiscal year of $26,537.

Fiscal Year 2020. On August 16, 2019, CMS published the final rule updating policies and payment rates for the LTCH-PPS for fiscal year 2020 (affecting discharges and cost reporting periods beginning on or after October 1, 2019 through September 30, 2020). Certain errors in the final rule were corrected in a final rule published October 8, 2019. The standard federal rate was set at $42,678, an increase from the standard federal rate applicable during fiscal year 2019 of $41,559. The update to the standard federal rate for fiscal year 2020 included a market basket increase of 2.9%, less a productivity adjustment of 0.4%. The standard federal rate also included an area wage budget neutrality factor of 1.0020203 and a temporary, one-time budget neutrality adjustment of 0.999858 in connection with the elimination of the 25 Percent Rule (discussed herein). The fixed-loss amount for high cost outlier cases paid under LTCH-PPS was set at $26,778, a decrease from the fixed-loss amount in the 2019 fiscal year of $27,121. The fixed-loss amount for high cost outlier cases paid under the site-neutral payment rate was set at $26,552, an increase from the fixed-loss amount in the 2019 fiscal year of $25,743. For LTCH discharges occurring in cost reporting periods beginning in FY 2020, site neutral payment rate cases will begin to be paid fully on the site neutral payment rate, rather than the transitional blended rate.

25 Percent Rule

The “25 Percent Rule” was a downward payment adjustment that applied if the percentage of Medicare patients discharged from LTCHs who were admitted from a referring hospital (regardless of whether the LTCH or LTCH satellite is co-located with the referring hospital) exceeded the applicable percentage admissions threshold during a particular cost reporting period.

For fiscal year 2018, CMS adopted a regulatory moratorium on the implementation of the 25 Percent Rule.

For fiscal year 2019 and thereafter, CMS eliminated the 25 Percent Rule entirely. The elimination of the 25 Percent Rule is being implemented in a budget neutral manner by adjusting the standard federal payment rates down such that the projection of aggregate LTCH payments would equal the projection of aggregate LTCH payments that would have been paid if the moratorium ended and the 25 Percent Rule went into effect on October 1, 2018. As a result, the elimination of the 25 Percent Rule includes a temporary, one-time adjustment to the fiscal year 2019 LTCH-PPS standard federal payment rate, a temporary, one-time adjustment to the fiscal year 2020 LTCH-PPS standard federal payment rate, and a permanent, one-time adjustment to the LTCH-PPS standard federal payment rate in fiscal years 2021 and subsequent years.

Medicare Reimbursement of IRF Services

The following is a summary of significant regulatory changes affecting our rehabilitation hospitals, which are certified by Medicare as inpatient rehabilitation facilities (“IRFs”), as well as the policies and payment rates that may affect our future results of operations. Medicare payments to our rehabilitation hospitals are made in accordance with the inpatient rehabilitation facility prospective payment system (“IRF-PPS”).

The following is a summary of significant changes to IRF-PPS which have affected our results of operations, as well as the policies and payment rates that may affect our future results of operations.

Fiscal Year 2018. On August 3, 2017, CMS published the final rule updating policies and payment rates for the IRF-PPS for fiscal year 2018 (affecting discharges and cost reporting periods beginning on or after October 1, 2017 through September 30, 2018). The standard payment conversion factor for discharges for fiscal year 2018 was set at $15,838, an increase from the standard payment conversion factor applicable during fiscal year 2017 of $15,708. The update to the standard payment conversion factor for fiscal year 2018 included a market basket increase of 2.6%, less a productivity adjustment of 0.6%, and less a reduction of 0.75% mandated by the ACA. The standard payment conversion factor for fiscal year 2018 was further impacted by the Medicare Access and CHIP Reauthorization Act of 2015, which limited the update for fiscal year 2018 to 1.0%. CMS increased the outlier threshold amount for fiscal year 2018 to $8,679 from $7,984 established in the final rule for fiscal year 2017.

Fiscal Year 2019. On August 6, 2018, CMS published the final rule updating policies and payment rates for the IRF-PPS for fiscal year 2019 (affecting discharges and cost reporting periods beginning on or after October 1, 2018 through September 30, 2019). The standard payment conversion factor for discharges for fiscal year 2019 was set at $16,021, an increase from the standard payment conversion factor applicable during fiscal year 2018 of $15,838. The update to the standard payment conversion factor for fiscal year 2019 included a market basket increase of 2.9%, less a productivity adjustment of 0.8%, and less a reduction of 0.75% mandated by the ACA. CMS increased the outlier threshold amount for fiscal year 2019 to $9,402 from $8,679 established in the final rule for fiscal year 2018.

Fiscal Year 2020. On August 8, 2019, CMS published the final rule updating policies and payment rates for the IRF-PPS for fiscal year 2020 (affecting discharges and cost reporting periods beginning on or after October 1, 2019 through September 30, 2020). The standard payment conversion factor for discharges for fiscal year 2020 was set at $16,489, an increase from the standard payment conversion factor applicable during fiscal year 2019 of $16,021. The update to the standard payment conversion factor for fiscal year 2020 included a market basket increase of 2.9%, less a productivity adjustment of 0.4%. CMS decreased the outlier threshold amount for fiscal year 2020 to $9,300 from $9,402 established in the final rule for fiscal year 2019.

Medicare Reimbursement of Outpatient Rehabilitation Clinic Services

The Medicare program reimburses outpatient rehabilitation providers based on the Medicare physician fee schedule. For services provided in 2017 through 2019, a 0.5% update was applied each year to the fee schedule payment rates, subject to an adjustment beginning in 2019 under the Merit-Based Incentive Payment System (“MIPS”). For services provided in 2020 through 2025, a 0.0% percent update will be applied each year to the fee schedule payment rates, subject to adjustments under MIPS and the alternative payment models (“APMs”). In 2026 and subsequent years, eligible professionals participating in APMs who meet certain criteria would receive annual updates of 0.75%, while all other professionals would receive annual updates of 0.25%.

Beginning in 2019, payments under the fee schedule are subject to adjustment based on performance in MIPS, which measures performance based on certain quality metrics, resource use, and meaningful use of electronic health records. Under the MIPS requirements an eligible clinician’s performance is assessed according to established performance standards and used to determine an adjustment factor that is then applied to the clinician’s payment for a year. Each year from 2019 through 2024 eligible clinicians who receive a significant share of their revenues through an APM (such as accountable care organizations or bundled payment arrangements) that involves risk of financial losses and a quality measurement component will receive a 5% bonus. The bonus payment for APM participation is intended to encourage participation and testing of new APMs and to promote the alignment of incentives across payors.

Modifiers to Identify Services of Physical Therapy Assistants or Occupational Therapy Assistants

In the Medicare Physician Fee Schedule final rule for calendar year 2019, CMS established two new modifiers to identify services furnished in whole or in part by physical therapy assistants (“PTAs”) or occupational therapy assistants (“OTAs”). These modifiers were mandated by the Bipartisan Budget Act of 2018, which requires that claims for outpatient therapy services furnished in whole or part by therapy assistants on or after January 1, 2020 include the appropriate modifier. CMS intends to use these modifiers to implement a payment differential that would reimburse services provided by PTAs and OTAs at 85% of the fee schedule rate beginning on January 1, 2022.

Operating Statistics

The following table sets forth operating statistics for each of our segments for the periods presented. The operating statistics reflect data for the period of time we managed these operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2019	2018	2019
Critical illness recovery hospital data:
Number of hospitals owned—start of period	98	99	99	96
Number of hospitals acquired	—	—	—	3
Number of hospital start-ups	—	—	1	—
Number of hospitals closed/sold	(1)	—	(3)	—
Number of hospitals owned—end of period	97	99	97	99
Number of hospitals managed—end of period	—	1	—	1
Total number of hospitals (all)—end of period	97	100	97	100
Available licensed beds(1)	4,095	4,230	4,095	4,230
Admissions(1)	8,651	9,051	27,605	27,679
Patient days(1)	243,891	258,089	765,863	779,078
Average length of stay (days)(1)	28	28	28	28
Net revenue per patient day(1)(2)	$1,705	$1,773	$1,716	$1,757
Occupancy rate(1)	65%	67%	68%	69%
Percent patient days—Medicare(1)	53%	49%	53%	51%
Rehabilitation hospital data:
Number of hospitals owned—start of period	17	19	16	17
Number of hospitals start-ups	—	—	1	2
Number of hospitals owned—end of period	17	19	17	19
Number of hospitals managed—end of period	9	10	9	10
Total number of hospitals (all)—end of period	26	29	26	29
Available licensed beds(1)	1,189	1,309	1,189	1,309
Admissions(1)	5,370	6,400	16,219	18,253
Patient days(1)	79,232	89,454	233,537	258,795
Average length of stay (days)(1)	15	14	15	14
Net revenue per patient day(1)(2)	$1,582	$1,724	$1,604	$1,665
Occupancy rate(1)	72%	75%	73%	75%
Percent patient days—Medicare(1)	53%	53%	54%	51%
Outpatient rehabilitation data:
Number of clinics owned—start of period	1,435	1,419	1,447	1,423
Number of clinics acquired	—	3	14	17
Number of clinic start-ups	8	14	26	36
Number of clinics closed/sold	(23)	(7)	(67)	(47)
Number of clinics owned—end of period	1,420	1,429	1,420	1,429
Number of clinics managed—end of period	229	278	229	278
Total number of clinics (all)—end of period	1,649	1,707	1,649	1,707
Number of visits(1)	2,039,462	2,204,328	6,251,582	6,462,316
Net revenue per visit(1)(3)	$103	$103	$103	$103
Concentra data:
Number of centers owned—start of period	527	526	312	524
Number of centers acquired	1	1	220	6
Number of centers closed/sold	(3)	(4)	(7)	(7)
Number of centers owned—end of period	525	523	525	523
Number of onsite clinics operated—end of period	123	131	123	131
Number of CBOCs owned—end of period	30	32	30	32
Number of visits(1)	2,984,832	3,150,903	8,605,012	9,165,599
Net revenue per visit(1)(3)	$124	$120	$124	$122

(1)	Data excludes locations managed by the Company. For purposes of our Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(2)	Net revenue per patient day is calculated by dividing direct patient service revenues by the total number of patient days.

(3)	Net revenue per visit is calculated by dividing direct patient service revenue by the total number of visits. For purposes of this computation for our Concentra segment, direct patient service revenue does not include onsite clinics and community-based outpatient clinics.

Results of Operations

The following table outlines selected operating data as a percentage of net operating revenues for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2019	2018	2019
Net operating revenues	100.0%	100.0%	100.0%	100.0%
Cost of services, exclusive of depreciation and amortization(1)	85.8	84.9	85.1	84.9
General and administrative	2.4	2.5	2.4	2.3
Depreciation and amortization	3.9	3.8	3.9	4.0
Income from operations	7.9	8.8	8.6	8.8
Loss on early retirement of debt	—	(1.3)	(0.3)	(0.5)
Equity in earnings of unconsolidated subsidiaries	0.4	0.5	0.4	0.5
Gain on sale of businesses	0.2	—	0.2	0.2
Interest expense	(4.0)	(3.9)	(3.8)	(3.9)
Income before income taxes	4.5	4.1	5.1	5.1
Income tax expense	1.1	0.9	1.2	1.2
Net income	3.4	3.2	3.9	3.9
Net income attributable to non-controlling interests	0.8	1.0	0.9	1.0
Net income attributable to the Company	2.6%	2.2%	3.0%	2.9%

(1)	Cost of services includes salaries, wages and benefits, operating supplies, lease and rent expense, and other operating costs.

The following table summarizes selected financial data by segment for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018(2)	2019	% Change	2018(2)	2019	% Change
			(in thousands)
Net operating revenues:
Critical illness recovery hospital	$420,108	$462,892	10.2%	$1,327,236	$1,381,569	4.1%
Rehabilitation hospital	144,588	173,369	19.9	432,675	488,301	12.9
Outpatient rehabilitation	245,234	265,330	8.2	743,379	774,126	4.1
Concentra	404,481	421,900	4.3	1,173,420	1,231,672	5.0
Other(1)	52,990	69,852	31.8	139,865	203,670	45.6
Total Company	$1,267,401	$1,393,343	9.9%	$3,816,575	$4,079,338	6.9%
Income (loss) from operations:
Critical illness recovery hospital	$42,156	$44,763	6.2%	$152,843	$155,953	2.0%
Rehabilitation hospital	19,264	29,546	53.4	62,498	72,213	15.5
Outpatient rehabilitation	27,934	33,153	18.7	87,065	90,705	4.2
Concentra	43,499	52,922	21.7	123,776	144,350	16.6
Other(1)	(33,016)	(37,478)	(13.5)	(97,186)	(103,709)	(6.7)
Total Company	$99,837	$122,906	23.1%	$328,996	$359,512	9.3%
Adjusted EBITDA:
Critical illness recovery hospital	$53,292	$57,247	7.4%	$186,989	$194,383	4.0%
Rehabilitation hospital	25,343	36,780	45.1	80,314	92,545	15.2
Outpatient rehabilitation	34,531	40,040	16.0	107,003	111,615	4.3
Concentra	68,754	77,679	13.0	199,119	220,024	10.5
Other(1)	(25,292)	(29,081)	(15.0)	(75,337)	(79,552)	(5.6)
Total Company	$156,628	$182,665	16.6%	$498,088	$539,015	8.2%
Adjusted EBITDA margins:
Critical illness recovery hospital	12.7%	12.4%		14.1%	14.1%
Rehabilitation hospital	17.5	21.2		18.6	19.0
Outpatient rehabilitation	14.1	15.1		14.4	14.4
Concentra	17.0	18.4		17.0	17.9
Other(1)	N/M	N/M		N/M	N/M
Total Company	12.4%	13.1%		13.1%	13.2%
Total assets:
Critical illness recovery hospital	$1,785,336	$2,116,512		$1,785,336	$2,116,512
Rehabilitation hospital	888,342	1,121,260		888,342	1,121,260
Outpatient rehabilitation	991,105	1,280,712		991,105	1,280,712
Concentra	2,201,869	2,366,227		2,201,869	2,366,227
Other(1)	113,529	270,045		113,529	270,045
Total Company	$5,980,181	$7,154,756		$5,980,181	$7,154,756
Purchases of property and equipment:
Critical illness recovery hospital	$8,134	$12,254		$31,455	$36,902
Rehabilitation hospital	8,769	5,293		29,766	23,832
Outpatient rehabilitation	7,209	7,476		22,565	23,221
Concentra	12,539	8,240		29,281	36,178
Other(1)	2,740	1,408		7,972	3,823
Total Company	$39,391	$34,671		$121,039	$123,956

(1)	Other includes our corporate administration and shared services, as well as employee leasing services with our non-consolidating subsidiaries. Total assets include certain non-consolidating joint ventures and minority investments in other healthcare related businesses.

(2)	For the three and nine months ended September 30, 2018, the financial results of our reportable segments have been changed to remove the net operating revenues and expenses associated with employee leasing services provided to our non-consolidating subsidiaries. These results are now reported as part of our other activities. We lease employees at cost to these non-consolidating subsidiaries.

N/M — Not meaningful.

Three Months Ended September 30, 2019, Compared to Three Months Ended September 30, 2018

In the following, we discuss our results of operations related to net operating revenues, operating expenses, Adjusted EBITDA, depreciation and amortization, income from operations, loss on early retirement of debt, equity in earnings of unconsolidated subsidiaries, gain on sale of businesses, interest expense, income taxes, and net income attributable to non-controlling interests.

Net Operating Revenues

Our net operating revenues increased 9.9% to $1,393.3 million for the three months ended September 30, 2019, compared to $1,267.4 million for the three months ended September 30, 2018.

Critical Illness Recovery Hospital Segment. Net operating revenues increased 10.2% to $462.9 million for the three months ended September 30, 2019, compared to $420.1 million for the three months ended September 30, 2018. The increase in net operating revenues was due to increases in both patient volume and net revenue per patient day. Our patient days increased 5.8% to 258,089 days for the three months ended September 30, 2019, compared to 243,891 days for the three months ended September 30, 2018. The acquisition of three hospitals during 2019 contributed to the increase in patient days. We also experienced a 2.9% increase in patient days in our existing hospitals, which was offset in part by a decrease in patient days from the temporary closure of our hospital located in Panama City, Florida as a result of damage sustained from Hurricane Michael in October 2018. For the three months ended September 30, 2019, our net revenue per patient day increased 4.0% to $1,773, as compared to $1,705 for the three months ended September 30, 2018. The increase is primarily driven by an increase in our Medicare net revenue per patient day.

Rehabilitation Hospital Segment. Net operating revenues increased 19.9% to $173.4 million for the three months ended September 30, 2019, compared to $144.6 million for the three months ended September 30, 2018. Our patient days increased 12.9% to 89,454 days for the three months ended September 30, 2019, compared to 79,232 days for the three months ended September 30, 2018. The increase in patient days was principally driven by our rehabilitation hospitals which recently commenced operations. We also experienced a 4.0% increase in patient days within our existing hospitals. Our net revenue per patient day increased 9.0% to $1,724 for the three months ended September 30, 2019, compared to $1,582 for the three months ended September 30, 2018. We experienced increases in both our Medicare and non-Medicare net revenue per patient day.

Outpatient Rehabilitation Segment. Net operating revenues increased 8.2% to $265.3 million for the three months ended September 30, 2019, compared to $245.2 million for the three months ended September 30, 2018. The increase in net operating revenues was attributable to an increase in visits, which increased 8.1% to 2,204,328 for the three months ended September 30, 2019, compared to 2,039,462 visits for the three months ended September 30, 2018. The increase in visits was due to new outpatient rehabilitation clinics and a 7.2% increase in visits within our existing clinics. This growth was offset in part by the sale of outpatient rehabilitation clinics to non-consolidating subsidiaries since September 30, 2018, which contributed 24,146 visits during the three months ended September 30, 2018. During the three months ended September 30, 2019, we also experienced an increase in management fee revenues related to services provided to our non-consolidating subsidiaries. Our net revenue per visit was $103 for both the three months ended September 30, 2019 and 2018.

Concentra Segment. Net operating revenues increased 4.3% to $421.9 million for the three months ended September 30, 2019, compared to $404.5 million for the three months ended September 30, 2018. The increase in net operating revenues was attributable to an increase in visits, offset in part by a decrease in net revenue per visit. Visits increased 5.6% to 3,150,903 visits for the three months ended September 30, 2019, compared to 2,984,832 visits for the three months ended September 30, 2018. Net revenue per visit was $120 for the three months ended September 30, 2019, compared to $124 for the three months ended September 30, 2018. The decrease in net revenue per visit was principally due to an increase in employer services visits, which yield lower per visits rates.

Operating Expenses

Our operating expenses consist principally of cost of services and general and administrative expenses. Our operating expenses were $1,217.5 million, or 87.4% of net operating revenues, for the three months ended September 30, 2019, compared to $1,117.0 million, or 88.2% of net operating revenues, for the three months ended September 30, 2018. Our cost of services, a major component of which is labor expense, was $1,183.1 million, or 84.9% of net operating revenues, for the three months ended September 30, 2019, compared to $1,087.1 million, or 85.8% of net operating revenues, for the three months ended September 30, 2018. The decrease in our operating expenses relative to our net operating revenues was principally due to the improved operating performance of our rehabilitation hospital and Concentra segments during the three months ended September 30, 2019. General and administrative expenses were $34.4 million, or 2.5% of net operating revenues, for the three months ended September 30, 2019, compared to $30.0 million, or 2.4% of net operating revenues, for the three months ended September 30, 2018.

Adjusted EBITDA

Critical Illness Recovery Hospital Segment. Adjusted EBITDA increased 7.4% to $57.2 million for the three months ended September 30, 2019, compared to $53.3 million for the three months ended September 30, 2018. Our Adjusted EBITDA margin for the critical illness recovery hospital segment was 12.4% for the three months ended September 30, 2019, compared to 12.7% for the three months ended September 30, 2018. The increase in Adjusted EBITDA for our critical illness recovery hospital segment was primarily driven by increases in patient volumes and net revenue per patient day, as discussed above under “Net Operating Revenues.” The decrease in our Adjusted EBITDA margin resulted from our newly acquired hospitals operating at lower margins than our other critical illness recovery hospitals.

Rehabilitation Hospital Segment. Adjusted EBITDA increased 45.1% to $36.8 million for the three months ended September 30, 2019, compared to $25.3 million for the three months ended September 30, 2018. Our Adjusted EBITDA margin for the rehabilitation hospital segment was 21.2% for the three months ended September 30, 2019, compared to 17.5% for the three months ended September 30, 2018. The increases in Adjusted EBITDA and Adjusted EBITDA margin were primarily attributable to improved patient volume and net revenue per patient day within several of our existing hospitals, as discussed above under “Net Operating Revenues.”

Outpatient Rehabilitation Segment. Adjusted EBITDA increased 16.0% to $40.0 million for the three months ended September 30, 2019, compared to $34.5 million for the three months ended September 30, 2018. Our Adjusted EBITDA margin for the outpatient rehabilitation segment was 15.1% for the three months ended September 30, 2019, compared to 14.1% for the three months ended September 30, 2018. Our Adjusted EBITDA and Adjusted EBITDA margin increased principally from increased patient volumes in our existing outpatient rehabilitation clinics, allowing these clinics to operate at lower relative costs, as well as other cost reductions we have achieved.

Concentra Segment. Adjusted EBITDA increased 13.0% to $77.7 million for the three months ended September 30, 2019, compared to $68.8 million for the three months ended September 30, 2018. Our Adjusted EBITDA margin for the Concentra segment was 18.4% for the three months ended September 30, 2019, compared to 17.0% for the three months ended September 30, 2018. The increase in Adjusted EBITDA margin resulted principally from achieving lower relative operating costs across our combined Concentra and U.S. HealthWorks businesses.

Depreciation and Amortization

Depreciation and amortization expense was $52.9 million for the three months ended September 30, 2019, compared to $50.5 million for the three months ended September 30, 2018. The increase principally occurred within our critical illness recovery hospital and rehabilitation hospital segments.

Income from Operations

For the three months ended September 30, 2019, we had income from operations of $122.9 million, compared to $99.8 million for the three months ended September 30, 2018. The increase in income from operations resulted principally from our rehabilitation hospital and Concentra segments.

Loss on Early Retirement of Debt

The amendment to the Select credit agreement, the amendment to the Concentra first lien credit agreement, the repayment of term loans outstanding under the Concentra second lien credit agreement, and the redemption of the 6.375% senior notes resulted in losses on early retirement of debt totaling $18.6 million for the three months ended September 30, 2019.

Equity in Earnings of Unconsolidated Subsidiaries

Our equity in earnings of unconsolidated subsidiaries principally relates to rehabilitation businesses in which we are a minority owner. For the three months ended September 30, 2019, we had equity in earnings of unconsolidated subsidiaries of $7.0 million, compared to $5.4 million for the three months ended September 30, 2018. The increase in equity in earnings was principally attributable to the growth of certain of our non-consolidating subsidiaries, which resulted from our sales of outpatient rehabilitation clinics to these subsidiaries.

Gain on Sale of Businesses

We recognized a gain of $2.1 million during the three months ended September 30, 2018. The gain was principally attributable to the sale of outpatient rehabilitation clinics to a non-consolidating subsidiary.

Interest Expense

Interest expense was $54.3 million for the three months ended September 30, 2019, compared to $50.7 million for the three months ended September 30, 2018. The increase in interest expense was principally due to the recognition of interest expense on both the 6.250% senior notes and the 6.375% senior notes during August 2019, as the redemption of the 6.375% senior notes occurred on August 30, 2019, while the issuance of the $550.0 million 6.250% senior notes occurred on August 1, 2019.

Income Taxes

We recorded income tax expense of $12.8 million for the three months ended September 30, 2019, which represented an effective tax rate of 22.6%. We recorded income tax expense of $14.1 million for the three months ended September 30, 2018, which represented an effective tax rate of 24.8%. The decrease in the effective tax rate resulted from a lower estimate of state and local income taxes.

Net Income Attributable to Non-Controlling Interests

Net income attributable to non-controlling interests was $13.3 million for the three months ended September 30, 2019, compared to $9.8 million for the three months ended September 30, 2018. The increase was principally due to the improved operating performance of our Concentra segment.

Nine Months Ended September 30, 2019, Compared to Nine Months Ended September 30, 2018

In the following, we discuss our results of operations related to net operating revenues, operating expenses, Adjusted EBITDA, depreciation and amortization, income from operations, loss on early retirement of debt, equity in earnings of unconsolidated subsidiaries, gain on sale of businesses, interest expense, income taxes, and net income attributable to non-controlling interests.

Net Operating Revenues

Our net operating revenues increased 6.9% to $4,079.3 million for the nine months ended September 30, 2019, compared to $3,816.6 million for the nine months ended September 30, 2018.

Critical Illness Recovery Hospital Segment. Net operating revenues increased 4.1% to $1,381.6 million for the nine months ended September 30, 2019, compared to $1,327.2 million for the nine months ended September 30, 2018. The increase in net operating revenues was due to increases in both patient volume and net revenue per patient day. Our patient days increased 1.7% to 779,078 days for the nine months ended September 30, 2019, compared to 765,863 days for the nine months ended September 30, 2018. The acquisition of three hospitals during 2019 contributed to the increase in patient days. We also experienced an increase in patient days in our existing hospitals, which was offset by a decrease in patient days from hospital closures which occurred during 2018, including the temporary closure of our hospital located in Panama City, Florida as a result of damage sustained from Hurricane Michael in October 2018. Net revenue per patient day increased 2.4% to $1,757 for the nine months ended September 30, 2019, compared to $1,716 for the nine months ended September 30, 2018. We experienced increases in both our Medicare and non-Medicare net revenue per patient day.

Rehabilitation Hospital Segment. Net operating revenues increased 12.9% to $488.3 million for the nine months ended September 30, 2019, compared to $432.7 million for the nine months ended September 30, 2018. The increase in net operating revenues resulted from both an increase in patient volumes and net revenue per patient day during the nine months ended September 30, 2019. Our patient days increased 10.8% to 258,795 days for the nine months ended September 30, 2019, compared to 233,537 days for the nine months ended September 30, 2018. The increase in patient days was principally driven by our rehabilitation hospitals which recently commenced operations. We also experienced a 3.0% increase in patient days in our existing hospitals. Our net revenue per patient day increased 3.8% to $1,665 for the nine months ended September 30, 2019, compared to $1,604 for the nine months ended September 30, 2018. We experienced increases in both our Medicare and non-Medicare net revenue per patient day.

Outpatient Rehabilitation Segment. Net operating revenues increased 4.1% to $774.1 million for the nine months ended September 30, 2019, compared to $743.4 million for the nine months ended September 30, 2018. The increase in net operating revenues was attributable to an increase in visits, which increased 3.4% to 6,462,316 for the nine months ended September 30, 2019, compared to 6,251,582 visits for the nine months ended September 30, 2018. The increase in visits was due to new outpatient rehabilitation clinics and a 5.0% increase in visits within our existing clinics. This growth was offset in part by the sale of outpatient rehabilitation clinics to non-consolidating subsidiaries since September 30, 2018, which contributed 192,149 visits during the nine months ended September 30, 2018. During the nine months ended September 30, 2019, we also experienced an increase in management fee revenues related to services provided to our non-consolidating subsidiaries. These services have expanded as a result of our sales of clinics to these non-consolidating subsidiaries. Our net revenue per visit was $103 for both the nine months ended September 30, 2019 and 2018.

Concentra Segment. Net operating revenues increased 5.0% to $1,231.7 million for the nine months ended September 30, 2019, compared to $1,173.4 million for the nine months ended September 30, 2018. Visits in our centers increased 6.5% to 9,165,599 for the nine months ended September 30, 2019, compared to 8,605,012 visits for the nine months ended September 30, 2018. The increases in net operating revenues and visits were principally due to U.S. HealthWorks, which we acquired on February 1, 2018, and other newly acquired centers. Net revenue per visit was $122 for the nine months ended September 30, 2019, compared to $124 for the nine months ended September 30, 2018. The decrease in net revenue per visit was principally due to an increase in employer services visits, which yield lower per visits rates.

Operating Expenses

Our operating expenses consist principally of cost of services and general and administrative expenses. Our operating expenses were $3,559.8 million, or 87.2% of net operating revenues, for the nine months ended September 30, 2019, compared to $3,338.6 million, or 87.5% of net operating revenues, for the nine months ended September 30, 2018. Our cost of services, a major component of which is labor expense, was $3,465.4 million, or 84.9% of net operating revenues, for the nine months ended September 30, 2019, compared to $3,247.6 million, or 85.1% of net operating revenues, for the nine months ended September 30, 2018. The decrease in our operating expenses relative to our net operating revenues was principally due to the operating performance of our Concentra and rehabilitation hospital segments. General and administrative expenses were $94.4 million, or 2.3% of net operating revenues, for the nine months ended September 30, 2019. General and administrative expenses were $91.0 million, or 2.4% of net operating revenues, for the nine months ended September 30, 2018. General and administrative expenses included $2.9 million of U.S. HealthWorks acquisition costs for the nine months ended September 30, 2018.

Adjusted EBITDA

Critical Illness Recovery Hospital Segment. Adjusted EBITDA increased 4.0% to $194.4 million for the nine months ended September 30, 2019, compared to $187.0 million for the nine months ended September 30, 2018. Our Adjusted EBITDA margin for the critical illness recovery hospital segment was 14.1% for both the nine months ended September 30, 2019 and 2018. The increase in Adjusted EBITDA for our critical illness recovery hospital segment was primarily driven by increases in patient volumes and net revenue per patient day, as discussed above under “Net Operating Revenues.”

Rehabilitation Hospital Segment. Adjusted EBITDA increased 15.2% to $92.5 million for the nine months ended September 30, 2019, compared to $80.3 million for the nine months ended September 30, 2018. Our Adjusted EBITDA margin for the rehabilitation hospital segment was 19.0% for the nine months ended September 30, 2019, compared to 18.6% for the nine months ended September 30, 2018. The increases in Adjusted EBITDA and Adjusted EBITDA margin are primarily attributable to increases in patient volume and net revenue per visit at several of our existing hospitals. Adjusted EBITDA start-up losses were $8.8 million for the nine months ended September 30, 2019, compared to $3.8 million for the nine months ended September 30, 2018.

Outpatient Rehabilitation Segment. Adjusted EBITDA increased 4.3% to $111.6 million for the nine months ended September 30, 2019, compared to $107.0 million for the nine months ended September 30, 2018. Our Adjusted EBITDA margin for the outpatient rehabilitation segment was 14.4% for both the nine months ended September 30, 2019 and 2018. For the nine months ended September 30, 2019, the increase in Adjusted EBITDA resulted principally from our start-up and newly developed outpatient rehabilitation clinics.

Concentra Segment. Adjusted EBITDA increased 10.5% to $220.0 million for the nine months ended September 30, 2019, compared to $199.1 million for the nine months ended September 30, 2018, which included the operating results of U.S. HealthWorks beginning February 1, 2018. Our Adjusted EBITDA margin for the Concentra segment was 17.9% for the nine months ended September 30, 2019, compared to 17.0% for the nine months ended September 30, 2018. The increases in Adjusted EBITDA and Adjusted EBITDA margin resulted from achieving lower relative operating costs across our combined Concentra and U.S. HealthWorks businesses.

Depreciation and Amortization

Depreciation and amortization expense was $160.1 million for the nine months ended September 30, 2019, compared to $149.0 million for the nine months ended September 30, 2018. The increase principally occurred within our Concentra and critical illness recovery hospital segments. The increase in our Concentra segment was principally due to the acquisition of U.S. HealthWorks, which we acquired on February 1, 2018. The increase in our critical illness recovery hospital segment was principally due to the repeal of certificate of need regulations in the state of Florida effective July 1, 2019; accordingly, the certificate of need intangible assets for our Florida critical illness recovery hospitals were fully amortized during the nine months ended September 30, 2019.

Income from Operations

For the nine months ended September 30, 2019, we had income from operations of $359.5 million, compared to $329.0 million for the nine months ended September 30, 2018. The increase in income from operations resulted principally from our Concentra and rehabilitation hospital segments.

Loss on Early Retirement of Debt

During the nine months ended September 30, 2019, the amendment to the Select credit agreement, the amendment to the Concentra first lien credit agreement, the repayment of term loans outstanding under the Concentra second lien credit agreement, and the redemption of the 6.375% senior notes resulted in losses on early retirement of debt totaling $18.6 million. During the nine months ended September 30, 2018, we amended both the Select credit agreement and the Concentra first lien credit agreement which resulted in losses on early retirement of debt of $10.3 million.

Equity in Earnings of Unconsolidated Subsidiaries

Our equity in earnings of unconsolidated subsidiaries principally relates to rehabilitation businesses in which we are a minority owner. For the nine months ended September 30, 2019, we had equity in earnings of unconsolidated subsidiaries of $18.7 million, compared to $14.9 million for the nine months ended September 30, 2018. The increase in equity in earnings was principally attributable to the growth of certain non-consolidating subsidiaries as a result of our sales of outpatient rehabilitation clinics to these subsidiaries.

Gain on Sale of Businesses

We recognized gains of $6.5 million and $9.0 million during the nine months ended September 30, 2019 and 2018, respectively. The gains were principally attributable to sales of outpatient rehabilitation clinics to non-consolidating subsidiaries.

Interest Expense

Interest expense was $156.6 million for the nine months ended September 30, 2019, compared to $148.0 million for the nine months ended September 30, 2018. The increase in interest expense was principally due an increase in variable interest rates associated with the Concentra credit facilities and an increase in our indebtedness as a result of the acquisition of U.S. HealthWorks on February 1, 2018. We also recognized interest expense on both the 6.250% senior notes and the 6.375% senior notes during August 2019, as the redemption of the 6.375% senior notes occurred on August 30, 2019, while the issuance of the $550.0 million 6.250% senior notes occurred on August 1, 2019.

Income Taxes

We recorded income tax expense of $52.1 million for the nine months ended September 30, 2019, which represented an effective tax rate of 24.9%. We recorded income tax expense of $47.5 million for the nine months ended September 30, 2018, which represented an effective tax rate of 24.4%. For the nine months ended September 30, 2018, the lower effective tax rate resulted principally from the discrete tax benefits realized from certain equity interests redeemed at our Concentra subsidiary.

Net Income Attributable to Non-Controlling Interests

Net income attributable to non-controlling interests was $41.0 million for the nine months ended September 30, 2019, compared to $34.1 million for the nine months ended September 30, 2018. The increase was principally due to the improved operating performance of our Concentra segment and several of our joint venture rehabilitation hospitals.

Liquidity and Capital Resources

Cash Flows for the Nine Months Ended September 30, 2019 and Nine Months Ended September 30, 2018

In the following, we discuss cash flows from operating activities, investing activities, and financing activities.

	Nine Months Ended September 30,
	2018	2019
	(in thousands)
Cash flows provided by operating activities	$380,977	$266,640
Cash flows used in investing activities	(646,542)	(270,710)
Cash flows provided by (used in) financing activities	303,429	(35,145)
Net increase (decrease) in cash and cash equivalents	37,864	(39,215)
Cash and cash equivalents at beginning of period	122,549	175,178
Cash and cash equivalents at end of period	$160,413	$135,963

Operating activities provided $266.6 million of cash flows for the nine months ended September 30, 2019, compared to $381.0 million of cash flows for the nine months ended September 30, 2018. The lower operating cash flows for the nine months ended September 30, 2019, compared to the nine months ended September 30, 2018, was principally driven by the change in our accounts receivable. We experienced an increase in days sales outstanding to 53 days at September 30, 2019, compared to 51 days at December 31, 2018. We experienced a decline in days sales outstanding to 54 days at September 30, 2018, compared to 58 days at December 31, 2017. Our days sales outstanding will fluctuate based upon variability in our collection cycles. Our days sales outstanding fell within our expected range at September 30, 2019 and December 31, 2018.

Investing activities used $270.7 million of cash flows for the nine months ended September 30, 2019. The principal uses of cash were $124.0 million for purchases of property and equipment and $146.9 million for investments in and acquisitions of businesses. Investing activities used $646.5 million of cash flows for the nine months ended September 30, 2018. The principal uses of cash were $515.0 million related to the acquisition of U.S. HealthWorks and $121.0 million for purchases of property and equipment.

Financing activities used $35.1 million of cash flows for the nine months ended September 30, 2019. The principal sources of cash were from the issuance of $550.0 million 6.250% senior notes, $500.0 million of incremental term loan borrowings under the Select credit facilities, and $100.0 million of incremental term loan borrowings under the Concentra first lien credit agreement. These borrowings resulted in net proceeds of $1,132.9 million. A portion of the net proceeds of the senior notes, together with a portion of the proceeds from the incremental term loan borrowings under the Select credit facilities, were used to redeem in full Select’s $710.0 million 6.375% senior notes at a redemption price of 100.000% of the principal amount. The proceeds from the incremental term loans under the Concentra first lien credit agreement were used, in part, to repay the $240.0 million of term loans outstanding under the Concentra second lien credit agreement. We also used $98.8 million and $33.9 million of cash for mandatory prepayments of term loans under the Select credit facilities and Concentra credit facilities, respectively. During the nine months ended September 30, 2019, we had net repayments of $20.0 million under the Select revolving facility.

Financing activities provided $303.4 million of cash flows for the nine months ended September 30, 2018. The principal source of cash was from the issuance of term loans under the Concentra credit facilities which resulted in net proceeds of $779.9 million. This was offset in part by $306.4 million of distributions to non-controlling interests, of which $294.9 million related to the redemption and reorganization transactions executed in connection with the acquisition of U.S. HealthWorks, and $165.0 million of net repayments under the Select revolving facility.

Capital Resources

Working capital. We had net working capital of $180.5 million at September 30, 2019, compared to $287.3 million at December 31, 2018. The decrease in net working capital was principally due to the recognition of current operating lease liabilities upon the adoption of ASC Topic 842, Leases, on January 1, 2019, offset in part by an increase in our accounts receivable.

Select credit facilities.

In February 2019, Select made a principal prepayment of $98.8 million associated with its term loans in accordance with the provision in the Select credit facilities that requires mandatory prepayments of term loans as a result of annual excess cash flow, as defined in the Select credit facilities.

On August 1, 2019, Select entered into Amendment No. 3 to the Select credit agreement dated March 6, 2017. Amendment No. 3, among other things, (i) provided for an additional $500.0 million in term loans that, along with the existing term loans, have a maturity date of March 6, 2025, (ii) extended the maturity date of the Select revolving facility from March 6, 2022 to March 6, 2024, and (iii) increased the total net leverage ratio permitted under the Select credit agreement.

At September 30, 2019, Select had outstanding borrowings under the Select credit facilities consisting of $1,531.1 million in Select term loans (excluding unamortized discounts and debt issuance costs of $22.2 million). Select did not have any borrowings under the Select revolving facility. At September 30, 2019, Select had $411.7 million of availability under the Select revolving facility after giving effect to $38.3 million of outstanding letters of credit.

Select 6.250% senior notes.

On August 1, 2019, Select issued and sold $550.0 million aggregate principal amount of 6.250% senior notes due August 15, 2026. Select used a portion of the net proceeds of the 6.250% senior notes, together with a portion of the proceeds from the incremental term loan borrowings under the Select credit facilities (as described above) in part to (i) redeem in full the $710.0 million aggregate principal amount of the 6.375% senior notes on August 30, 2019 at the redemption price of 100.000% of the principal amount plus accrued and unpaid interest, (ii) repay in full the outstanding borrowings under Select’s revolving facility, and (iii) pay related fees and expenses associated with the financing.

Interest on the senior notes accrues at the rate of 6.250% per annum and is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2020. The senior notes are Select’s senior unsecured obligations which are subordinated to all of Select’s existing and future secured indebtedness, including the Select credit facilities. The senior notes rank equally in right of payment with all of Select’s other existing and future senior unsecured indebtedness and senior in right of payment to all of Select’s existing and future subordinated indebtedness. The senior notes are unconditionally guaranteed on a joint and several basis by each of Select’s direct or indirect existing and future domestic restricted subsidiaries, other than certain non-guarantor subsidiaries.

Select may redeem some or all of the senior notes prior to August 15, 2022 by paying a “make-whole” premium. Select may redeem some or all of the senior notes on or after August 15, 2022 at specified redemption prices. In addition, prior to August 15, 2022, Select may redeem up to 40% of the principal amount of the senior notes with the net proceeds of certain equity offerings at a price of 106.250% plus accrued and unpaid interest, if any. Select is obligated to offer to repurchase the senior notes at a price of 101% of their principal amount plus accrued and unpaid interest, if any, as a result of certain change of control events. These restrictions and prohibitions are subject to certain qualifications and exceptions.

The terms of the senior notes contains covenants that, among other things, limit Select’s ability and the ability of certain of Select’s subsidiaries to (i) grant liens on its assets, (ii) make dividend payments, other distributions or other restricted payments, (iii) incur restrictions on the ability of Select’s restricted subsidiaries to pay dividends or make other payments, (iv) enter into sale and leaseback transactions, (v) merge, consolidate, transfer or dispose of substantially all of their assets, (vi) incur additional indebtedness, (vii) make investments, (viii) sell assets, including capital stock of subsidiaries, (ix) use the proceeds from sales of assets, including capital stock of restricted subsidiaries, and (x) enter into transactions with affiliates. These covenants are subject to a number of exceptions, limitations and qualifications.

Concentra credit facilities. Select is not party to the Concentra credit facilities and are not an obligor with respect to Concentra’s debt under such agreements. While this debt is non-recourse to Select, it is included in Select’s consolidated financial statements.

In February 2019, Concentra Inc. made a principal prepayment of $33.9 million associated with its term loans in accordance with the provision in the Concentra credit facilities that requires mandatory prepayments of term loans as a result of annual excess cash flow, as defined in the Concentra credit facilities.

On April 8, 2019, Concentra Inc. entered into Amendment No. 5 to the Concentra first lien credit agreement. Amendment No. 5, among other things, (i) extended the maturity date of the Concentra revolving facility from June 1, 2020 to June 1, 2021 and (ii) increased the aggregate commitments available under the Concentra revolving facility from $75.0 million to $100.0 million.

On September 20, 2019, Concentra Inc. entered into Amendment No. 6 to the Concentra first lien credit agreement. Amendment No. 6, among other things, (i) provided for an additional $100.0 million in term loans that, along with the existing Concentra first lien term loans, have a maturity date of June 1, 2022 and (ii) extended the maturity date of the revolving facility from June 1, 2021 to March 1, 2022. Concentra Inc. used the incremental borrowings under the Concentra first lien credit agreement to prepay in full all of its term loans outstanding under the Concentra second lien credit agreement on September 20, 2019.

At September 30, 2019, Concentra Inc. had outstanding borrowings under the Concentra credit facilities consisting of $1,240.3 million of Concentra term loans (excluding unamortized discounts and debt issuance costs of $12.7 million). Concentra Inc. did not have any borrowings under the Concentra revolving facility. At September 30, 2019, Concentra Inc. had $87.3 million of availability under its revolving facility after giving effect to $12.7 million of outstanding letters of credit.

Liquidity. We believe our internally generated cash flows and borrowing capacity under the Select and Concentra credit facilities will be sufficient to finance operations over the next twelve months. We may from time to time seek to retire or purchase our outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions, tender offers or otherwise. Such repurchases or exchanges, if any, may be funded from operating cash flows or other sources and will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Use of Capital Resources. We may from time to time pursue opportunities to develop new joint venture relationships with significant health systems and other healthcare providers. We also intend to open new outpatient rehabilitation clinics and occupational health centers in local areas that we currently serve where we can benefit from existing referral relationships and brand awareness to produce incremental growth. In addition to our development activities, we may grow through opportunistic acquisitions.

Recent Accounting Pronouncements

Refer to Note 2 – Accounting Policies of the notes to our condensed consolidated financial statements included herein for information regarding recent accounting pronouncements.